As filed with the Securities and Exchange Commission on April 21, 2005
                                      An Exhibit List can be found on page II-3.
                                                     Registration No. 333-117649


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                        PRE-EFFECTIVE AMENDMENT No. 4 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           EUROWEB INTERNATIONAL CORP.

                 (Name of small business issuer in its charter)



       Delaware                       4899                      13-3696015
(State or other Jurisdiction  (Primary Standard Industrial   (I.R.S. Employer
  of Incorporation or          Classification Code Number)  Identification No.)
  Organization)

                                  1138 Budapest
                              Vaci ut 141. Hungary
                                  +36-1-8897000


              (Address and telephone number of principal executive
                    offices and principal place of business)

                                 Csaba Toro, CEO
                           EUROWEB INTERNATIONAL CORP.
                                  1138 Budapest
                              Vaci ut 141. Hungary
                                  +36-1-8897000
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Gregory Sichenzia, Esq.
                            Stephen M. Fleming, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Flr.
                            New York, New York 10018
                                 (212) 930-9700
                              (212) 930-9725 (fax)

                    APPROXIMATE DATE OF PROPOSED SALE TO THE
                PUBLIC: From time to time after this Registration
                          Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _________

                         CALCULATION OF REGISTRATION FEE

------------------------------- -------------------- ---------------- ------------------ --------------------
   Title of each class of          Amount to be         Proposed        Proposed           Amount of
 securities to be registered       registered           maximum         maximum            registration fee
                                                        offering        aggregate
                                                        price per       offering price
                                                        share
------------------------------- -------------------- ---------------- ------------------ --------------------
Common stock, $.001 par value           3,003,244       $3.47(1)         $10,421,256.68          $1,226.58


------------------------------- -------------------- ---------------- ------------------ --------------------
Total                                   3,003,244                        $10,421,256.68          $1,226.58*
------------------------------- -------------------- ---------------- ------------------ --------------------

   *Previously paid $243.68



(1) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on the average of the high and low closing prices of the Registrant's common stock on the Nasdaq SmallCap Market on April 8, 2005.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

       PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED APRIL 21, 2005

                           EUROWEB INTERNATIONAL CORP.
                               3,003,244 SHARES OF
                                  COMMON STOCK

This prospectus relates to the public offering of an aggregate of 3,003,244 shares of common stock which may be sold from time to time by the selling stockholders of Euroweb International Corp. named in this prospectus. These shares were or are to be issued to the selling stockholders in connection with the following transactions:

     o acquisition of 677,201 shares of common stock were issued to the stockholders ELENDER Business Communications Services Ltd. ("Elender") in connection with the acquisition of Elender by Euroweb; or

     o 2,326,043 shares have been transferred or are transferable pursuant to a Stock Purchase Agreement dated as of January 28, 2005, by and between KPN Telecom B.V. ("KPN Telecom") and CORCYRA d.o.o. ("CORCYRA"), (the "Purchase Agreement"), whereby KPN Telecom sold to CORCYRA 289,855 shares (the "Initial Shares") of our common stock for US $1,000,000 on February 1, 2005 and whereby CORCYRA has also agreed to purchase and, KPN has agreed to sell, KPN Telecom's remaining 2,036,188 shares of our common stock on April 30, 2006; provided, however, that upon 14 days' prior written notice to KPN Telecom, CORCYRA may accelerate the Final Closing to an earlier month-end date as specified in such notice subject to the satisfaction or waiver of all of the conditions to closing set forth in the Purchase Agreement.

Our common stock is traded on the Nasdaq SmallCap Market under the symbol "EWEB". The last reported sales price for our common stock on April 11, 2005, was $3.40 per share.


Investing in these securities involves significant risks.

See "Risk Factors" beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2005.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Euroweb International Corp. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

                                TABLE OF CONTENTS


                                                                       Page

Prospectus summary                                                        3
Risk Factors                                                              4
Use of Proceeds                                                           6
Market for common equity and related stockholder matters                  6
Management's discussion and analysis of financial condition               7
Business                                                                 18
Management                                                               22
Certain relationships and related transactions                           30
Security Ownership and Certain Beneficial Owners and Management          32
Description of securities to be registered                               34
Indemnification for securities act liabilities                           34
Plan of distribution                                                     34
Selling Stockholders                                                     36
Legal Matters                                                            38
Experts                                                                  38
Available Information                                                    38
Index To Financial Statements                                           F-1

                               PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the secured convertible notes to the financial statements.

                           EUROWEB INTERNATIONAL CORP.

We own and operate Internet service providers in Hungary, Romania and Slovakia through our subsidiaries, Euroweb Hungary Rt. ("Euroweb Hungary") and Euroweb Romania S.A. ("Euroweb Romania"). On December 16, 2004, we sold our subsidiary in the Czech Republic (Euroweb Czech Republic spol. s.r.o. - "Euroweb Czech") for cash of $500,000. As a part of the transaction, we also effectively forgave loans receivable from the sold subsidiary of $400,000. On April 15, 2005, we sold Euroweb Slovakia a.s. ("Euroweb Slovakia") for cash of $2,700,000.

We operate in one industry segment, providing Internet access and additional value added services to business customers. For the year ended December 31, 2004, we generated revenues of $36,615,725 and incurred a net loss of $734,454.

Our principal offices are located at 1138 Budapest, Vaci ut 141. Hungary. Our telephone number is +36-1-8897000. We are a Delaware corporation.



The Offering

Common stock offered by selling stockholders........... 3,003,244, which represents  56.23%
                                                        of  our outstanding
                                                        shares of common
                                                        stock

Nasdaq Smallcap  Symbol................................ EWEB



The above information regarding common stock to be outstanding after the offering is based on 5,342,533 shares of common stock outstanding as of April 11, 2005.

On June 9, 2004, we purchased 100% of the common stock of Elender Rt., a Hungarian corporation, from Vitonas Investments Limited, a company registered in Cyprus, Certus Kft., a Hungarian corporation and Rumed 2000 Kft., a Hungarian corporation. Elender Rt. is an Internet service provider located in Hungary that provides internet access to the corporate and institutional (public) sector, including 2,300 schools in Hungary. The total purchase price paid by our company for the acquisition of Elender was as follows:

o cash in the amount of $6,500,000 excluding transaction costs; and o 677,201 shares of our common stock.

We are registering the 677,201 shares of our common stock issued in connection with this transaction in this prospectus.

On January 28, 2005, KPN Telecom and CORCYRA entered into the Purchase Agreement whereby KPN Telecom sold to CORCYRA 289,855 shares of our common stock for US $1,000,000 on February 1, 2005 and whereby CORCYRA has also agreed to purchase and, KPN has agreed to sell, KPN Telecom's remaining 2,036,188 shares of our common stock on April 30, 2006; provided, however, that upon 14 days' prior written notice to KPN Telecom, CORCYRA may accelerate the Final Closing to an earlier month-end date as specified in such notice subject to the satisfaction or waiver of all of the conditions to closing set forth in the Purchase Agreement.

We are registering 2,326,043 shares of our common stock issued in connection with this transaction in this prospectus.

                                  RISK FACTORS

If you purchase shares of our common stock, you will take on a financial risk. In deciding whether to invest, you should consider carefully the following factors, the information contained in this prospectus and the other information to which we have referred. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risk Related to our Business and Industry

We have incurred net losses for the prior periods and we will again incur net losses if we are unable to generate sufficient revenue and control costs.

We incurred net losses of $734,454 for the year ended December 31, 2004 and $1,791,027 for the year ended December 31, 2003 (restated to reflect the acquisition of the remaining 51% of Euroweb Hungary as a transaction between the entities under common control, and recorded in a manner similar to a pooling-of-interest). We may not achieve profitability on a quarterly or annual basis in the future. If revenues grow more slowly than we anticipate or if operating expenses exceed our expectations or cannot be adjusted accordingly, we will continue to incur losses. Our future performance is dependent upon the successful development and marketing of our services and products, about which there is no assurance. Any future success that we might enjoy will depend upon many factors, including factors out of our control or which cannot be predicted at this time. These factors may include changes in or increased levels of competition, including the entry of additional competitors and increased success by existing competitors, changes in general economic conditions, increases in operating costs, including costs of supplies, personnel and equipment, reduced margins caused by competitive pressures and other factors. These conditions may have a materially adverse effect upon us or may force us to reduce or curtail operations.

We could incur material additional expenses, which could reduce our gross margins or increase operating losses, if the Internet service industry becomes subject to additional regulations.

The Internet service industry is not currently subject to direct regulation other than regulation applicable to businesses generally. However, changes in the regulatory environment relating to the telecommunications, Internet and media industries could have an effect on our business, which may be materially adverse to our interests. Additionally, legislative proposals from international, federal, state and foreign governmental bodies in the areas of content regulation, intellectual property, privacy rights and tax issues, could impose additional regulations and obligations upon all online service and content providers, which may be materially adverse to our interests. We cannot predict the likelihood that any such legislation be introduced, nor the financial impact, if any, of the resulting regulation.

Moreover, the applicability to persons engaged in Internet commerce of existing laws governing issues such as intellectual property ownership, libel and personal privacy is uncertain. Recent events relating to the use of online services for certain activities has increased public focus and could lead to increased pressure on foreign and national legislatures to impose regulations on online service providers. The law relating to the liability of entities conducting business over the Internet for information carried on, or disseminated through, their systems is currently unsettled and has been the subject of several recent private lawsuits. In the event that a similar action be initiated against us, costs incurred as a result of such actions could have a material adverse effect on the business of our company.

Our future success is dependent, in part, on the performance and continued service of our Chief Executive Officer and our ability to attract additional qualified personnel. If we are unable to do so our results from operations may be negatively impacted.

Our success will be dependent on the personal efforts of Csaba Toro, Chief Executive Officer. The loss of the services of Mr. Toro could have a material adverse effect on our business and prospects. We do not have and do not intend to obtain "key-man" insurance on the life of any of our officers. The success of our company is largely dependent upon our ability to hire and retain additional qualified management, marketing, technical, financial and other personnel. Competition for qualified personnel is intense, and there can be no assurance that we will be able to hire or retain additional qualified management. The inability to attract and retain qualified management and other personnel will have a material adverse effect on our company as our key personnel are critical to our overall management as well as the development of our technology, our culture and our strategic direction.

Our wholly owned subsidiary, Euroweb Romania, is highly dependent on one customer, Pantel Rt. ("Pantel"), which was owned by KPN Telecom B.V. If Pantel were to terminate our relationship, our results from operations would be materially impacted. On February 28, 2005, KPN Telecom B.V. completed the sale of its interest in Pantel Rt.

The majority owner of Pantel Rt. is KPN Telecom B.V., which also owns 38.11% of our common stock. Such ownership has strengthened the commercial relationship between the two companies, which has resulted in a high level of dependency in the case of Euroweb Romania. Approximately 80% of total sales of Euroweb Romania are directly or indirectly dependent upon the relationship with Pantel Rt. In addition, in February 2004 a Service Contract was entered between Euroweb Hungary and its subsidiaries and Pantel Rt., whereby Euroweb Hungary agreed to buy services from Pantel Rt. on an annual basis of HUF 600,000,000 (approximately $3 million) plus value added tax during the three following years. In the event that the Euroweb Hungary does not satisfy this annual commitment, it is required to pay to Pantel Rt. a penalty equal to 25% of the annual commitment less any services purchased. We have agreed to guarantee the payment of the annual commitment. Further, we have also agreed to guarantee a loan in the amount of HUF 245,000,000 (approximately $ 1.2 million) plus interest payable by a Euroweb Hungary subsidiary to Pantel Rt. Despite the fact that co-operation is based on arm's length agreements, disagreements between the management of Pantel Rt. and our company, or an effective change of ownership in one or both companies, may result in the loss of the Pantel Rt. related revenues and their significant margin or the services provided by Pantel to our company. In 2004, KPN Telecom B.V. announced its intention to divest its interest in Pantel Rt., with certain sale agreements being signed with a view to final consummation in 2005. In addition, on January 28, 2005, KPN entered into a Stock Purchase Agreement whereby it sold to CORCYRA 289,855 shares of our common stock for US $1,000,000 on February 1, 2005 and has also agreed to sell its remaining 2,036,188 shares of our common stock on or prior to April 30, 2006. On February 28, 2005, KPN Telecom announced that the sale of KPN NV's 75.1% interest in Pantel Rt. to Hungarian Telephone and Cable Corp. had been completed. Therefore, Pantel is no longer considered a related party effective March 1, 2005. In addition, on January 28, 2005, KPN Telecom entered into a Stock Purchase Agreement whereby it sold to CORCYRA 289,855 shares of our common stock for US $1,000,000 on February 1, 2005 and also agreed to sell its remaining 2,036,188 shares of our common stock on or prior to April 30, 2006, which CORCYRA may purchase sooner.

Increased competition in the Internet service industry may make it difficult for our company to attract and retain customers and to maintain current pricing levels.

The market for Internet-based products and services is intensely competitive, rapidly evolving and subject to rapid technological change. We expect competition to persist, intensify and increase in the future. Such competition could materially adversely affect our business, operating results or financial condition.

As a result of the acquisition of the remaining interest of Euroweb Hungary and 100% of Elender in 2004, we face the following direct competition on the Hungarian Internet market:

o Axelero (incumbent Matav's subsidiary);
o Pantel Rt.;
o Enternet;
o GTSHungary; and
o Interware.

Romania's Internet market is in the initial phase of development. At present, other then Euroweb Romania, there are several other data transmission companies providing internet services, which also cover the entire territory of Romania:

o RDS;
o GTS Romania;
o Equant;
o Connex; and
o Romtelecom.

We believe that the main competitors of Euroweb Slovakia are four of the largest or most active providers in Slovakia:

o Nextra;
o GTS Slovakia;
o SLOVANET; and
o the incumbent telecom operator, Slovak Telecom.

All of the above are all also providing internet services. Both Nextra and GTS have a customer base similar to ours.

We may face intense competition from other companies directly involved in the same business and also from many other companies offering products, which can be used in lieu of those offered by our company. Competition can take many forms, including convenience in obtaining products, service, marketing and distribution channels. We may not be able to compete successfully against current or future competitors, which may materially adversely affect our business, operating results or financial condition.



Risks Related to our Common Stock

The substantial number of shares that are or will be eligible for sale, including the 3,003,244 shares of common stock being registered pursuant to this prospectus would represent approximately 56% of our total outstanding shares, which could cause our common stock price to decline even if we are successful in operations.

Sales of significant amounts of common stock in the public market, or the perception that such sales may occur, could materially affect the market price of our common stock. These sales might also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. We are registering 3,003,244 shares of common stock pursuant to our prospectus, which represent approximately 56% of our total outstanding.

We have anti-takeover provisions, which could inhibit potential investors or delay or prevent a change of control that may favor you.

Some of the provisions of our certificate of incorporation, our bylaws and Delaware law could, together or separately, discourage potential acquisition proposals or delay or prevent a change in control. In particular, our board of directors is authorized to issue up to 5,000,000 shares of preferred stock (less any outstanding shares of preferred stock) with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock. The net proceeds from the sale of our common stock will go to the selling stockholders, which received their shares in connection with our acquisition of Elender Rt.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on the Nasdaq SmallCap Market ("Nasdaq") under the symbol "EWEB". On August 30, 2001, the shareholders approved a one-for-five reverse stock split of our common stock.

The following table sets forth the high and low bid prices for our common stock during the periods indicated as reported by Nasdaq. The prices reported reflect inter-dealer quotations, and may not represent actual transactions and do not include retail mark-ups, mark-downs or commissions.



                                    High                      Low
Quarter Ending:                    ------                    ------

2002
----
March 31, 2002                      2.95                      1.47
June 30, 2002                       2.85                      1.84
September 30, 2002                  2.50                      1.88
December 31, 2002                   2.14                      1.72


2003
----
March 31, 2003                      3.73                      1.53
June 30, 2003                       3.25                      1.92
September 30, 2003                  8.30                      2.45
December 31, 2003                   4.82                      3.10

2004
----
March 31, 2004                      7.45                      3.70
June 30, 2004                       6.20                      3.25
September 30, 2004                  3.74                      2.13
December 31, 2004                   5.56                      2.40

2005
----
March 31, 2005                      4.03                      2.93



Holders of Common Stock

As of April 11, 2005, we had 5,342,533 shares of common stock outstanding and 177 shareholders of record and approximately 6,153 beneficial owners who hold their shares in street names.


Dividend policy

It has been our policy to retain earnings, if any, to finance the development and growth of its business. We do not intend to pay dividends in the foreseeable future.

Equity Compensation Plans


The following is information on our equity compensation plans as of December 31, 2004:


------------------------------- ---------------------------- ---------------------------- ----------------------------
Plan Category                   Number of shares to be       Weighted-average exercise    Number of shares remaining
                                issued upon exercise of      price of outstanding         available for future
                                outstanding options and      options and warrants         issuance under equity
                                warrants                                                  compensation plans
------------------------------- ---------------------------- ---------------------------- ----------------------------
Approved by security holders              391,000                       $5,16                       435,000
------------------------------- ---------------------------- ---------------------------- ----------------------------
Not approved by security                  263,000                        $5,6                             -
holders
------------------------------- ---------------------------- ---------------------------- ----------------------------
Total                                     654,000                       $5,33                       435,000
------------------------------- ---------------------------- ---------------------------- ----------------------------


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                             AND PLAN OF OPERATIONS

Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

o    discuss our future expectations;
o contain projections of our future results of operations or of our financial condition; and
o    state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Overview

We own and operate Internet Service Providers in Hungary and Romania through our subsidiaries, Euroweb Hungary and Euroweb Romania. On December 16, 2004, we sold Euroweb Czech and no longer have operations in the Czech Republic. On April 15, 2005, we sold our interest in Euroweb Slovakia and, therefore, in 2005, Euroweb Slovakia will be considered discontinued operations for U.S. reporting purposes.

We operate in one industry segment, providing Internet access and additional value added services to business customers.

Our revenues come from the following four sources:

o Internet Service Provider (Internet access, content and web services, other services);
o    International/domestic leased line and Internet Protocol data services;
o    Voice over Internet Protocol services; and
o Facilities (sale, rental and maintenance of dark fiber between the Hungarian border and the Romanian City of Timisoara).

For the services in the second and third points in Romania, our main customer in 2004 and 2003 was Pantel Rt, which was a related party. On February 28, 2005, it was announced that the sale of KPN NV's 75.1% interest in the Pantel business to the Hungarian Telephone and Cable Corp. had been completed. As a result, we are no longer a related party with Pantel as of March 1, 2005.

As an Internet Service Provider, we generally did not build out optical fibers in the past, instead entering into a number of agreements with infrastructure owners and telecom companies to buy internet and telecom services and resell them to our customers. We also provide value added services and more comprehensive solutions to our customers (additional services through domain, web, hosting, application development, technical support, VPN, advising, voice services etc.) Such a structure enables our company to avoid significant capital expenditures on network development. However, without our own infrastructure, our ability to compete with other Internet Service Providers and telecom companies is limited due to existing access costs. In order to mitigate the impact of newly introduced cheaper technology and competition, we took several steps, including the following:

o Built strategic partnership with telecom companies;
o Increased the value added services and offered more comprehensive solutions; o Introduced voice and international/domestic leased lines services; o Started to build its own optical fiber network in Romania; and o Made acquisitions to ensure economies of scale and utilize synergies.

This strategy has resulted in increased revenues and a reduction of losses since 2002 and has also increased our cash generating ability.

Related party transactions - Pantel Telecommunications Rt. (or "Pantel Rt.")

General: Our largest customer and supplier since early 2001 has been Pantel Rt., a Hungary-based alternative telecommunications provider. Pantel operates within the region and has become a significant trading partner for Euroweb Romania through the provision of a direct fibre cable connection which enables companies to transmit data to a variety of destinations by utilizing the international connections of Pantel Rt. As a result, Euroweb Romania became the preferred, but not exclusive partner of Pantel Rt. for services in Romania. In addition to this, Euroweb Hungary utilizes significant telecom services from Pantel Rt. Due to the fact that a significant portion of our revenue is generated by international/domestic leased line and Voice over Internet Protocol services, a number of our representatives have moved to the premises of Pantel Rt. in order to improve co-operation on international projects.

After the acquisition and consolidation of Euroweb Hungary and Elender Rt. in 2004, the balance and volume of transactions with Pantel Rt. has changed significantly. First, the net receivable position in the past (related party receivables less related party liabilities) has changed to a net liability position through the large trade and loan liability position of Euroweb Hungary to Pantel Rt. Second, sales dependency on Pantel Rt. (i.e. percent of consolidated sales derived from Pantel Rt.) will decrease as Euroweb Hungary and Elender Rt. have insignificant sales to Pantel Rt. Third, dependency on Pantel Rt. as the main supplier of the Company increased as Pantel Rt. is also the main supplier of Euroweb Hungary.

Transactions: Both Euroweb Hungary and Euroweb Romania engage in the following transactions with Pantel Rt.:

(a) Pantel Rt. receives revenue from the provision of the following services to the Company and its subsidiaries:

-    Internet and related services;
-    National and international leased and telephone lines;
-    VOIP services; - Consulting services; and
-    Interest on a loan to the Company.

The total amount of telecom related services were USD $6,198,505 (2003:
$5,796,350 - restated) during the year ended December 31, 2004. Additionally $154,761 (2003: $292,864 - restated) is interest expense (2004) and consulting fees (2003).

(b) Our company and our subsidiaries received revenue from the provision of the following services to Pantel Rt.:

- Cost of international leased lines and local telephone lines in Slovakia and Romania;
- International/national data and voice over internet protocol services for Pantel;
-    Internet and related services;
-    Consulting services; and - Commission.

Total value of these services were approximately $8,503,939 (2003: $5,740,709 restated) for the year ended December 31, 2004.

During the year ended December 31, 2004, direct sales to Pantel Rt. were 23% (2003: 26% - restated) of total consolidated revenues. However, the dependency on Pantel is even more significant. Some third party sales of Euroweb Romania involve Pantel Rt. as the subcontractor/service provider for the international/domestic lines (hence the revenues related to Pantel Rt. are greater than the amounts paid to Pantel Rt.), and some third party customers are also clients of Pantel Rt. outside of Romania (i.e. their relationship with Pantel is stronger than their relationship with Euroweb Romania).

Effective dependency on Pantel Rt. - taking into account direct and Pantel Rt. -related sales - represents approximately 30% of total consolidated revenues of our company and approximately 80% of total sales of Euroweb Romania in 2004. There is no such dependency in the case of Euroweb Hungary or Euroweb Slovakia.

With respect to pricing, agreements are made at market prices or a split of the margin based on the financial investment into the specific services by each of the parties. We always consider alternative suppliers for each individual project.

On February 28, 2005, KPN Telecom (the majority owner of Pantel Rt. and our largest shareholder), completed the sale of its entire interest in Pantel Rt. Therefore, Euroweb is no longer related party with Pantel from March 1, 2005.

It cannot be predicted in advance whether these changes will have an influence on the business relationship between our company and Pantel Rt. However, management believes - although it cannot be assured - that the current business agreements were made on arms-length principles and are beneficial to both parties, and therefore significant changes may not occur.

We have not experienced material changes in the mutual relationship in the first quarter of 2005 with Pantel Rt. Acquisitions and disposals

(a) Acquisition of remaining 51% of Euroweb Hungary Rt.

The Hungarian operations are conducted through Euroweb Hungary Rt. In February 2004, we acquired the remaining 51% of Euroweb Hungary Rt. that we did not already own from Pantel Telecommunication Rt. ("Pantel Rt.") and is fully consolidated in the financial statements for all periods presented.


The consideration paid by our company for the 51% interest comprised EUR 1,650,000 (USD $2,105,000) in cash, and a guarantee that Euroweb Hungary Rt. will purchase at least HUF 600 million (approximately $3 million) worth of services from Pantel Rt. in each of the three years ending December 31, 2006.

(b) Acquisition of Elender Business Communications Rt. ("Elender Rt.")

On June 9, 2004, we acquired all of the outstanding shares of Elender Rt., an Internet Service Provider ("ISP") located in Hungary. Consideration paid of USD $9,350,005 consisted of USD $6,500,000 in cash and 677,201 of our common shares valued at USD $2,508,353 excluding registration cost, and USD $341,652 in transaction costs (consisting primarily of professional fees incurred related to attorneys, accountants and valuation advisors). The results of Elender Rt. have been included in our consolidated financial statements from the date of acquisition.

In accordance with the purchase method of accounting prescribed by SFAS No. 141 "Business Combinations" ("SFAS 141"), we allocated the consideration to the tangible net assets and liabilities and intangible assets acquired, based on their estimated fair values. The consideration has been allocated as follows:

       Fair value of Elender Rt.'s recorded assets acquired and
       liabilities assumed                                            1,379,404
       Identified intangibles - customer contracts                    2,730,420
       Excess purchase price over allocation to identifiable
       assets and liabilities (Goodwill)                              5,240,181
                                                                    -----------
      Total Consideration                                           $ 9,350,005
                                                                    ===========
 In performing this purchase price allocation of acquired intangible assets we considered our intention for future use of the assets, analyses of historical financial performance and estimates of future performance of Elender Rt.'s services, among other factors. Acquired identifiable intangible assets obtained in our acquisition of Elender Rt. relate to customer contracts which are being amortized over the estimated useful life of 2.5 years.

We estimated the fair values of the identified intangibles - customer contracts using the "income" valuation approach and discount rates ranging from 16% to 18%. The discount rates selected were based in part on our weighted average cost of capital and determined after consideration of our rate of return on debt and equity, and the risk associated with achieving forecasted cash flows.

The excess of the purchase price over the fair value of the identifiable tangible and intangible net assets acquired was assigned to goodwill. In accordance with SFAS No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"), goodwill will not be amortized but will be tested for impairment at least annually.

Although the former owners of Elender Rt. received shares of common stock of our company, each of the former owners of Elender Rt. currently holds less than 10% of the outstanding shares of common stock in our company. Therefore, they are not considered related parties and those transactions are shown as third party transactions in the accompanying consolidated financial statements of our company.

(c) Disposal of Euroweb Czech Republic

On December 16, 2004, we sold 100% of Euroweb Czech for cash of $500,000. However, as a part of the transaction, we effectively forgave $400,000 of loans receivable from Euroweb Czech. We realized a gain on disposal of approximately $409,000 on this sale. The results of Euroweb Czech are shown as discontinued operations in the accompanying financial statements.

Critical Accounting Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements that have been prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP"). This preparation requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. US GAAP provides the framework from which to make these estimates, assumptions and disclosures. We choose accounting policies within US GAAP that management believes are appropriate to accurately and fairly report our operating results and financial position in a consistent manner. Management regularly assesses these policies in light of current and forecasted economic conditions. Although we believe that our estimates, assumptions and judgments are reasonable, they are based upon information presently available. Actual results may differ significantly from these estimates under different assumptions, judgments or conditions for a number of reasons. Our accounting policies are stated in Note 1 to the 2004 Consolidated Financial Statements. We identified the following accounting policies as critical to understanding the results of operations and the effect of the more significant judgments and estimates used in the preparation of the consolidated financial statements: impairment of goodwill, allowance for doubtful accounts, stock-based compensation.

Impairment of Goodwill: We adopted Statement of Financial Accounting Standard No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets," which establishes that goodwill acquired in a business combination are no longer amortized but rather are tested at least annually for impairment. These policies require us to make significant and subjective estimates and assumptions, which are sensitive to deviations from actual results. In particular, we make estimates regarding future undiscounted cash flows from the use of goodwill in assessing potential impairment whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable. Since there were some events or changes in circumstances in the past, the carrying value of goodwill were impaired by $887,957 (restated) in 2003 as we recorded adjustments to the carrying value of these assets. We cannot assure that there will be no future events or changes in cash flow estimates or other circumstance, which may significantly change the carrying value of goodwill.

Allowance for Doubtful Accounts: We make judgments as to our ability to collect outstanding accounts receivable and provide an allowance for a portion of our accounts receivable when collection becomes doubtful. We also make judgments about the creditworthiness of customers based on ongoing credit evaluations and the aging profile of customer accounts receivable and assess current economic trends that might impact the level of credit losses in the future. Historically, our allowance for doubtful accounts has been sufficient to cover our actual credit losses. However, since we cannot predict changes in the financial stability of our customers, we cannot guarantee that our allowance will continue to be sufficient. If actual credit losses are significantly greater than the allowance that we have established, this would increase our operating expenses and our reported net loss.

Stock-Based compensation: We apply the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations including FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25". to account for its stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") and FASB Statement No. 148 Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123".established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by existing standards we elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123, as amended. The FASB has recently issued Statement 123R which requires expense recognition for stock options and other types of equity-based compensation based on the fair value of the options at the grant date. Additionally, the FASB is evaluating how to develop a measure of the fair value of an option. As a result, we will be required to recognize expense related to stock options and other types of equity-based compensation in future periods. Additionally, we may be required to change our method for determining the fair value of stock options. This will result in the increase of compensation expense and related cost in the profit and loss statement.

Acquisition Related Assets and Liabilities: Accounting for the acquisition of a business as a purchase transaction requires an allocation of the purchase price to the assets acquired and the liabilities assumed in the transaction at their respective estimated fair values. The most difficult estimations of individual fair values are those involving long-lived assets, such as property, plant and equipment and intangible assets. We use all available information to make these fair value determinations and, for major business acquisitions, engage an independent valuation specialist to assist in the fair value determination of the acquired long-lived assets. Due to inherent subjectivity in determining the estimated fair value of long-lived assets and the value of business acquisitions that we have completed, we believe that the recording of acquired assets and liabilities is a critical accounting policy.

Accounting for Income Taxes: We recognize deferred tax assets and liabilities for the expected future tax consequences of transactions and events. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. If necessary, deferred tax assets are reduced by a valuation allowance to an amount that is determined to be more likely than not recoverable. We must make significant estimates and assumptions about future taxable income and future tax consequences when determining the amount of the valuation allowance. In addition, tax reserves are based on significant estimates and assumptions as to the relative filing positions and potential audit and litigation exposures related thereto.

Commitments and contingencies

Our subsidiaries have entered into various capital leases for vehicles and internet equipment, as well as non-cancelable operational agreements for office premises.

On June 1, 2004, Elender Rt. (which has now been merged with Euroweb Hungary Rt.) entered into a bank loan agreement with Commerzbank (Budapest) Rt. The agreement consists of a loan facility of HUF 300 million (approximately $1.67 million) of which approximately $1,070,000 was outstanding at December 31, 2004. The loan is being repaid in quarterly installments of HUF 14.5 million (approximately $80,000), commencing November 30, 2004. The interest rate is BUBOR (Budapest Interbank Offered Rate) + 1.35%.

Notes payable of approximately $808,000 relate to outstanding liabilities to three previous shareholders of Elender Rt.: Vitonas Investments Limited, Certus Kft. and Rumed 2000 Kft. The outstanding amount is payable in four equal quarterly installments of HUF 36.438 million (approximately $202,000), with the final payment on December 31, 2005.

During 2002 Pantel Rt., a related party, provided a loan of HUF 245,000,000 (approximately $ 1.36 million using 2004 exchange rate) to a subsidiary of our company. The loan bears interest at a rate of 13% and is repayable in five equal installments from December 2004 semi-annually until the end of 2006. The year-end balance reflects the payment made in December 2004.

The following table summarizes the commitments as of December 31, 2004 described above:

----------------------------------- ---------------- ------------- ------------ ------------- -----------
Contractual Cash Obligations             2005            2006         2007          2008      After 2008
----------------------------------- ---------------- ------------- ------------ ------------- -----------
Capital leases                      $   284,463      $   94,201    $  54,159             -             -
----------------------------------- ---------------- ------------- ------------ ------------- -----------
Operational leases                  $   592,019      $  592,019    $ 542,019    $  442,019             -
----------------------------------- ---------------- ------------- ------------ ------------- -----------
Employment agreements (1)           $   425,000      $  200,000            -             -             -
----------------------------------- ---------------- ------------- ------------ ------------- -----------
Purchase commitment                 $ 3,000,000      $3,000,000            -             -             -
----------------------------------- ---------------- ------------- ------------ ------------- -----------
Related party note payable          $   543,568      $  543,568            -             -             -
----------------------------------- ---------------- ------------- ------------ ------------- -----------
Bank loan payable                   $   321,704      $  321,704    $ 321,704       103,677             -
----------------------------------- ---------------- ------------- ------------ ------------- -----------
Note payable                        $   808,441               -            -             -             -
----------------------------------- ---------------- ------------- ------------ ------------- -----------
Interest on loan and note payable(2)$   271,000      $  123,000    $  34,000    $    2,000             -
----------------------------------- ---------------- ------------- ------------ ------------- -----------
Total Contractual Cash Obligations  $ 5,975,195      $4,751,492    $ 917,882    $  545,696             -
----------------------------------- ---------------- ------------- ------------ ------------- -----------

(1) Csaba Toro's salary without bonus and fixed term contracts of two managers
(2) based on estimation, subject to change due to interest, exchange rate movements, prepayment of loans or utilization of additional loan and overdraft facilities

In addition to the above contractual cash obligations, our subsidiary in Romania has entered into a 20 year Indefeasible Right of Use agreement whereby for the duration of the agreement, Euroweb Romania is obliged to use all reasonable endeavours to ensure the Cable System is maintained in efficient working order and in accordance with industry standards. The total consideration of $920,000 has already been received, and is being accounted for as an operating lease.

We are also obliged to pay a $2,000 per day penalty ($170,000 as of December 31, 2004) if the registration of the 677,201 shares (which is currently in progress), issued as part of the purchase consideration for Elender was not effected by October 2004. The penalty is payable until the effective date of registration if the delay is attributable to the fault of our company. The Company is presently in discussion with the former shareholders of Elender to obtain a waiver of the penalty, if any, and therefore this contingency is not incorporated in the above table.

Due to our strategy of aggressive acquisition, we may seek to incur additional material debts, which are not reflected in the table above.

Results of Operations

Year Ended December 31, 2004 compared to Year Ended December 31, 2003

Due to the acquisition of Elender Rt. from June 9, 2004, the profit and loss statements for the year ended December 31, 2004 and 2003 are not comparable from an organic growth point of view. We finalized the legal and organizational merger of Euroweb Hungary and Elender Rt. in the fourth quarter of 2004, and it expects to realize certain synergy effects from 2005 onwards.

On February 12, 2004, we purchased the remaining 51% of Euroweb Hungary shares that we did not already own from Pantel Rt. As this was a transaction between entities under common control (at the date of the acquisition, KPN owned 50.17% of the voting common shares of the Company and 75% of the voting common shares of Pantel Rt.), the transaction was recorded in a manner similar to a pooling-of-interest, and accordingly the 2003 historical consolidated financial statements have been restated to include the financial position, results of operations and cash flows of Euroweb Hungary for all periods presented.

Year ended December 31,                          2004        2003 (restated)
                                             ------------    ---------------
              Total Revenues                 $ 36,615,725       $ 22,117,058

We experienced a 65% revenue growth, or an increase of $14,498,667, for the twelve months ended December 31, 2004 compared to the twelve months ended December 31, 2003. The increase was mainly due to the acquisition of Elender Rt. and increase in VOIP services.

The following table summarizes the main changes in revenue compared to the previous year with respect to the revenue structure:


Revenue / services                           2004            2003 (restated)       % change
------------------------------------ --------------------- --------------------- --------------
ISP activity                         $     22,230,572      $     10,832,514           +105%
------------------------------------ --------------------- --------------------- --------------
Int./dom. leased line *(a)           $      6,515,664      $      6,487,607             +1%
------------------------------------ --------------------- --------------------- --------------
VOIP (Hungary and Romania)           $      7,755,215      $      4,511,604            +71%
------------------------------------ --------------------- --------------------- --------------
Facilities (a)                       $        114,274      $        285,333            -60%
------------------------------------ --------------------- --------------------- --------------
Total                                $     36,615,725      $     22,117,058             65%

* - primarily Pantel or Pantel related sales,
(a) substantially all generated by the Romanian subsidiary
ISP revenue analysis

An estimated 78% (approximately $ 9.5 million) of the increase in ISP revenue is due to the acquisition of Elender Rt. The remaining growth of ISP revenue (22%) can be attributed to the weakness of the US Dollar (10%-13% depreciation of dollar depending on comparisons with Hungary, Romania, Slovakia) and organic growth compared to the previous year. Due to economic conditions and pricing issues, customers - having access type services - generally transfer from higher monthly fee subscriptions (such as leased line) to lower monthly fee subscriptions (e.g. ADSL). Although the number of total customers has increased compared to previous periods, organic revenue growth possibilities in this segment are limited due to the structural change in utilized service types by the customers.

International/national Leased Line revenue analysis

Revenue from international leased lines and IP data services produced by Euroweb Romania has stagnated comparing to last year. This service is provided in relationship with Pantel Rt.'s client base and services, and is generally provided to a small number of Internet Service Providers, telecommunication firms, and other international companies. Due to developments in the Romanian market in the last few years, these individually agreed wholesale prices have started to drop (by at least 20% to more than 50%). Despite price erosion, the Company was able to secure new contracts (including a government contract) in order to offset the negative trends in the international leased line segment. Additionally, Euroweb Romania has started to increase the proportion of domestic leased lines customers and has achieved an increase from 103 to 269 by the end of 2004.

VOIP Service revenue analysis

--------------------------------------------- -------------------- --------------------- ---------------
VOIP services revenue                                2004            2003 (restated)        % change
--------------------------------------------- -------------------- --------------------- ---------------
Retail voice origination                      $      585,203       $       492,689             +18%
--------------------------------------------- -------------------- --------------------- ---------------
Wholesale voice termination                   $    5,183,000       $     2,413,932            +114%
--------------------------------------------- -------------------- --------------------- ---------------
Neophone prepaid phonecard  (Hungary)         $    1,987,012       $     1,604,983             +23%
--------------------------------------------- -------------------- --------------------- ---------------
Total                                         $    7,755,215       $     4,511,604             +71%
--------------------------------------------- -------------------- --------------------- ---------------

Retail voice origination is provided to corporate customers over leased lines. Such services enable the customers to reduce their costs of the international, long distance and local calls, which they initiate. 35% of revenue is generated in Romania, while the remaining 65% is generated in Hungary. From 2005, the Hungarian subsidiary introduced a new voice product, Neophone Deal, which is a more convenient and cheaper way for companies to reduce their voice costs. Consequently future increases from this product is limited, though new voice service categories will be introduced. The services are mostly denominated in local currency, therefore in Dollar terms the overall increase is less than 7% due to the depreciation of the US Dollar.

Wholesale voice termination represents voice minutes received from Pantel Rt. and forwarded to Romanian telecommunication companies. Such services have increased by 114%, but the margin has fallen in 2004 as the Company changed its wholesale voice termination business model in the middle of 2003, which resulted in a reduction in wholesale margins of more than 10%. It is a price sensitive service which is also affected by the regulatory environment in Romania. The service bears a high risk that the voice traffic may be completely eliminated if a strategic decision is made by Pantel to use alternative providers or customers can obtain better termination rates from competitors. Such volume reductions may occur at any time, although the impact on the result of operation will be limited as margins are low. Less than 10% of the increase can be attributed to the weakening of the US Dollar from 2003 to 2004 against local currencies.

Neophone prepaid phonecards enable users (private individuals) to make cheaper domestic or international calls compared to the rates of the incumbent telecom operators, and were first introduced three years ago in Hungary. During this time, the number of users and voice traffic has continuously and significantly increased. For the year ended December 31, 2004, revenues from phone card traffic increased by 23% compared to the previous year mainly due to volume increases and the appreciation of the Hungarian Forint by approximately 10%. From 2004, the competition has introduced aggressively low prices: up to 50% discounts depending on the destination of calls compared to previous periods. Consequently, the Company also had to reduce its prices, and so this development may restrict the increase of such revenues in the following quarters.

Facilities revenue analysis

Revenues from facilities consist of lease and sale of fiber optic cables. In 2003, a fibre optic sale transaction resulted in revenues of approximately $190,000. This sales revenue is not expected to continue in the future.

Geographic revenue analysis

The following table summarizes the main changes in revenue compared to the previous year with respect to the geographical source of revenue:

-------------------- --------------------- --------------------- ------------
Revenue/country              2004            2003 (restated)      Change in
                                                                      %
-------------------- --------------------- --------------------- ------------
Slovakia             $          3,827,738  $          3,424,633         +11%
-------------------- --------------------- --------------------- ------------
Hungary              $         19,150,985  $          8,519,346        +124%
-------------------- --------------------- --------------------- ------------
Romania              $         13,637,002  $         10,173,079         +34%
-------------------- --------------------- --------------------- ------------
Total                $         36,615,725  $         22,117,058         +65%
-------------------- --------------------- --------------------- ------------

Slovakia has increased its revenue by 11%, which can be divided into two parts:
(a) an increase of $644,719 in domain revenue and (b) a decrease of $241,614 in other ISP revenue, compared to 2003. The effect of the strengthening of the Slovak Koruna against the US Dollar is approximately 13%, and therefore the revenue in local currency has stagnated.

Elender Rt. has been consolidated from June 9, 2004, and consequently the Hungarian operations have doubled, mainly (approximately 89%) due to this acquisition. Approximately 10% of the increase in Hungary is because the Hungarian Forint has also strengthened against the US Dollar, while the remaining part is attributable to organic growth.

The Romanian operations have experienced a 34% or $3,463,923 revenue increase compared to the prior period. Approximately 80% of this increase can be attributed to the increased wholesale voice termination, while the remaining is mainly in connection with the increased revenue from ISP activity.

Cost of revenues (excluding depreciation and amortization)

The following table summarizes our cost of revenues (excluding depreciation and amortization) for the year ended December 31, 2004 and 2003:

Year ended December 31,                         2004    2003 (restated)
                                        ------------    ---------------
              Total cost of revenues    $ 23,432,499       $ 13,952,186

Cost of revenues (excluding depreciation and amortization) comprise mostly telecommunication expenses. The increase of 68% is consistent with the overall increase of revenues of 65%.

Compensation and related costs

The following table summarizes our compensation and related costs for the year ended December 31, 2004 and 2003:

Year ended December 31,                               2004     2003 (restated)
                                               ------------    ---------------
              Compensation and related costs   $  4,182,977    $    2,814,868

Overall compensation and related costs increased by 48% (approximately $1,368,000) due mainly to the following factors: increase due to acquisition of Elender Rt. in June 2004 (estimated at approximately $500,000), an increase in compensation and accrued bonus for CEO ($154,000), and new management ($192,000). The remaining increase of $522,000 is due to increase of salaries and payroll costs in subsidiaries (approximately 50%) and the effect of the appreciation of Hungarian and Slovak currencies against the US Dollar (approximately 50%).

Consulting and professional fees

The following table summarizes our consulting and professional fees for the year ended December 31, 2004 and 2003:

Year ended December 31                                 2004    2003 (restated)
                                                ------------    ---------------
              Consulting and professional fees  $  2,829,025    $    2,074,565

An estimated 85% of the $754,460 increase can be attributed to the acquisition of Elender Rt. in June 2004 ($535,000), while the remaining part is due to increased legal and consultancy costs associated with growth of the business.

Other selling, general and administrative expenses

The following table summarizes our other selling, general and administrative expenses for the year ended December 31, 2004 and 2003:

Year ended December 31                                  2004     2003 (restated)
                                                   -----------   ---------------
Other selling, general and administrative expenses $ 4,237,848    $   2,458,429

Overall other selling, general and administrative expenses increased by 66% (approximately $1,779,000) mainly due to the acquisition of Elender Rt. in June 2004. The main categories are as follows: increase in marketing cost mainly due to the operational merger of Euroweb Rt. ($662,000), increase in insurance costs due to Officers and Directors Insurance - ($ 239,000 - a new policy effective from end of 2003), increase in provision on bad debts ($200,000), increase in repair and maintenance due to merge of the Hungarian subsidiaries ($222,000), and an increase in telecommunication taxes in Romania ($163,000). The remaining part can be attributed to other cost categories and the appreciation of the Hungarian, Romanian and Slovak currencies against the US Dollar.

Depreciation and amortization

The following table summarizes our depreciation and amortization for the year ended December 31, 2004 and 2003:

Year ended December 31,                                      2004    2003 (restated)
                                                     ------------    ---------------
Depreciation                                           $1,933,632         $1,569,224
Amortization of intangibles                            $  677,132         $   66,909
Impairment of intangibles                                       -         $  100,364
Impairment of goodwill                                          -         $  887,957
              Total depreciation and  amortization     $2,610,764         $2,624,454

Depreciation has increased by $364,408 in the year ended December 31, 2004 compared to the same period in 2004. Although depreciation increased by $362,217, this can be attributed to two main items: the acquisition and consolidation of Elender Rt. (over $700,000), which was offset by the reduction (over $350,000) of depreciation in Euroweb Hungary Rt. due to certain high-value computer equipment having been fully depreciated by 2003.

Amortization of intangibles of $677,132 in 2004 relates to certain customer contracts of Elender Rt, which were recognized as intangible assets upon acquisition. The 2003 figure relates to amortization of intangibles related to customer lists of Euroweb Romania (which were also fully impaired in 2003).

Net interest income

The following table summarizes our net interest income for the year ended December 31, 2004 and 2003:

Year ended December 31,                            2004       2003 (restated)
                                              ------------    ---------------
Interest income                               $    275,987      $    510,928
Interest expense                              $    493,659      $    166,608
         Net interest (expense) income        $   (217,672)     $    344,320

The decrease in net interest income is due to the fact that (i) less interest-generating funds were available in this period than in the same period of the previous year because funds were disbursed in connection with acquisitions, (ii) the effective interest rate on these investments has decreased over the periods in question (iii) securities expired on February 15, 2004, without new investments being made due to cash being needed to fund acquisitions in 2004, and (iv) consolidation of Elender Rt. and the loan liability of Freestart Kft. has increased interest expense by more than $300,000 due to loans outstanding, and consequently have reduced net interest income.

Liquidity and Capital Resources

In recent years, we maintained approximately $11 million in cash invested into US Government Securities, which matured in February 2004. The main source of these funds was capital injections by KPN in previous years.

As of December 31, 2004, our cash, cash equivalents and marketable securities were $4.5 million, a decrease of approximately $10 million from the end of fiscal year 2003. The decrease is primarily due to the acquisition of the remaining 51% of the Euroweb Hungary shares that we did not already own (approximately $ 2.1 million), the acquisition of Elender Rt (approximately $
6.8 million in cash) and partial repayments of related party liabilities.

Cash flow from operations in fiscal 2004 was $2,2 million, an increase of 47% from fiscal 2003. Investing activities also increased the cash at hand of the company by $1.4 million due mainly to maturity of securities ($11.5 million) and sale of Euroweb Czech ($0.5 million) which were partially offset by fixed asset additions ($1.7 million) and cash paid in the acquisition of Elender Rt. and the remaining 51% of Euroweb Rt. ($8.9 million).

Cash used in financing activities was approximately $2.3 million. The main portion of this amount (almost $1.1 million) was used to repay related party payables ($0.25 million) and notes payable ($0.8 million). The notes payable relates to amounts owed by Elender Rt. to its former shareholders. Approximately $0.7 million was used to repay bank loans and overdrafts related to Elender Rt. Upon the acquisition of Elender Rt., the Company took over an overdraft facility of approximately $830,000 and a loan facility of $1.67 million. At year-end, the overdraft facility was available but not utilized, with the unutilized portion of the loan facility being approximately $500,000.

Management believes that the synergy effects and potential business opportunities of the merged Hungarian entities may contribute to improving our cash generating ability from 2005. We intend to reduce the loans and trade liabilities of our company from any such cash generated.

In the event we make future acquisitions in Central and Eastern Europe, the excess cash on hand, additional bank loans or fund raising may be used to finance such future acquisitions. The Company may also consider the sale of non-strategic assets or subsidiaries. Due to our strategy of aggressive acquisition, we may seek to incur additional material debts, which are not reflected in the table above.

Inflation and Foreign Currency

We maintain our books in local currencies: Hungarian Forint for Hungary, The Romanian Lei for Euroweb Romania, and the Slovak koruna for Euroweb Slovakia.

Our operations are primary outside of the United States through its wholly owned subsidiaries. As a result, fluctuations in currency exchange rates may significantly effect our sales, profitability and financial position when the foreign currencies, primarily the Hungarian Forint, of our international operations are translated into U.S. dollars for financial reporting. In additional, we are also subject to currency fluctuation risk with respect to certain foreign currency denominated receivables and payables. Although we cannot predict the extent to which currency fluctuations may or will effect, our business and financial position, there is a risk that such fluctuations will have an adverse impact on the Company's sales, profits and financial position. Because differing portions of our revenues and costs are denominated in foreign currency, movements could impact our margins by, for example, decreasing our foreign revenues when the dollar strengthens and not correspondingly decreasing our expenses. The Company does not currently hedge our currency exposure. In the future, we may engage in hedging transactions to mitigate foreign exchange risk.

The Slovakian Koruna has strengthened by 13%, The Romanian Lei has strengthed by 12%, while the Hungarian has strengthened against the U.S. dollar by approximately 10% when compared with 2003.

Effect of Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment. SFAS No. 123(R) requires an entity to recognize the grant-date fair value of stock options and other equity-based compensation issued to employees in the income statement, but expresses no preference for a type of valuation model. For small business issuers, the Statement is effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. Early adoption is encouraged for interim or annual periods for which financial statements or interim reports have not been issued. The Company is currently assessing the impact SFAS 123(R) may have on its financial statements.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets: an amendment of APB Opinion No. 29, which is part of the short-term international convergence project between the FASB and IASB. SFAS 153 eliminates a company's ability to use the similar productive assets concept to account for nonmonetary exchanges at book value without recognizing a gain. Nonmonetary exchanges will have to be accounted for at fair value, with gain or loss recognized, if the transactions meet a commercial-substance criterion and fair value is determinable. SFAS 153 is effective for nonmonetary asset exchanges in fiscal periods beginning after June 15, 2005, and early application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after December 16, 2004. The Company is currently assessing the impact SFAS 153 may have on its financial statements.

In December 2004 the Financial Accounting Standards Board ("FASB") issued SFAS No. 151, Inventory Costs, which amends Chapter 4, Inventory Pricing, of Accounting Research Bulletin No. 43, Restatement and Revision of Accounting Research Bulletins. The Statement was issued as a result of the FASB's and International Accounting Standards Board's ("IASB") joint project to improve the comparability between U.S. and international accounting standards. SFAS 151 eliminates the so abnormal criterion in ARB 43 and requires companies to recognize abnormal freight, handling costs, and amounts of wasted material (spoilage) as current-period charges. Additionally, the Statement clarifies that fixed production overhead cost should be allocated to inventory based on the normal capacity of the production facility. SFAS 151 is effective for inventory costs incurred during annual periods beginning after June 15, 2005. The Company is currently assessing the impact SFAS 151 may have on its financial statements.

FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued in May 2003. This Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The Statement also includes required disclosures for financial instruments within its scope. For the Company, the Statement was effective as of January 1, 2004, except for mandatory redeemable financial instruments. For certain mandatorily redeemable financial instruments, the Statement will be effective for the Company on January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatorily redeemable financial instruments. The Company currently does not have any financial instruments that are within the scope of this Statement.

On April 30, 2003, the FASB issued FASB Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which amends FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, to address (1) decisions reached by the Derivatives Implementation Group, (2) developments in other Board projects that address financial instruments, and (3) implementation issues related to the definition of a derivative. The Company does not believe that FAS 149 will have any impact on its financial statements.

                                    BUSINESS

History of Business

We are a Delaware corporation, which was organized on November 9, 1992. We were a development stage company through December 31, 1993.

We operate in Hungary and Romania, through our subsidiaries Euroweb Hungary Rt.. ("Euroweb Hungary") and Euroweb Romania S.A. ("Euroweb Romania"). On December 16, 2004, we disposed of Euroweb Czech and no longer have operations in the Czech Republic. On April 15, 2005, we sold Euroweb Slovakia a.s. ("Euroweb Slovakia") for cash of $2,700,000 and, as a result, have ceased operations in Slovakia. Euroweb Slovakia will be considered discontinued operations for U.S. financial reporting purposes.

We provide Internet access and additional value added services including international/national leased line and voice services primary to business customers.

KPN Telecom owned approximately 43.54% of EuroWeb's outstanding shares of common stock as of December 31, 2004. In 2004, KPN Telecom announced its intention to divest its interest in Pantel Rt., with certain sale agreements being signed with a view to final consummation in 2005. On February 28, 2005, the sale of KPN NV's 75.1% interest in the Pantel business to Hungarian Telephone and Cable Corp. was completed. Therefore, Pantel is no longer considered a related party effective March 1, 2005.

In addition, on January 28, 2005, KPN Telecom entered into a Stock Purchase Agreement whereby it sold to CORCYRA 289,855 shares of our common stock for US $1,000,000 on February 1, 2005 and has also agreed to sell its remaining 2,036,188 shares of our common stock on or prior to April 30, 2006.



Euroweb Strategy

We strive to be a leading supplier in Central Europe to businesses of complete communications solutions using Internet technologies. Rather than servicing individual users, we focus our efforts on business users and seek to satisfy all their needs with high quality and reliable service. In addition to Central Europe, we are seeking opportunities in the United States, provided that they consist of certain parameters which are deemed to be potentially lucrative for our company.

Our business has shown continued growth since it entered the Internet field in January 1997, and we have made various acquisitions in Hungary, the Czech Republic, Slovakia and Romania. Our acquisition of Elender Rt. in Hungary has resulted in a more than 50% increase in consolidated revenues over the previous year. We are focusing on our core business and, therefore, we sold our Czech operations in December 2004 and Euroweb Slovakia on April 15, 2005. However, we are constantly reviewing various business opportunities, which may include either an acquisition or a merger with another company. No assurances can be given that we will be successful in identifying or negotiating or closing any of these potential business opportunities.

Entry into ISP Market in Central Europe and History of Acquisitions/Dispositions

We entered the Internet Service Provider ("ISP") market in Central Europe through various acquisitions of companies in that area over the past five years. All share figures in the discussion below have been restated to reflect the one for five reverse stock split effective August 21, 2001.

     Hungary

     On January 2, 1997, we acquired all of the outstanding stock of three Hungarian ISPs for a total purchase price of approximately $1,785,000, consisting of 28,800 shares of common stock of the Company and $1,425,000 in cash (collectively, the "1997 Acquisitions"). The 1997 Acquisitions included the following:

o Eunet (Hungary Ltd.) for a total cash cost of $1,000,000, and an assumption of $128,000 in liabilities;
o E-Net Hungary Telecommunications and Multimedia for a total cash cost of $200,000 and $150,000 in stock (12,000 shares); and
o MS Telecom Rt. for a total cash cost of $225,000 and $210,000 in stock (16,800 shares).

Thereafter in 1997, the three Hungarian companies were combined and merged into a new Hungarian entity, Euroweb Hungary. On November 22, 1998, we sold 51% of the outstanding shares of Euroweb Hungary to Pantel Rt. for $2,200,000 in cash and an agreement to increase the share capital of Euroweb Hungary by $300,000 without changing the ownership ratio (after the capital increase, the ownership ratio remained 49 - 51 percent).

In February 2004, we acquired the 51% of Euroweb Hungary Rt. that it did not already own from Pantel Rt. and is fully consolidated in the financial statements for all periods presented (see Note 2 (q) in the accompanying 2004 financial statements). The consideration paid by our company for the 51% interest comprised EUR 1,650,000 (USD $2,105,000) in cash, and a guarantee that Euroweb Hungary Rt. will purchase at least HUF 600 million (approximately $3 million) worth of services from Pantel Rt. in each of the three years ending December 31, 2006. In each of 2003 and 2004, Euroweb Hungary and subsidiaries purchased in excess of HUF 700 million (approximately $3,500,000) in services from Pantel Rt. In the event that Euroweb Hungary and its subsidiaries do not satisfy this commitment, Pantel Rt. may charge a penalty equal to 25% of the commitment amount less any services purchased.

On June 9, 2004, we acquired all of the outstanding shares of Elender Business Communications Services Ltd ("Elender Rt."), an Internet service provider located in Hungary that provides internet access to the corporate and institutional (public) sector and, amongst others, 2,300 schools in Hungary. Consideration paid of USD $9,350,005 consisted of USD $6,500,000 in cash and 677,201 of our common shares valued at USD $2,508,353 excluding registration cost, and USD $341,652 in transaction costs (consisting primarily of professional fees incurred related to attorneys, accountants and valuation advisors).

Under the terms of this agreement, we had placed 248,111 unregistered shares of newly issued (in the name of Euroweb) common stock with an escrow agent as security for approximately $1.5 million loans payable to former shareholders of Elender. The shares will be returned from escrow once the outstanding loans have been fully repaid. We anticipate repaying these loans entirely by the end of 2005, however, if there is a default on the outstanding loan, then the shares will be issued to the other party and we are then obliged to register these shares.

Czech Republic

On June 11, 1999, we acquired all of the participating interests of Luko CzechNet, an ISP in the Czech Republic, for a total cost of $1,862,154 consisting of 90,000 shares of our common stock and 50,000 options valued at $2.00 per share, and the balance paid in cash. This acquisition was effective as of June 1, 1999.

On August 25, 2000, we acquired , through our subsidiary, Luko Czech, all of the outstanding capital stock of Stand s.r.o., an Internet service provider in the Czech Republic for $280,735 in cash, which was merged into Luko Czech under the name of Euroweb Czech Republic. This acquisition was effective as of September 1, 2000.

On December 16, 2004, we sold all of our shares in our wholly-owned subsidiary, Euroweb Czech for cash of $500,000. However, as a part of the transaction, we effectively forgave $400,000 of loans receivable from Euroweb Czech.

Slovakia

On July 15, 1999, we acquired all of the outstanding shares of capital stock of EUnet Slovakia, an ISP in the Slovak Republic, for a total cost of $813,299 consisting of 47,408 shares of our common stock valued at $400,005 issued August 9, 1999 and the balance paid in cash. This acquisition was effective as of August 1, 1999. We then made another acquisition of a Slovak ISP on July 15, 1999 with the purchase of 70% of the outstanding shares of Dodo s.r.o.'s subsidiary, R-Net, for a total cost of $630,234 consisting of 29,091 shares of our common stock valued at $200,000 issued August 13, 1999 and the balance paid in cash. This acquisition was effective as of August 1, 1999.

On September 23, 1999 and November 16, 1999, we acquired from Slavia Capital o.c.p., a.s. 70% and 30%, respectively, of the issued and outstanding stock of Global Network Services a.s.c., a Slovakian corporation providing Internet service primarily to businesses located in Bratislava and other major cities in Slovakia for a total purchase price of $1,633,051, consisting of 71,114 shares of our common stock valued at $499,929 issued on September 23, 1999, and the balance paid in cash. This acquisition was effective as of October 1, 1999.

On April 21, 2000, we acquired all of the outstanding capital stock of Isternet SR, s.r.o., an Internet service provider in the Slovak Republic, for $1,029,299 in cash. Goodwill arising on this purchase was $945,200. This acquisition was effective May 1, 2000.

On May 22, 2000, we acquired the remaining 30% of R-Net (the initial 70% being acquired in 1999) for $355,810 in cash. Goodwill arising on this purchase was $357,565.

All Slovakian operations were then merged into one company under the name of Euroweb Slovakia. On April 15, 2005, we sold Euroweb Slovakia for cash of $2,700,000 and, as a result, have ceased operations in Slovakia. Euroweb Slovakia will be considered discontinued operations for U.S. financial reporting purposes.

Romania

On May 19, 2000, we purchased all of the Internet related assets of Sumitkom Rokura, S.R.L. an Internet service provider in Romania, for $1,561,125 in cash. The acquisition has been accounted for as an asset purchase with a value of $1,150,000 being assigned to customer lists acquired.

On June 14, 2000, we acquired all of the outstanding shares of capital stock of Mediator S.A., an Internet service provider in Romania for $2,040,000 in cash and the assumption of a $540,000 liability to the former owner payable in annual installments of $180,000 commencing on June 1, 2001. Goodwill arising on this purchase was $2,455,223. Immediately after the purchase the name was changed to Euroweb Romania, S.A. This acquisition was effective as of July 1, 2000.

Stock issued to KPN Telecom B.V.

On February 11, 2000, a special meeting of the shareholders approved the issuance and sale by our company to KPN Telecom of 2,057,348 shares at $7.9 per share and rights to shares equal to all other outstanding warrants, options and other securities at $6.9 per share. At closing KPN exercised its option to purchase 303,362 shares at $6.9 per share in addition to the 2,057,348 shares at $7.9 per share. These approvals gave KPN Teelcom control of 51% of our common stock, representing voting control of Euroweb. This transaction provided our company with more than $18,000,000 in capital to fund future acquisitions.


Products and Services

Our activity can be divided into the following categories:

o traditional ISP services including Internet access, content and Web and other services;
o International/national leased line, IP data services (IP connections between different countries);
o Voice over IP services; and o Facilities (sale, rent and maintenance of dark fiber between the Hungarian border and the Romanian City of Timisoara).

o    Any feature of service that might be considers a combination of the above.


Traditional ISP services

Internet Access

Access to the Internet can be either through a leased line/DSL, microwave technology, which enables a constant connection to the Internet at all times, or through dial-up service, which requires subscribers to dial a telephone number to connect to the Internet. We offer a variety of access options and packages.

Content and Web Services

In addition to internet access services, we provide services such as the design, development, hosting and maintenance of home pages and web servers, domain registration, consulting, and other services.

International/domestic leased line, IP data services

In order to meet requests of our international customers, we offer international/national data connection for companies across borders, or within the countries to connect premises in different countries. This service includes single (one to one point) and also Virtual Private Network (many to many point) IP connections. In most cases, Pantel Rt. acts as a partner in the development of international network possibilities.

Voice over IP services

Capitalizing on our existing international presence and cross border connections, we offer voice services to major carriers and our customers based on Internet Protocol (IP) technology. Carriers and partners send Voice minutes to/from the region in which we operate. Our most significant VOIP partner is Pantel Rt.

Customers

Our customers are mainly local businesses and professionals including telecommunication carriers and multinational corporations. Our customer base uses more than 1,130 leased lines and over 12,185 dial up connections in Hungary and in Romania. These figures include the services sold to the newly acquired Elender customer base.

Network Operations and Technical Support

We have a network operations group consisting of approximately 86 people, including technical and customer support employees. Our network operations personnel located at our network operations center in Hungary and Romania are responsible for continuously monitoring traffic across our network infrastructure and also to carry out implementation of new customer connections both for Internet and other IP data connections. Both technical support and customer support personnel are currently available from 8 a.m. to 8 p.m., Monday through Friday. At other times, these personnel respond to technical support requests via telephone 24 hours a day. By the end of December 2004, we owned or contracted 72 Point of Presences (POPs) covering the territory of Hungary and Romania.

Sales and Marketing

We employ approximately 50 persons in sales and marketing. To date, we have sold our Internet access and applications products and services primarily through direct personal and telephone contact and have used indirect sales channels for distribution of prepaid voice mass products. The sales force works closely with the customer and technical support group, which is responsible for installation at multiple sites and for support and technical consulting services, thereby demonstrating our commitment to account management to our customers.


Government Regulations

We are not currently subject to direct government regulation other than laws and regulations applicable to businesses generally. There are specific industry laws that may apply to the local subsidiaries in the field of Internet and Telecommunications. However, with the increasing popularity and use of the Internet, it is likely that new laws and regulations involving the Internet will be adopted at the local, state, national or international levels, covering issues such as user privacy, freedom of expression, pricing of products and services, taxation, information security or the convergence of traditional communications services with Internet communications.

Employees

Our workforce consists of 179 employees in the countries of Hungary and Romania. All of our employees are full time. None of our employees is represented by a labor organization.


Description of Properties

The following table lists the office spaces that our company and our subsidiaries lease from unaffiliated persons:

---------------------------------------------------------------------------------------------------------------------
                                                                                               Rent
                                                                                               Amount/
       Lessor               Address of Property              Primary Use          Sq. feet     Month    Lease Terms
---------------------------------------------------------------------------------------------------------------------
Euroweb Hungary           Vaci ut 141.                  stockholder relations,                  EUR       December
                          H-1138                        general executive,         18,000       27,000    31, 2008
                          Budapest, Hungary             general operation                                    non-
                                                                                                          cancelable
---------------------------------------------------------------------------------------------------------------------
Euroweb Romania           Lipscani 102 Street, 3rd      general operations          4,951       $9,300     April 15,
                          Floor, NOUVEAU CENTER,                                                              2006
                          Sector 3 Bucharest,
                          Romania                                                                          4 months
                                                                                                             notice
---------------------------------------------------------------------------------------------------------------------

Legal Proceedings

From time to time, we are a party to litigation or legal proceedings that we consider to be a part of the ordinary course of our business. We are not involved currently in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

                                   MANAGEMENT

The following table sets forth certain information regarding our executive officers and directors:

Name                 Age     Position with Company
----                 ---     ---------------------
Csaba Toro           39      Chief Executive Officer, Treasurer and Director

Moshe Schnapp        43      President and Director

Stewart Reich        60      Chairman of the Board

Gabor Ormossy        34      Director
Ilan Kenig           43      Director
Yossi Attia          42      Director

Csaba Toro, age 39, CEO and a director of our company since June 2002, has been with us since September 1998 in various other positions including the position of the Chairman between 2002 and 2004. During 2001 and 2002, Mr. Toro held the positions of COO and CEO in Pantel Rt. He resigned as CEO of Pantel Rt. as of March 2003. From 1997 to 1999, Mr. Toro was managing director of our Hungarian subsidiary. Prior thereto, since 1994, he was managing director of ENET Kft., which was acquired by our company in 1997.

Moshe Schnapp, age 43, President and director of the Company since April 15, 2005 has worked in the construction and development industry for over fifteen years. Mr. Schnapp background covers all aspect of financial planning with project development, including, but not limited to, statistical research and analysis as applied before and during the project. Mr. Schnapp has acted in publicly traded companies both as director and as officer. Mr. Schnapp has experience in project management, cost accounting and supervising marketing from a financial point of view. Mr. Schnapp received a BA in economics and accounting from Haifa University in 1987, an MBA from Tel Aviv University in 1994 and he also holds doctorate degree in philosophy and a graduate degree in commercial and industrial economy from Pacific Western University. Mr. Schanpp is a licensed Certified Public Accountant in Israel. Mr. Schnapp served as director and CFO of Engel General Contractors LTD (symbol ENGEF) and later was appointed as CEO until January 1995. He served as CEO and Director of Genesis Construction LTD (symbol GDCUF) from February 1995 until June 1999. Since October 2000 until today he has been serving as director and president of American Realty Group, Inc. a private company. Mr. Schnapp is also director and officer of: AS Holdings LLC, Speedy the Plumber Inc, Bonanza Realty Inc, Bonanza Realty LLC, Glendon Advisors Inc, Van Nuys Plaza LLC, and few other private companies.

Stewart Reich, age 60, our Chairman of the Board since June 2004, was Chief Executive Officer and President of Golden Telecom Inc., Russia's largest alternative voice and data service provider as well as its largest ISP, since 1997. In September 1992, Mr. Reich was employed as Chief Financial Officer at UTEL (Ukraine Telecommunications), of which he was appointed President in November 1992. Prior to that Mr. Reich held various positions at a number of subsidiaries of AT&T Corp. Mr. Reich has been a director of our company since 2002.

Gabor Ormosy, age 34, served as the Chief Financial Officer of Elender from 2002 to 2004 where he was responsible for strategic planning, controlling, treasury, accounting, administration, business development and investor relationships. From 2000 to 2002, Mr. Ormosy served as the Chief Financial Officer for Webigen Rt., which was a web developer and marketing company before merging into Elender. Prior to joining Webigen Rt., Mr. Ormosy served in the corporate finance department of CA IB Securities Ltd., Budapest where he was responsible as project manager for deal execution and valuations in mergers & acquisitions and capital market deals. Since 2002, Mr. Ormosy has also served as the President of the Board of Directors of Wallizing Rt. and as a member of the Board of Directors of Index Rt.

Yossi Attia, since 2000, has been self employed as a real estate developer. Prior to entering into the real estate development industry, Mr. Attia served as the Senior Vice President of Investments of Interfirst Capital from 1996 to 2000. From 1994 though 1996, Mr. Attia was a Senior Vice President of Investments with Sutro & Co. and from 1992 through 1994 Mr. Attia served as the Vice President of investments of Prudential Securities. Mr. Attia received a BA in economics and marketing from Haifa University in 1987 and a MBA from Pepperdine University in 1995. Mr. Attia held Series 7 and 63 securities licenses from 1991 until 2002. Effective March 21, 2005, Mr. Attia was appointed as a member of the Audit Committee and the Compensation Committee.

Ilan Kenig has over 20 years of management, legal, venture capital and investment banking experience with specific emphasis in the technology and telecommunications arena. Mr. Kenig was appointed to the Company's Board on February 1, 2005. Mr. Kenig joined Unity Wireless Corporation ("Unity"), a designer, developer and manufacturer of wireless systems, as Vice President of Business Development in December 2001 before assuming the position of President and CEO in April 2002. From January 1999 until December 2001, Mr. Kenig pursued international finance activities and mergers and acquisitions in New York. Mr. Kenig was a founder of a law firm in Tel-Aviv representing technology and telecommunications interests. Mr. Kenig holds a law degree from Bar-Ilan University. Effective March 21, 2005, Mr. Attia was appointed as a member of the Audit Committee and the Compensation Committee.

Directors are elected annually and hold office until the next annual meeting of the stockholders of our company and until their successors are elected and qualified. Officers are elected annually and serve at the discretion of the Board of Directors.

Role of the Board

Pursuant to Delaware law, our business, property and affairs are managed under the direction of our board of directors. The board has responsibility for establishing broad corporate policies and for the overall performance and direction of our company, but is not involved in day-to-day operations. Members of the board keep informed of our business by participating in board and committee meetings, by reviewing analyses and reports sent to them regularly, and through discussions with our executive officers.

2004 BOARD MEETINGS

In 2004, the board met five times. Except for one director, no director attended less than 80% of all of the combined total meetings of the board and the committees on which they served in 2004.

BOARD COMMITTEES

Audit Committee

The audit committee of the board of directors reviews the internal accounting procedures of our company and consults with and reviews the services provided by our independent accountants. During 2004, the audit committee consisted of Messrs. Stewart Reich and Howard Cooper, both of whom are considered to be independent. The audit committee held four meetings in 2004. Mr. Reich serves as the financial expert on the Audit Committee. On March 21, 2005, Mr. Cooper resigned as a director of our company and a member of the Audit Committee. On March 21, 2005, the Board of Directors appointed Mr. Attia and Mr. Kenig, both independent members of the board of directors, to serve as members of the Audit Committee.

Compensation Committee

The compensation committee of the board of directors i) reviews and recommends to the board the compensation and benefits of our executive officers; ii) administers our stock option plans and employee stock purchase plan; and iii) establishes and reviews general policies relating to compensation and employee benefits. In 2004, the compensation committee consisted of Messrs Cooper, Reich and Lipman. No interlocking relationships exist between the board of directors or compensation committee and the board of directors or compensation committee of any other company. During the past fiscal year the compensation committee had two meetings. On January 28, 2005, Mr. Lipman resigned as a director of our company and a member of the Compensation Committee. On March 21, 2005, Mr. Cooper resigned as a director of our company and a member of the Compensation Committee. On March 21, 2005, the Board of Directors appointed Mr. Attia and Mr. Kenig, both independent members of the Board of Directors,, to serve as members of the Compensation Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more then 10 percent of our common stock, to file with the SEC the initial reports of ownership and reports of changes in ownership of common stock. Officers, directors and greater than 10 percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Specific due dates for such reports have been established by the Securities and Exchange Commission and we are required to disclose any failure to file reports by such dates during fiscal 2004. Based solely on our review of the copies of such reports received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that during the fiscal year ended December 31, 2004, there was no failure to comply with Section 16(a) filing requirements applicable to its officers, directors and ten percent stockholders.

POLICY WITH RESPECT TO SECTION 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), provides that, unless an appropriate exemption applies, a tax deduction for the Company for compensation of certain executive officers named in the Summary Compensation Table will not be allowed to the extent such compensation in any taxable year exceeds $1 million. As no executive officer of the Company received compensation during 2004 approaching $1 million, and the Company does not believe that any executive officer's compensation is likely to exceed $1 million in 2004, we have not developed an executive compensation policy with respect to qualifying compensation paid to its executive officers for deductibility under
Section 162(m) of the Code.


CODE OF ETHICS

We have adopted our Code of Ethics and Business Conduct for Officers, Directors and Employees that applies to all of the officers, directors and employees of our company.

                             EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long term compensation of our Chief Executive Officer. We do not have any officer whose annual salary and bonus exceeds $100,000 as of December 31, 2004:


                                   ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                                                                        Restricted       Number of
                                                                       Stock Award(s)    Securities
                                                     Bonus and                           Underlying
Name and                Year Ended                   Other Annual                                               All Other
Principal Position      December 31,    Salary ($)   Compensation ($)      ($)           Options/SARs       Compensation ($)
------------------      ------------    ----------   ------------          ---          -------------       ----------------
Csaba Toro                 2004           $150,000       $130,000           --            125,000                 --

Chairman, CEO, and
Treasurer                  2003           $96,000       --                  --                 --                 --

                           2002           $96,000       --                  --                 --                 --


OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

The following table provides information related to options granted to our named executive officers during the fiscal year ended December 31, 2004.


                           Number of        % of Total
                          Securities          Options          Exercise
                          Underlying        Granted in          Price
           Name         Options Granted     Fiscal 2004        ($/Share)      Expiration Date
  -----------------    -----------------   ---------------  ---------------   -----------------
  Csaba Toro, CEO         125,000               100%             $4.78              (1)

(1) Expire on the earlier of (a) three months after the termination of employment with the Issuer or (b) April 26, 2010.
..

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION/SAR
VALUES



------------------------- ---------------------- ----------------------- ----------------------------- -----------------------------
                                                                             Number of securities      Value of the unexercised in
                                                                            underlying unexercised      the money options/SARs at
                                                                          options/SARs at FY-end (#)           FY-end ($)*

          Name             Shares acquired on      Value realized ($)     Exercisable/Unexercisable     Exercisable/Unexercisable
                              exercise (#)
------------------------- ---------------------- ----------------------- ----------------------------- -----------------------------
Csaba Toro, CEO,                  None                    None                      94,250                        $0.00
Director and Treasurer
------------------------- ---------------------- ----------------------- ----------------------------- -----------------------------

* Fair market value of underlying securities (calculated by subtracting the exercise price of the options from the closing price of the Company's Common Stock quoted on the Nasdaq as of December 31, 2004), which was $3.96 per share. None of Mr. Toro's options are presently in the money.

EMPLOYMENT AND MANAGEMENT AGREEMENTS

We entered into a six-year agreement with our Chief Executive Officer, Csaba Toro on October 18, 1999, which commenced January 1, 2000, and provided for an annual compensation of $96,000. The agreement was amended in 2004. The amended agreement provides for an annual salary of $150,000 and a bonus of up to $100,000 (guaranteed minimum of $50,000) in 2004, and an annual salary of $200,000 and a bonus of up to $150,000 in 2005 and 2006 and an annual car allowance of $30,000.


The agreement further provides that, if Mr. Toro's employment is terminated other than for willful breach by the employee, for cause or in event of a change in control of our company, then the employee has the right to terminate the agreement. In the event of any such termination, the employee will be entitled to receive the payment due on the balance of his employment agreement.

We have also entered into two fixed term employment agreements for management of our subsidiaries, which provide for an aggregate monthly compensation of $18,750 until December 31, 2005

We have no pension or profit sharing plan or other contingent forms of remuneration with any officer, director, employee or consultant, although bonuses are paid to some individuals.

DIRECTOR COMPENSATION

Directors who are also officers of our company are not separately compensated for their services as a director. Directors who are not officers receive cash compensation for their services: $2,000 at the time of agreeing to become a Director; $2,000 for each Board Meeting attended either in person or by telephone; and $1,000 for each Audit Committee Meeting attended either in person or by telephone. Non-employee directors are reimbursed for their expenses incurred in connection with attending meetings of the Board or any committee on which they serve and are eligible to receive awards under our 1993 Stock Option Plan (described below).

STOCK OPTION PLAN

Our 1993 Stock Option Plan (the "Plan") permits the grant of options to employees of our company, including officers and directors, who are serving in such capacities. An aggregate of 134,000 shares of Common Stock are authorized for issuance under the Plan. At December 31, 2003, options for 46,000 Common Stock were outstanding and exercisable under the Plan. The Plan provides that qualified and non-qualified options may be granted to officers, directors, employees and consultants to our company for the purpose of providing an incentive to those persons to work for our company.

2004 Incentive Plan

General

The 2004 Incentive Plan was adopted by the Board of Directors. The Board of Directors has initially reserved 800,000 shares of Common Stock for issuance under the 2004 Incentive Plan. Under the Plan, options may be granted which are intended to qualify as Incentive Stock Options ("ISOs") under Section 422 of the Internal Revenue Code of 1986 (the "Code") or which are not ("Non-ISOs") intended to qualify as Incentive Stock Options thereunder.

The 2004 Incentive Plan and the right of participants to make purchases thereunder are intended to qualify as an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The 2004 Incentive Plan is not a qualified deferred compensation plan under Section 401(a) of the Internal Revenue Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

On April 28, 2004, we granted 125,000 options to the Chief Executive Officer and an additional 240,000 options to seven employees and consultants of our company. The exercise price of the options ($4.78) is equal to the market price on the date the grants were made. The options vest over a period of between 3-4 years.

On March 22, 2005, the Board of Directors decided to grant two new directors 100,000 stock options under the 2004 Stock Incentive Plan. The stock option vests at the rate of 50,000 on each September 22 of 2005, 2006, 2007, and 2008. The exercise price of the options ($3.40) is equal to the market price on the date the grants were made. The options vest over a period of four years.

Purpose

The primary purpose of the 2004 Incentive Plan is to attract and retain the best available personnel for the Company in order to promote the success of the Company's business and to facilitate the ownership of the Company's stock by employees.

Administration

The 2004 Incentive Plan is administered by the Company's Board of Directors, as the Board of Directors may be composed from time to time. All questions of interpretation of the 2004 Incentive Plan are determined by the Board, and its decisions are final and binding upon all participants. Any determination by a majority of the members of the Board of Directors at any meeting, or by written consent in lieu of a meeting, shall be deemed to have been made by the whole Board of Directors.

Notwithstanding the foregoing, the Board of Directors may at any time, or from time to time, appoint a committee (the "Committee") of at least two members of the Board of Directors, and delegate to the Committee the authority of the Board of Directors to administer the Plan. Upon such appointment and delegation, the Committee shall have all the powers, privileges and duties of the Board of Directors, and shall be substituted for the Board of Directors, in the administration of the Plan, subject to certain limitations.

Members of the Board of Directors who are eligible employees are permitted to participate in the 2004 Incentive Plan, provided that any such eligible member may not vote on any matter affecting the administration of the 2004 Incentive Plan or the grant of any option pursuant to it, or serve on a committee appointed to administer the 2004 Incentive Plan. In the event that any member of the Board of Directors is at any time not a "disinterested person", as defined in Rule 16b-3(c)(3)(i) promulgated pursuant to the Securities Exchange Act of 1934, the Plan shall not be administered by the Board of Directors, and may only by administered by a Committee, all the members of which are disinterested persons, as so defined.

Eligibility

Under the 2004 Incentive Plan, options may be granted to key employees, officers, directors or consultants of the Company, as provided in the 2004 Incentive Plan.

Terms of Options

The term of each Option granted under the Plan shall be contained in a stock option agreement between the Optionee and the Company and such terms shall be determined by the Board of Directors consistent with the provisions of the Plan, including the following:

(a) PURCHASE PRICE. The purchase price of the Common Shares subject to each ISO shall not be less than the fair market value (as set forth in the 2004 Incentive
Plan), or in the case of the grant of an ISO to a Principal Stockholder, not less that 110% of fair market value of such Common Shares at the time such Option is granted. The purchase price of the Common Shares subject to each Non-ISO shall be determined at the time such Option is granted, but in no case less than 85% of the fair market value of such Common Shares at the time such Option is granted.

(b) VESTING. The dates on which each Option (or portion thereof) shall be exercisable and the conditions precedent to such exercise, if any, shall be fixed by the Board of Directors, in its discretion, at the time such Option is granted.

(c) EXPIRATION. The expiration of each Option shall be fixed by the Board of Directors, in its discretion, at the time such Option is granted; however, unless otherwise determined by the Board of Directors at the time such Option is granted, an Option shall be exercisable for ten(10) years after the date on which it was granted (the "Grant Date"). Each Option shall be subject to earlier termination as expressly provided in the 2004 Incentive Plan or as determined by the Board of Directors, in its discretion, at the time such Option is granted.

(d) TRANSFERABILITY. No Option shall be transferable, except by will or the laws of descent and distribution, and any Option may be exercised during the lifetime of the Optionee only by him. No Option granted under the Plan shall be subject to execution, attachment or other process.

(e) OPTION ADJUSTMENTS. The aggregate number and class of shares as to which Options may be granted under the Plan, the number and class shares covered by each outstanding Option and the exercise price per share thereof (but not the total price), and all such Options, shall each be proportionately adjusted for any increase decrease in the number of issued Common Shares resulting from split-up spin-off or consolidation of shares or any like Capital adjustment or the payment of any stock dividend.

Except as otherwise provided in the 2004 Incentive Plan, any Option granted hereunder shall terminate in the event of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of the Company. However, the Optionee shall have the right immediately prior to any such transaction to exercise his Option in whole or in part notwithstanding any otherwise applicable vesting requirements.

(f) TERMINATION, MODIFICATION AND AMENDMENT. The 2004 Incentive Plan (but not Options previously granted under the Plan) shall terminate ten (10) years from the earlier of the date of its adoption by the Board of Directors or the date on which the Plan is approved by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote thereon, and no Option shall be granted after termination of the Plan. Subject to certain restrictions, the Plan may at any time be terminated and from time to time be modified or amended by the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the applicable laws of the State of Delaware.

FEDERAL INCOME TAX ASPECTS OF THE 2004 INCENTIVE PLAN

THE FOLLOWING IS A BRIEF SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE PURCHASE OF SHARES UNDER THE 2004 INCENTIVE PLAN. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO TAXPAYERS WITH SPECIAL TAX STATUS. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE, AND DOES NOT DISCUSS ESTATE, GIFT OR OTHER TAX CONSEQUENCES OTHER THAN INCOME TAX CONSEQUENCES. THE COMPANY ADVISES EACH PARTICIPANT TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE 2004 Incentive Plan AND FOR REFERENCE TO APPLICABLE PROVISIONS OF THE CODE.

The 2004 Incentive Plan and the right of participants to make purchases thereunder are intended to qualify under the provisions of Sections 421, 422 and 423 of the Code. Under these provisions, no income will be recognized by a participant prior to disposition of shares acquired under the 2004 Incentive Plan.

If the shares are sold or otherwise disposed of (including by way of gift) more than two years after the first day of the offering period during which shares were purchased (the "Offering Date"), a participant will recognize as ordinary income at the time of such disposition the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares or (b) 15% of the fair market value of the shares on the first day of the offering period. Any further gain or loss upon such disposition will be treated as long-term capital gain or loss. If the shares are sold for a sale price less than the purchase price, there is no ordinary income and the participant has a capital loss for the difference.

If the shares are sold or otherwise disposed of (including by way of gift) before the expiration of the two-year holding period described above, the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gift of the shares is made. The balance of any gain or loss will be treated as capital gain or loss and will be treated as long-term capital gain or loss if the shares have been held more than one year.

In the case of a participant who is subject to Section 16(b) of the Exchange Act, the purchase date for purposes of calculating such participant's compensation income and beginning of the capital gain holding period may be deferred for up to six months under certain circumstances. Such individuals should consult with their personal tax advisors prior to buying or selling shares under the 2004 Incentive Plan.

The ordinary income reported under the rules described above, added to the actual purchase price of the shares, determines the tax basis of the shares for the purpose of determining capital gain or loss on a sale or exchange of the shares.

The Company is entitled to a deduction for amounts taxed as ordinary income to a participant only to the extent that ordinary income must be reported upon disposition of shares by the participant before the expiration of the two-year holding period described above.

Restrictions on Resale

Certain officers and directors of our company may be deemed to be "affiliates" of our company as that term is defined under the Securities Act. The Common Stock acquired under the 2004 Incentive Plan by an affiliate may be reoffered or resold only pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our largest customer and supplier since early 2001 has been Pantel Rt., a Hungary-based alternative telecommunications provider. Pantel operates within the region and has become a significant trading partner for Euroweb Romania through the provision of a direct fibre cable connection which enables companies to transmit data to a variety of destinations by utilizing the international connections of Pantel Rt. As a result, Euroweb Romania became the preferred, but not exclusive partner of Pantel Rt. for services in Romania. In addition to this, Euroweb Hungary utilizes significant telecom services from Pantel Rt. Due to the fact that a significant portion of our revenue is generated by international/domestic leased line and Voice over Internet Protocol services, a small number of our representatives have moved to the premises of Pantel Rt. in order to improve co-operation on international and national projects.

After the acquisition and consolidation of Euroweb Hungary and Elender Rt. in 2004, the balance and volume of transactions with Pantel Rt. has changed significantly. First, the net receivable position in the past (related party receivables less related party liabilities) has changed to a net liability position through the large trade and loan liability position of Euroweb Hungary to Pantel Rt. Second, sales dependency on Pantel Rt. (i.e. percent of consolidated sales derived from Pantel Rt.) will decrease as Euroweb Hungary and Elender Rt. have insignificant sales to Pantel Rt. Third, dependency on Pantel Rt. as the main supplier of the Company increased as Pantel Rt. is also the main supplier of Euroweb Hungary.

Transactions: Both Euroweb Hungary and Euroweb Romania engage in the following transactions with Pantel Rt.:

(a) Pantel Rt. receives revenue from the provision of the following services to the Company and its subsidiaries:

-    Internet and related services;
-    National and international leased and telephone lines;
-    VOIP services;
-    Consulting services; and
-    Interest on a loan to the Company.

The total amount of telecom related services were USD $6,198,505 (2003:
$5,796,350 - restated) during the year ended December 31, 2004. Additionally $154,761 (2003: $292,864 - restated) is interest expense (2004) and consulting fees (2003).

(b) Our company and our subsidiaries received revenue from the provision of the following services to Pantel Rt.:

-    Cost of international leased lines and local telephone lines in Romania;
- International/national data and voice over internet protocol services for Pantel;
-    Internet and related services;
-    Consulting services; and
-    Commission.

Total value of these services were approximately $8,503,939 (2003: $5,740,709 restated) for the year ended December 31, 2004.

During the year ended December 31, 2004, direct sales to Pantel Rt. were 23% (2003: 26% - restated) of total consolidated revenues. However, the dependency on Pantel is even more significant. Some third party sales of Euroweb Romania involve Pantel Rt. as the subcontractor/service provider for the international/domestic lines (hence the revenues related to Pantel Rt. are greater than the amounts paid to Pantel Rt.), and some third party customers are also clients of Pantel Rt. outside of Romania (i.e. their relationship with Pantel is stronger than their relationship with Euroweb Romania).

Effective dependency on Pantel Rt. - taking into account direct and Pantel Rt.-related sales - represents approximately 30% of total consolidated revenues of the Company and approximately 80% of total sales of Euroweb Romania in 2004. There is no such dependency in the case of Euroweb Hungary or Euroweb Slovakia.

With respect to pricing, agreements are made at market prices or a split of the margin based on the financial investment into the specific services by each of the parties. The Company always considers alternative suppliers for each individual project.

On February 28, 2005, KPN Telecom B.V. (the majority owner of Pantel Rt. and our largest shareholder), completed the sale of its entire interest in Pantel Rt. Therefore Euroweb is no longer related party with Pantel from March 1, 2005.

It cannot be predicted in advance whether these changes will have an influence on the business relationship between the Company and Pantel Rt. However, management believes - although it cannot be assured - that the current business agreements were made on arms-length principles and are beneficial to both parties, and therefore significant changes may not occur.

The Company has not experienced material changes in the mutual relationship in the first quarter of 2005 with Pantel Rt.

                               CHANGE IN AUDITORS

         On April 15, 2005, we were notified by KPMG Hungaria Kft. ("KPMG"), our independent public accountants, that it was declining to stand for re-election as our auditor for the year ended December 31, 2005. Further, On April 15, 2005, we engaged Deloitte Kft. ("Deloitte") as our principal independent accountant. This decision to engage Deloitte was taken upon the unanimous approval of our Board of Directors.

         During the last two fiscal years ended December 31, 2004 and December 31, 2003 and through April 15, 2005, (i) there were no disagreements between our company and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of KPMG would have caused KPMG to make reference to the matter in its reports on the Company's financial statements, and (ii) KPMG's reports did not contain an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles. report on our financial statements did not contain any adverse opinion, disclaimer of opinion, or modification or qualification of opinion. During the last two most recent fiscal years ended December 31, 2004 and December 31, 2003 and through April 15, 2005, there were no reportable events as the term described in Item 304(a)(1)(iv) of Regulation S-B.

         Deloitte has provided an audit opinion for the financial statements of ELENDER Business Communications Services Ltd. ("Elender") for the years ended December 31, 2003 and 2002, which was acquired by our company on June 9, 2004. In addition, Deloitte has provided consents for the inclusion of its report on Elender's financial statements in a registration statement initially filed by our company on July 26, 2004 and amended on September 8, 2004, December 23, 2004 and February 10, 2005.

         During the two most recent fiscal years and through April 15, 2005, except for the services set forth in the preceding paragraph, we have not consulted with Deloitte regarding either:

     1. the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to our company nor oral advice was provided that Deloitte concluded was an important factor considered by our company in reaching a decision as to the accounting, auditing or financial reporting issue; or
     2. any matter that was either subject of disagreement or event, as defined in Item 304(a)(1)(iv)(A) of Regulation S-B and the related instruction to Item 304 of Regulation S-B, or a reportable event, as that term is explained in Item 304(a)(1)(iv)(A) of Regulation S-B.

KPMG furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of such letter, dated April 20, 2005, has been filed as Exhibit 16.1.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of April 11, 2005 by (i) each person known by our company to own beneficially more than 5% of the outstanding Common Stock;
(ii) each director of our company; (iii) each officer of our company and (iv) all executive officers and directors as a group. Except as otherwise indicated below, each of the entities or persons named in the table has sole voting and investment powers with respect to all shares of Common Stock beneficially owned by it or him as set forth opposite its or his name.

                                     Shares
 Name and  Address               Beneficially Owned(1)        Percent  Owned (1)
---------------------------   ------------------------        ------------------
KPN Telecom B.V. (4)               2,036,188                      38.11%
Maanplein 5
The Hague, The Netherlands

Fleminghouse Investments Limited     522,054                       9.77%
Chrysanthou Mylona 3, P.C.
3030 Limassol
Cyprus

CORCYRA d.o.o.(3)                  2,326,043                      43.53%
Verudela 17
Pula Croatia 52100

Csaba Toro  (2)(5)(6)                 94,250                       1.76%
1138 Budapest
Vaci ut 141.
Hungary

Stewart Reich (6)(7)                  50,000                         *
18 Dorset Lane,
Bedminister, NJ 07921

Gabor Ormosy
Fleminghouse Investments Limited           0                          0%
Chrysanthou Mylona 3, P.C. (3)
3030 Limassol
Cyprus

Yossi Attia (6)(8)                         0                          0%
1061 1/2 Spalding Ave.
West Hollywood, CA 90046

Ilan Kenig (6)(8)                          0                          0%
7438 Fraser Park Drive
Burnaby, BC Canada V5J 5B9

Moshe Schnapp (5)(6)                       0                          0%
846 N Huntley
West Hollywood, CA 90069

All Officers and Directors as a      144,250                       2.70%
Group (6 Persons)

* Less than one percent

(1) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares which such person has the right to acquire within 60 days after April 11, 2005. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on April 11, 2005 any security which such person or group of persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. (2) Mr. Toro owns, directly or indirectly, 1.76% of the issued and outstanding shares of the Company represented by options to purchase 94,250 shares.
(3) Pursuant to a Stock Purchase Agreement dated as of January 28, 2005, by and between KPN Telecom B.V. ("KPN Telecom"), a company incorporated under the laws of the Netherlands, and CORCYRA d.o.o., a Croatian company ("CORCYRA"), (the "Purchase Agreement"), KPN Telecom sold to CORCYRA 289,855 shares (the "Initial Shares") of our common stock for US $1,000,000 (the "Initial Closing"). The Initial Closing occurred on February 1, 2005. Pursuant to the Purchase Agreement, CORCYRA has also agreed to purchase and, KPN has agreed to sell, KPN Telecom's remaining 2,036,188 shares of our common stock (the "Final Shares") on April 30, 2006 (the "Final Closing"); provided, however, that upon 14 days' prior written notice to KPN Telecom, CORCYRA may accelerate the Final Closing to an earlier month-end date as specified in such notice; provided, further, that the Final Closing is subject to the satisfaction or waiver of all of the conditions to closing set forth in the Purchase Agreement. Accordingly, CORCYRA presently owns 289,855 shares of common stock and is deemed to own, pursuant to Rule 13d-3(d), promulgated under the Securities Exchange Act of 1934, as amended, the remaining 2,036,188 shares held by KPN Telecom. (4) KPN Telecom B.V. is a subsidiary of Royal KPN N.V.
(5) An officer of the Company. (6) A director of our company.
(7) Includes an option to purchase 50,000 shares of common stock at an exercise price of $4.21 per share. 25,000 options vest on April 13, 2004, while 25,000 options vest on April 13, 2005 (8) Effective March 22, 2005 the Board of Directors decided to grant the two new directors 100,000 options each, under the 2004 Incentive Plan. No such option were vested to date.

The foregoing table is based upon 5,342,533 shares of common stock outstanding as of April 11, 2005.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

The rights evidenced by the shares of common stock to be registered hereunder are described below. Our total authorized capital stock is 35,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of April 11, 2005 there were issued and outstanding 5,342,533 shares of common stock.

Common Stock. Each holder of common stock is entitled to one vote per share held of record on all matters submitted to a vote of the stockholders. All shares of common stock are entitled to participate in any distributions or dividends that may be declared by the board of directors, subject to any preferential dividend rights of outstanding shares of preferred stock. Subject to prior rights of creditors, all shares of common stock are entitled, in the event of our liquidation, dissolution or winding up, to participate ratably in the distribution of all our remaining assets, after distribution in full of preferential amounts, if any, to be distributed to holders of preferred stock. There are no sinking fund provisions applicable to the common stock. Our common stock has no preemptive or conversion rights or other subscription rights. All of the shares of common stock offered by us under this prospectus will, when issued, be fully paid and non-assessable.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation, as amended, provide to the fullest extent permitted by Delaware law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

Each Selling Stockholder (the "Selling Stockholders") of our common stock and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o    privately negotiated transactions;

o    settlement of short sales entered into after the date of this prospectus;

o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

o    a combination of any such methods of sale;

o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

o    any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

We are required to pay certain fees and expenses incurred by our company incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                                   PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

o that a broker or dealer approve a person's account for transactions in penny stocks; and
o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

o obtain financial information and investment experience objectives of the person; and

o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

o sets forth the basis on which the broker or dealer made the suitability determination; and o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                              SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each entity who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

                                       Shares Beneficially Owned                     Shares Beneficially Owned
                                       Prior to the Offering                           After the Offering (5)
------------------ ---------------- -------------------------------- ---------------- --------------------------------
                                                                      Total Shares
               Name                     Number          Percent        Registered        Number          Percent
----------------------------------- --------------- ---------------- ---------------- ---------------- ---------------
CERTUS Kereskedelmi Korlatolt           82,890             1.55%          82,890             0               --
Felelossegu Tarsasag(1)
Hungary
1025 Budapest Vihorlat u. 10
----------------------------------- --------------- ---------------- ---------------- ---------------- ---------------
RUMED 2000 Kft. (2)                     72,257             1.35%          72,257             0               --
Hungary
1056 Budapest
Iranyi u. 1
----------------------------------- --------------- ---------------- ---------------- ---------------- ---------------
Fleminghouse Investments Limited       522,054             9.77%         522,054             0               --
Chrysanthou Mylona 3, P.C. (3)
3030 Limassol
Cyprus
----------------------------------- --------------- ---------------- ---------------- ---------------- ---------------

CORCYRA d.o.o.(4)                    2,326,043            43.53%       2,326,043             0               --
Verudela 17
Pula Croatia 52100
----------------------------------- --------------- ---------------- ---------------- ---------------- ---------------

Total                                                                  3,003,244
----------------------------------- --------------- ---------------- ---------------- ---------------- ---------------


The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days.

(1) CERTUS Kereskedelmi Korlatolt Felelossegu Tarsasag is beneficially owned by Lepp Gyula, Lepp Judit, and Leppne Ruzsovics Krisztina.

(2) RUMED 2000 Kft. is beneficially owned by Dr. Koka Janos and Dr. Kokane Ruzsovics Agnes.

(3) Fleminghouse Investments Limited is beneficially owned by WALLIS BEFEKTETESI GAZDASAGI TANACSADO ES VAGYONKEZELESI RT ("Wallis"). Wallis, a limited company, with its registered seat in Hungary owns 99.9% of the outstanding ordinary shares of Fleminghouse Investments Limited. The majority shareholder of Wallis, Mr. Tibor Veres, owns 83.55% of Wallis, may be deemed the control person of the shares owned by Fleminghouse Investments Limited, with final voting power and investment control over such shares. Vitonas, the original owner of Elender Rt. has assigned all shares of Euroweb International and loans payable by Elender to Vitonas to Fleminghouse Investment Limited.

(4) Pursuant to a Stock Purchase Agreement dated as of January 28, 2005, by and between KPN Telecom and CORCYRA, KPN Telecom sold to CORCYRA 289,855 shares of our common stock for US $1,000,000 (the "Initial Closing"). The Initial Closing occurred on February 1, 2005. Pursuant to the Purchase Agreement, CORCYRA has also agreed to purchase and, KPN has agreed to sell, KPN Telecom's remaining 2,036,188 shares of our common stock on April 30, 2006 (the "Final Closing"); provided, however, that upon 14 days' prior written notice to KPN Telecom, CORCYRA may accelerate the Final Closing to an earlier month-end date as specified in such notice; provided, further, that the Final Closing is subject to the satisfaction or waiver of all of the conditions to closing set forth in the Purchase Agreement. Accordingly, CORCYRA presently owns 289,855 shares of common stock and is deemed to own, pursuant to Rule 13d-3(d), promulgated under the Securities Exchange Act of 1934, as amended, the remaining 2,036,188 shares held by KPN Telecom. Moshe Har Adir is the sole officer, director and shareholder of CORCYRA.

(5) Assumes all securities will be sold.

                                  LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

                                     EXPERTS

The consolidated financial statements of Euroweb International Corp. as of December 31, 2004 have been included in this registration statement in reliance upon the report of KPMG Hungaria Kft., an independent registered public accounting firm appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2004 balance sheet and the consolidated financial statements for each of the years in the two year period ended December 31, 2004 contains an explanatory paragraph stating that the consolidated financial statements give retroactive effect to the merger of the Company and Euroweb Rt. which has been accounted for as a combination of entities under common control in a manner similar to a pooling of interests.


The financial statements of ELENDER Business Communications Services Rt. as of December 31, 2003 and 2002 and for the years then ended, included in this prospectus have been audited by Deloitte Auditing and Consulting Ltd, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                              AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Euroweb International Corp., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

>




                          INDEX TO FINANCIAL STATEMENTS

                           EUROWEB INTERNATIONAL CORP.

                          INDEX TO FINANCIAL STATEMENTS




For the Years Ended December 31, 2004 and 2003

                  Report of Independent Registered Public Accounting Firm.........................F-2
                  Consolidated Balance Sheet .....................................................F-3
                  Consolidated Statement of Operations and Comprehensive Loss
                   (restated).....................................................................F-4
                  Consolidated Statement of Stockholders Equity (restated)........................F-5
                  Consolidated Statement of Cash Flows (restated).................................F-6
                  Notes to Consolidated Financial Statements  (restated)..........................F-7

Financial Statements of Elender Business Communications Services Rt. for the years ended December 31, 2003 and 2002

                  Report of Independent Registered Public Accounting Firm.........................F-31
                  Balance Sheets..................................................................F-32
                  Statements of Operations........................................................F-33
                  Statements of Changes in Stockholders' Deficit..................................F-34
                  Statements of Cash Flows........................................................F-35
                  Notes to Financial Statements...................................................F-36

Financial Statements of Elender Business Communications Services Rt. for the three months ended March 31, 2004 (unaudited)

                  Condensed Balance Sheets as of March 31, 2004 and
                   December 31, 2003..............................................................F-45
                  Condensed Statements of Operations for the quarters ended
                   March 31, 2004 and 2003........................................................F-46
                  Condensed Statements of Cash Flows for the quarters ended March 31,
                   2004 and 2003..................................................................F-47
                  Notes to Financial Statements...................................................F-48


Unaudited Pro Forma Consolidated Financial Statements.............................................F-49

           Report of the Independent Registered Public Accounting Firm



The Board of Directors and Stockholders
Euroweb International Corp.


We have audited the accompanying consolidated balance sheet of Euroweb International Corp. and subsidiaries as of December 31, 2004, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for the years ended December 31, 2004 and 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Euroweb International Corp. and subsidiaries as of December 31, 2004, and the consolidated results of their operations and their cash flows for the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

The consolidated financial statements give retroactive effect to the purchase of Euroweb Rt. by the Company on February 29, 2004 which has been accounted for as a combination of entities under common control in a manner similar to a pooling of interests as described in Note 2(q) to the consolidated financial statements.




KPMG Hungaria Kft.
Budapest, Hungary
March 23, 2005

                           Euroweb International Corp.
                           Consolidated Balance Sheet
                                December 31, 2004

                                                                                              2004
                                                                                          -----------
ASSETS
  Current assets:
    Cash and cash equivalents (note 3) ................................................   $ 4,537,633
    Trade accounts receivable, less allowance for doubtful accounts of $ 1,384,415.....    3 ,695,990

    Related party receivables .........................................................     1,869,667
    Unbilled receivables ..............................................................     1,107,501
    Prepaid and other current assets ..................................................       858,694
    Deferred tax asset (note 10) ......................................................       253,425
                                                                                          -----------
         Total current assets .........................................................    12,322,910

  Property and equipment (note 4) .....................................................     7,253,113
  Goodwill (note 5) ...................................................................     5,806,181
  Intangibles- customer contracts (note 5) ............................................     2,053,288
  Other assets ........................................................................       568,356
                                                                                          -----------
       Total assets ...................................................................   $28,003,848
                                                                                          ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
    Trade accounts payable ............................................................   $ 4,254,759
    Related party payables ............................................................       564,818
    Related party loan payable - short term portion (note 8) ..........................       543,568
    Overdrafts and current portion of bank loans (note 7) .............................       321,704
    Notes payable (note 7) ............................................................       808,441
    Other current liabilities .........................................................     1,091,470
    Accrued expenses ..................................................................     2,808,073
    Deferred IRU revenue (note 6) .....................................................        46,000
    Deferred other revenues ...........................................................     1,260,225
                                                                                          -----------
        Total current liabilities .....................................................    11,699,058

    Deferred tax liability (note 10) ..................................................       253,425
    Non-current portion of related party loan payable (note 8) ........................       543,568
    Non-current portion of bank loans (note 7) ........................................       747,085
    Non-current portion of deferred IRU revenue (note 6) ..............................       797,334
    Non-current portion of lease obligations (note 6) .................................       148,359
                                                                                          -----------
        Total liabilities .............................................................    14,188,829

   Commitments and contingencies (note 13)

   Stockholders' equity
   Preferred stock, $.001 par value - Authorized 5,000,000 shares;
      no shares issued or outstanding .................................................          --
   Common stock, $.001 par value - Authorized 35,000,000 shares;
      issued and outstanding 5,342,533 shares .........................................        24,807
   Additional paid-in capital .........................................................    50,780,084
   Accumulated deficit.................................................................   (35,982,726)
   Accumulated other comprehensive (loss)/income.......................................       108,266
   Treasury stock - 175,490 common shares, at cost.....................................    (1,115,412)
                                                                                          -----------
      Total stockholders' equity ......................................................    13,815,019
                                                                                          -----------
      Total liabilities and stockholders' equity ......................................   $28,003,848
                                                                                          -----------

           See accompanying notes to consolidated financial statements

                           Euroweb International Corp.
          Consolidated Statements of Operations and Comprehensive Loss
                     Years Ended December 31, 2004 and 2003

                                                                  2004               2003
                                                                                  (restated)
Revenues
Third party .................................................   $ 28,111,786    $ 16,376,349
Related party ...............................................      8,503,939       5,740,709
                                                                ------------    ------------
              Total Revenues ................................     36,615,725      22,117,058

Cost of revenues  (exclusive of depreciation and amortization shown separately below)
 Third party ................................................     17,233,994       8,155,836
 Related party ..............................................      6,198,505       5,796,350
                                                                ------------    ------------
              Total Cost of revenues (exclusive of ..........     23,432,499      13,952,186
depreciation and amortization shown separately below)

Operating expenses
   Compensation and related costs ...........................      4,182,977       2,814,868
   Consulting, professional and directors fees ..............      2,829,525       2,074,565
   Other selling, general and administrative expenses .......      4,237,848       2,458,429
   Goodwill impairment ......................................           --           887,957
   Impairment of intangibles ................................           --           100,364
   Depreciation and amortization ............................      2,610,764       1,636,133
                                                                ------------    ------------
               Total operating expenses .....................     13,861,114       9,972,316
                                                                ------------    ------------
Operating loss ..............................................       (677,888)     (1,807,444)

   Net interest (expense) income ............................       (217,672)        344,320
   Other expenses ...........................................       (170,000)           --

   Gain from sale of
subsidiaries ................................................         28,751         109,621

Loss from continuing operations before income taxes..........     (1,036,809)     (1,353,503)

Income tax expense-current ..................................         62,367          61,590
Income tax expense-deferred .................................           --              --
                                                                ------------    ------------
Income tax expense ..........................................         62,367          61,590

Loss from continuing operations..............................     (1,099,176)     (1,415,093)

Gain (Loss) from discontinued Czech Republic operations
(including 2004 gain on disposal of $409,314)................        364,722        (375,934)

Net loss ....................................................       (734,454)     (1,791,027)

Other comprehensive income (loss)............................        133,768        (261,644)
                                                                ------------    ------------
Comprehensive loss...........................................   $   (600,686)   $ (2,052,671)
                                                                ============    ============
Loss per share, before discontinued operations ..............          (0.22)          (0.30)
Discontinued operations .....................................           0.07           (0.08)
Net loss per share, basic ...................................          (0.15)          (0.38)

Weighted average number of shares outstanding ...............      5,043,822       4,665,332

           See accompanying notes to consolidated financial statements

                           EUROWEB INTERNATIONAL CORP.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 2004 and 2003

                                                                                               Accumulated
                                                                Additional                       Other                     TOTAL
                                          Common Stock          Paid-in      Accumulated    Comprehensive   Treasury   Stockholders'
                                      Shares        Amount      Capital        Deficit       Gains(Losses)    Stock        Equity
                                      ----------    --------   ------------  -------------  -------------- ------------ ------------
Balances, December 31, 2002
(restated)                            4,665,332     $24,129    $48,227,764   $(31,314,689)      $ 236,142   (1,115,412) $16,057,934
                                      ==========    ========   ============  =============  ============== ============ ============
Foreign currency translation gain             -           -             -               -         (45,237)           -      (45,237)

Reversal of unrealized gain on
securities available for sale                 -           -             -               -        (216,407)           -     (216,407)

Net loss for the period (restated)            -           -             -      (1,791,027)              -            -   (1,791,027)
Treasury stock                                -           -             -               -               -            -            -
                                      ----------    --------   ------------  -------------  -------------- ------------ ------------
Balances, December 31, 2003
(restated)                            4,665,332     $24,129   $48,227,764    $(33,105,716)       $(25,502) $(1,115,412) $14,005,263
                                      ==========    ========   ============  =============  ============== ============ ============
Foreign currency translation gain             -           -             -               -         162,573            -      162,573
Reversal of unrealized gain on                -           -             -               -         (28,805)           -      (28,805)
securities available for sale
Deemed distribution (Note
2q)                                           -                                (2,142,556)                               (2,142,556)
Compensation charge on share                  -           -        94,212                                                    94,212
options issued to consultants
Issuance of shares (Elender Rt.
acquisition)                            677,201         678     2,458,108               -               -            -    2,458,786
Net loss for the period                       -           -             -        (734,454)              -            -     (734,454)
                                      ----------    --------   ------------  -------------  -------------- ------------ ------------
Balances, December 31, 2004           5,342,533     $24,807   $50,780,084    $(35,982,726)       $108,266  $(1,115,412) $13,815,019
                                      ==========    ========   ============  =============  ============== ============ ============

           See accompanying notes to consolidated financial statements

                           Euroweb International Corp.
                      Consolidated Statements of Cash Flows
                      Year Ended December 31, 2004 and 2003

                                                                                              2004            2003
                                                                                                           (restated)
                                                                                          ------------    ------------
   Net loss ...........................................................................       (734,454)     (1,791,027)
   Adjustments to reconcile net loss to net cash provided by operating activities:
   Depreciation and amortization ......................................................      2,610,764       1,636,133
   Goodwill impairment ................................................................           --           887,957
   Intangibles impairment - customer lists ............................................           --           100,364
   Amortization of discount on acquisition indebtedness ...............................           --             5,232
   Foreign exchange gain ..............................................................         11,430         101,134
   Bad debts provision ................................................................        238,807         120,859
   Compensation expense charged to equity .............................................         94,212            --
   Gain on sale of subsidiaries .......................................................           --          (109,621)
   Realized gain on sale of investment securities .....................................        (26,383)         (7,113)
   Unrealized interest income on investment securities ................................           --          (360,539)

Changes in operating assets and liabilities net of effects of acquisitions:
   Accounts receivable ................................................................       (704,871)       (708,675)
   Prepaid and other assets ...........................................................        585,974         328,199
   Accounts payable, other current liabilities and accrued expenses ...................        339,036         825,499
   Deferred revenue ...................................................................        128,311         320,268
   Adjustments relating to discontinued operations ....................................       (364,722)        128,621
                                                                                          ------------    ------------
           Net cash provided by operating activities ..................................      2,178,104       1,477,291
                                                                                          ------------    ------------
Cash flows from investing activities:
   Maturity of securities .............................................................     11,464,000         798,567
   Proceed on sale of subsidiaries ....................................................        500,001           4,933
   Acquisition of 51% of Euroweb Rt ...................................................     (2,142,000)           --
   Acquisition of 100% of Elender Rt. (net of cash) ...................................     (6,891,897)           --
   Payment of acquisition indebtedness ................................................           --          (180,000)
   Collection on notes receivable .....................................................        173,911         190,065
   Repayment of loan payable ..........................................................           --          (129,945)
   Capital expenditures in discontinued operations ....................................           --           (21,816)
   Acquisition of property and equipment ..............................................     (1,701,990)     (1,150,167)
                                                                                          ------------    ------------
           Net cash provided by (used in) investing activities ........................      1,402,025        (488,363)
                                                                                          ------------    ------------
Cash flows from financing activities:
   Principal payment under capital lease obligations ..................................       (544,876)       (616,611)
   Repayments on notes payable ........................................................       (807,447)           --
   Repayments on related party loan payable ...........................................       (249,597)           --
   Repayments on overdraft and bank loan ..............................................       (678,906)           --
                                                                                          ------------    ------------
          Net cash used in financing activities .......................................     (2,280,826)       (616,611)
                                                                                          ------------    ------------
Effect of foreign exchange rate changes on cash .......................................        233,652          72,238
                                                                                          ------------    ------------
Net (decrease) increase in cash and cash equivalents ..................................      1,532,955         444,555
Cash and cash equivalents, beginning of year ..........................................      3,004,678       2,560,123
                                                                                          ------------    ------------
Cash and cash equivalents, end of year ................................................      4,537,633       3,004,678
                                                                                          ============    ============
Supplemental disclosure:
Shares issued as consideration in acquisition of Elender Rt ...........................   $  2,508,353            --
Interest paid .........................................................................   $    389,809    $    158,306
Income taxes paid .....................................................................   $     62,367    $     61,590
New capital leases ....................................................................   $     81,664    $    378,855

           See accompanying notes to consolidated financial statements

                           Euroweb International Corp.
                   Notes to Consolidated Financial Statements
                           December 31, 2004 and 2003


1. Organization of Business

Euroweb International Corp. is a Delaware corporation which was organized on November 9, 1992. The largest shareholder of Euroweb International Corp. was KPN Telecom B.V. ("KPN"), a Netherlands corporation, with a 43.6% shareholding at December 31, 2004.

Euroweb International Corp. owns and operates Internet service providers in Hungary, Slovakia and Romania (collectively referred to as the "Company"). The Company operates in one business segment. In January 2005 the Company decided to sell its operations in Slovakia (see Note 17, Subsequent Events).

Acquisition of remaining 51% of Euroweb Hungary Rt ("Euroweb Rt."). The Hungarian operations are conducted through Euroweb Rt. In February 2004, the Company acquired the remaining 51% of Euroweb Rt. that it did not already own from Pantel Telecommunication Rt. ("Pantel Rt.") and Euroweb Rt. is fully consolidated in the financial statements for all periods presented (see Note 2
(q) below).

The consideration paid by the Company for the 51% interest comprised EUR 1,650,000 (USD $2,105,000) in cash, and a guarantee that Euroweb Hungary Rt. will purchase at least HUF 600 million (approximately $3 million) worth of services from Pantel Rt. in each of the three years ending December 31, 2006.

Acquisition of Elender Business Communications Rt. ("Elender Rt.") On June 9, 2004, the Company acquired all of the outstanding shares of Elender Rt., an Internet Service Provider ("ISP") located in Hungary. Consideration paid of USD $9,350,005 consisted of USD $6,500,000 in cash and 677,201 of the Company's common shares valued at USD $2,508,353 excluding registration cost, and USD $341,652 in transaction costs (consisting primarily of professional fees incurred related to attorneys, accountants and valuation advisors). The results of Elender Rt. have been included in the Company's consolidated financial statements from the date of acquisition.

In accordance with the purchase method of accounting prescribed by SFAS No. 141 "Business Combinations" ("SFAS 141"), the Company allocated the consideration to the tangible net assets and liabilities and intangible assets acquired, based on their estimated fair values. The consideration has been allocated as follows:

       Fair value of Elender Rt.'s recorded assets acquired and
       liabilities assumed                                          1,379,404
       Identified intangibles - customer contracts                  2,730,420
       Excess purchase price over allocation to identifiable
       assets and liabilities (Goodwill)                            5,240,181
                                                                  -----------
     Total Consideration                                          $ 9,350,005
                                                                  ===========

                           Euroweb International Corp.
                   Notes to Consolidated Financial Statements
                           December 31, 2004 and 2003

In performing this purchase price allocation of acquired intangible assets based in part on the valuation performed by an independent appraiser, the Company considered its intention for future use of the assets, analyses of historical financial performance and estimates of future performance of Elender Rt.'s services, among other factors. Acquired identifiable intangible assets obtained in the Company's acquisition of Elender Rt. relate to customer contracts which are being amortized over the estimated useful life of 2.5 years.

The Company estimated the fair values of the identified intangibles - customer contracts using the "income" valuation approach and discount rates ranging from 14% to 18%. The discount rates selected were based in part on the Company's weighted average cost of capital and determined after consideration of the Company's rate of return on debt and equity, and the risk associated with achieving forecasted cash flows.

The excess of the purchase price over the fair value of the identifiable tangible and intangible net assets acquired was assigned to goodwill. In accordance with SFAS No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"), goodwill will not be amortized but will be tested for impairment at least annually.

Although the former owners of Elender Rt. received shares of common stock of the Company, each of the former owners of Elender Rt. currently holds less than 10% of the outstanding shares of common stock in the Company. Therefore, they are not considered related parties and those transactions are shown as third party transactions in the accompanying consolidated financial statements of the Company.

Sale of Euroweb Czech
On December 16, 2004, the Company sold all of its shares in its wholly-owned subsidiary, Euroweb Czech for cash of $500,000. However, as a part of the transaction, the Company effectively forgave $400,000 of loans receivable from Euroweb Czech. The Company believes that the sale of Euroweb Czech meets the criteria for presentation as a discontinued operation under the provisions of Statements of Financial Accounting Standard ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets, therefore all periods are restated to reflect Euroweb Czech Republic as discontinued operations.

The following unaudited pro-forma information presents a summary of consolidated results of operations of the Company, as if the acquisition of Elender Rt., the disposal of Euroweb Czech, and the planned disposal of Euroweb Slovakia (see
Note 17 Subsequent Events), had occurred at January 1, 2003.


------------------------- ---------------------------- -------------------------
                               December 31, 2004            December 31, 2003
------------------------- ---------------------------- -------------------------
Revenues                          43,341,912                    39,686,447
------------------------- ---------------------------- -------------------------
Net loss                          (2,408,146)                   (2,741,788)
------------------------- ---------------------------- -------------------------
Net loss per share                  $(0.45)                       $(0.51)
------------------------- ---------------------------- -------------------------

The above unaudited pro forma summarized results of operations are intended for informational purposes only and, in the opinion of management, are neither indicative of the financial position or results of operations of the Company had the acquisition and disposals actually taken place as of January 1, 2004 or 2003, nor indicative of the Company's future results of operations. The above unaudited pro forma summarized results of operations do not include potential cost savings from operating efficiencies or synergies that may result from the Company's acquisition of Elender Rt.

                           Euroweb International Corp.
                   Notes to Consolidated Financial Statements
                           December 31, 2004 and 2003

2. Summary of Significant Accounting Policies and Practices

(a) Principles of consolidation and basis of presentation

The consolidated financial statements comprise the accounts of the Company and its controlled subsidiaries. All material inter-company balances and transactions have been eliminated upon consolidation and all adjustments, consisting mainly of normal recurring accruals necessary for a fair presentation, have been made. The purchase of the remaining 51% of Euroweb Hungary Rt. has been accounted in a manner similar to a pooling-of-interest with prior periods being restated.

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP").

(b) Use of estimates

The preparation of consolidated financial statements requires management to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions made by the Company include the period of benefit and recoverability of goodwill and other intangible assets. Actual results could differ from those estimates.

(c) Fair value of financial instruments

The carrying values of cash equivalents, investment in debt securities, notes and loans receivable, accounts payable, loans payable and accrued expenses approximate fair values.

(d) Revenue recognition

Revenue Recognition--The Company applies the provisions of SEC Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB No. 104 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue related to its billable services when (i) persuasive evidence of an arrangement exists, (ii) services have been rendered, (iii) the fee is fixed or determinable and (iv) collectibility is reasonably assured. Generally, these criteria are met monthly as the Company's service is provided on a month-to-month basis and collection for the service is generally made within 30 days of the service being provided.

Billable services revenues are recognized in the period in which fees are fixed or determinable and the related services are provided to the user. When the Company's subscribers pay in advance for services, revenue is recognized ratably over the period in which the related services are provided. Advance payments from users are recorded on the balance sheet as deferred revenue. In circumstances where payment is not received in advance, revenue is only recognized if collectibility is reasonably assured.

                           Euroweb International Corp.
                   Notes to Consolidated Financial Statements
                           December 31, 2004 and 2003


Access revenues consist of monthly fees charged to customers for dial-up Internet access services. Access revenues also consist of fees charged for high-speed, high-capacity access services including digital subscriber lines ("ADSL") and leased lines. Voice revenue relates to the transmission of voice information in digital form in discrete packets. Revenues are recognized on a monthly basis based on usage.

Data revenue refers to the provision of leased lines to business customers. Revenues are derived from monthly fixed fees and are recognized in the month earned.

Domain registration revenue is usually billed in advance for a period of between 0-2 years. It is recorded as deferred revenue on the balance sheet and is taken into income monthly on a straight-line basis. Web design relates to services performed for customers who require assistance with setting up a web page. Revenue is recognized once the final product has been accepted by the customer. Any work-in-progress is classified as "other assets" on the balance sheet.

Hosting revenues consist of fees earned by leasing server space and providing web services to companies and individuals wishing to present a web or e-commerce presence. Revenues are derived from monthly fixed fees and are recognized in the month earned.

Revenues from prepaid calling card sales are recognized when the customer uses the cards and are based on the ratio of actual minutes used to minutes purchased. Once the prepaid calling cards expire, any remaining prepaid amounts are recognized as revenues.

In 2002, the Company entered into an agreement to provide transmission capacity to a customer pursuant to an indefeasible rights-of-use agreement ("IRU"). Since the Company's IRU does not involve a transfer of title and other factors, management believes the agreement does not qualify for up-front sales treatment despite collection in full of the $920,000 arrangement fee. The Company has accounted for this transaction as an operating lease under Financial Accounting Standards Board Interpretation No. 13, "Accounting for Leases" ("FAS 13"). This accounting has resulted in a substantial amount of deferred revenue being recorded on the balance sheet. Revenue attributable to the transaction is being recognized on a straight-line basis over the term of the 20-year lease agreement (monthly $3,833).

The Company is also obligated to maintain its network in efficient working order and in accordance with industry standards. The customer is obligated for the term of the agreement to pay for their allocable share of the costs for operating and maintaining the network.

(e) Cost of revenues (excluding depreciation and amortization)

Cost of revenues (excluding depreciation and amortization) comprise principally of telecommunication network expenses, costs of content services and cost of leased lines and are recognized as incurred.

                           Euroweb International Corp.
                   Notes to Consolidated Financial Statements
                           December 31, 2004 and 2003

(f) Foreign currency translation

The Company considers the United States Dollar ("US$") to be the functional currency of the U.S. entity and unless otherwise stated, the respective local currency to be the functional currency of its subsidiaries. The reporting currency of the Company is the US$ and accordingly, all amounts included in the consolidated financial statements have been translated into US$.

The balance sheets of subsidiaries are translated into US$ using the year end exchange rates. Revenues and expenses are translated at average rates in effect for the periods presented. The cumulative translation adjustment is reflected as a separate component of shareholders' equity, "other comprehensive income
(loss)", on the consolidated balance sheet for Euroweb Hungary, Euroweb Romania and Euroweb Slovakia. Until December 31, 2003 the Company considered Romania a highly inflationary economy (under SFAS 52) and, therefore the U.S. dollar was used as the functional currency, with resulting gains/losses on translation being charged directly to the Statement of Operations.

Foreign currency transaction gains and losses are also included in the consolidated results of operations for the periods presented.

(g) Cash and cash equivalents

Cash and cash equivalents at December 31, 2004 include cash at bank and short-term deposits of less than three months duration.

(h) Investment in securities

Investments in marketable debt securities are classified as available-for-sale and are recorded at fair value with any unrealized holding gains or losses included as a component of other comprehensive income until realized. Investments with remaining maturities of greater than one year are classified as long-term, while those with remaining maturities of less than one year are classified as short-term. A decline in the market value of available-for-sale securities below cost that is deemed to be other-than-temporary temporary results in a reduction in the carrying value amount to fair value. Such impairment is charged to earnings and a new cost basis for the security is established. In assessing whether an impairment is other-than-temporary, the Company considers several factors including, but not limited to, the ability and intent to hold the investment, reason and duration for the impairment and forecasted performance of the investee.

(i) Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Equipment purchased under capital lease is stated at the present value of minimum lease payments at the inception of the lease, less accumulated depreciation. The Company provides for depreciation of equipment using the straight-line method over the shorter of estimated useful lives of up to four years or the lease term. Total depreciation from continuing operations for the years ended December 31, 2004 and 2003 was $ 1,933,632 and $1,569,224
respectively.

Recurring maintenance on property and equipment is expensed as incurred. Any gain or loss on retirements and disposals are included in the results of operations.

                           Euroweb International Corp.
                   Notes to Consolidated Financial Statements
                           December 31, 2004 and 2003

(j) Goodwill and Intangibles

Goodwill results from business acquisitions and represents the excess of purchase price over the fair value of net assets acquired. Amortization was computed over the estimated future period of benefit (generally five years) on a straight-line basis until December 31, 2001. On January 1, 2002 the Company adopted Statement of Financial Accounting Standard No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets," which establishes that goodwill and intangible assets acquired in a business combination and that have indefinite useful lives are no longer amortized but rather are tested at least annually for impairment. The first step of this test requires the Company to compare the carrying value of any reporting unit that has goodwill to the estimated fair value of the reporting unit. When the current fair value is less than the carrying value, the Company performs the second step of the impairment test. This second step requires the Company to measure the excess of the recorded goodwill over the current value of the goodwill by performing an exercise similar to a purchase price allocation, and to record any excess as an impairment.

Intangible assets that have finite useful lives (whether or not acquired in a business combination) are amortized over their estimated useful lives but also reviewed for impairment in accordance with FASB No. 144 "Accounting for Impairment or Disposal of Long Lived Assets". Intangibles currently consist of customer contracts which were acquired as a result of a purchase of assets and are being amortized over the estimated future period of benefit of 2.5 years. The assessment of recoverability and possible impairment are determined using estimates of undiscounted future cash flows, if an impairment has occurred. The Company then measures impairment based on the amount by which the carrying value of the customer lists exceeds its fair market value. Fair market value is determined primarily using the projected future cash flows discounted at a rate commensurate with the risk involved.

(k) Net loss per share

The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share," ("SFAS No. 128"), which provides for the calculation of "basic" and "diluted" earnings per share. Basic earnings (loss) per share include no dilution and is computed by dividing income(loss) attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential effect of common shares issuable upon exercise of stock options and warrants in periods in which they have a dilutive effect. The Company had potentially dilutive common stock equivalents for the years ended December 31, 2004 and 2003, which were not included in the computation of diluted net loss per share because they were antidilutive.

(l) Comprehensive income

Comprehensive income includes all changes in equity except those resulting from investments by, and distributions to, owners. All items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company has chosen to present a Combined Statement of Operations and Comprehensive Loss.

                           Euroweb International Corp.
                   Notes to Consolidated Financial Statements
                           December 31, 2004 and 2003

(m) Business segment reporting

The Company's operations fall into one industry segment: providing Internet access and additional value added services to business customers. Substantially all of the Company's revenues are derived from the provision of such services. The Company manages its operations, and accordingly determines its operating segments, on a geographic basis. Consequently, the Company has three operating segments: Euroweb Hungary, Euroweb Romania, and Euroweb Slovakia.

(n) Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets, net of appropriate valuation allowances, and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities, if any, are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(o) Stock-Based compensation

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations including FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25" to account for its fixed plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") and FASB Statement No. 148, ,,Accounting for Stock-Based Compensation
- Transition and Disclosure, an amendment of FASB Statement No. 123"established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by existing standards, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123, as amended.

Under the accounting provisions of SFAS No. 123, the Company's 2004 and 2003 net loss and net loss per share would have been increased to the pro forma amounts indicated below:


                                                2004                 2003
                                                                  (restated)
                                              -----------        ------------
Net loss:
    Net loss as reported                      $ (734,454)        $(1,791,027)
    Compensation expense                        (943,164)           (110,482)
    Pro forma net loss                        (1,677,618)         (1,901,509)

Basic and diluted loss per share:
    As reported                               $    (0.15)        $     (0.38)
    Pro forma                                      (0.33)              (0.41)

                           Euroweb International Corp.
                   Notes to Consolidated Financial Statements
                           December 31, 2004 and 2003

(p) Recently Issued Accounting Standards

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment. SFAS No. 123(R) requires an entity to recognize the grant-date fair value of stock options and other equity-based compensation issued to employees in the income statement, but expresses no preference for a type of valuation model. For small business issuers, the Statement is effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. Early adoption is encouraged for interim or annual periods for which financial statements or interim reports have not been issued. The Company is currently assessing the impact SFAS 123(R) may have on its financial statements.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets: an amendment of APB Opinion No. 29, which is part of the short-term international convergence project between the FASB and IASB. SFAS 153 eliminates a company's ability to use the similar productive assets concept to account for nonmonetary exchanges at book value without recognizing a gain. Nonmonetary exchanges will have to be accounted for at fair value, with gain or loss recognized, if the transactions meet a commercial-substance criterion and fair value is determinable. SFAS 153 is effective for nonmonetary asset exchanges in fiscal periods beginning after June 15, 2005, and early application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after December 16, 2004. The Company is currently assessing the impact SFAS 153 may have on its financial statements.

In December 2004 the Financial Accounting Standards Board ("FASB") issued SFAS No. 151, Inventory Costs, which amends Chapter 4, Inventory Pricing, of Accounting Research Bulletin No. 43, Restatement and Revision of Accounting
Research Bulletins. The Statement was issued as a result of the FASB's and International Accounting Standards Board's ("IASB") joint project to improve the comparability between U.S. and international accounting standards. SFAS 151 eliminates the so abnormal criterion in ARB 43 and requires companies to recognize abnormal freight, handling costs, and amounts of wasted material (spoilage) as current-period charges. Additionally, the Statement clarifies that fixed production overhead cost should be allocated to inventory based on the normal capacity of the production facility. SFAS 151 is effective for inventory costs incurred during annual periods beginning after June 15, 2005. The Company is currently assessing the impact SFAS 151 may have on its financial statements.

FASB  Statement  No. 150,  Accounting  for Certain  Financial  Instruments  with
Characteristics of both Liabilities and Equity, was issued in May 2003. This Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The Statement also includes required disclosures for financial instruments within its scope. For the Company, the Statement was effective as of January 1, 2004, except for mandatory redeemable financial instruments. For certain mandatorily redeemable financial instruments, the Statement will be effective on January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatorily redeemable financial instruments. The Company currently does not have any financial instruments that are within the scope of this Statement.

                           Euroweb International Corp.
                   Notes to Consolidated Financial Statements
                           December 31, 2004 and 2003

On April 30, 2003, the FASB issued FASB Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which amends FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, to address (1) decisions reached by the Derivatives Implementation Group, (2) developments in other Board projects that address financial instruments, and (3) implementation issues related to the definition of a derivative. The Company does not believe that FAS 149 will have any impact on its financial statements.

(q) Business Combination following the "as-if" pooling-of-interest method of accounting

On February 12, 2004, the Company entered into a Share Purchase Agreement with a related party, Pantel Rt. ("Pantel") to acquire the remaining 51% of Euroweb
Hungary shares that the Company did not already own. Pantel's majority shareholder is also KPN. As this was a transaction between entities under common control (at the date of the acquisition, KPN owned 50.17% of the voting common shares of the Company and 75% of the voting common shares of Pantel Rt.), the transaction was recorded in a manner similar to a pooling-of-interest, and accordingly the historical consolidated financial statements have been restated to include the financial position, results of operations and cash flows of Euroweb Hungary for all periods presented. Since the purchase consideration was in excess of Euroweb Hungary's book value by $2,142,556 it is accounted for as a distribution to KPN which resulted in a deduction from retained earnings at the closing of the transaction. There were no intercompany transactions requiring elimination in any period.

3. Cash Concentration

All cash and cash equivalents are held in current accounts as of December 31, 2004. Approximately $2.4 million is held in the United States, and approximately $228,000 is held in United States dollars in Romania, Slovakia and Hungary. Approximately $39,000 is held in Romania in Euro. The remaining amounts are held in local currency in Romania, Slovakia, and Hungary.


4. Property and equipment -

Property and equipment as at December 31, 2004 comprise the following:



                                                     2004           Useful Life
                                                     ----           -----------
     Software                                   $ 1,406,167           3 years
     Internet equipment                           8,168,003           3 years
     Fibre optic cables-Romania                   1,280,484          20 years
     Vehicles                                       528,344         4-5 years
     Other                                        1,209,190         3-5 years
                                                ------------
       Total                                     12,592,188
       Less accumulated depreciation             (5,339,075)
                                                ------------
                                                $ 7,253,113
                                                ============

                           Euroweb International Corp.
                   Notes to Consolidated Financial Statements
                           December 31, 2004 and 2003

5. Goodwill and Acquired Intangible Assets

Goodwill and acquired intangible assets as at December 31, 2004 comprise the following:


                                                                   2004
                                                                   ----
Customer contracts (Elender Rt.)                                 2,730,420
  Less accumulated amortization-Customer contracts                (677,132)
                                                                -----------
                                                                $2,053,288
                                                                ===========

Goodwill                                                        13,447,287
  Less impairment -Goodwill                                     (5,004,426)
  Less accumulated amortization-Goodwill                        (2,636,680)
                                                                -----------
                                                                $5,806,181
                                                                ===========


Customer contracts

Most (approximately 87%) of the Customer contracts relate to an Elender Rt. contract to provide internet access to schools in Hungary. The remaining items are leased line contracts of Elender Rt. These contracts are being amortized over a period of 2.5 years from the date of acquisition (June 2004).

Goodwill and Impairment Charges

The Gross book value of Goodwill relates to the following reporting units under SFAS 142: Euroweb Romania ($2,455,223), Euroweb Slovakia ($4,413,173), and Euroweb Hungary ($6,578,891). The Goodwill of Euroweb Slovakia was fully impaired by December 31, 2003, and the Goodwill of Euroweb Romania had been impaired down to $566,000. The Goodwill relating to Euroweb Hungary arose on the acquisition of Elender Rt. ($5,240,181) which has now been merged into Euroweb Hungary Rt. and is considered as one reporting unit for purposes of SFAS 142. The other Goodwill of $1,338,710 relating to Euroweb Hungary arose from several acquisitions and had been fully impaired by December 31, 2003.

At the beginning of 2005 the Company performed its annual impairment test relating to the goodwill as of December 31, 2004. The Company compared the fair value of the reporting units (Euroweb Romania and Euroweb Hungary) to their carrying amounts, noting that in each case the fair value was higher than the carrying amount, and that no impairment charge was required.

In 2003 impairments of $563,000 for Euroweb Slovakia, $324,957 for Euroweb Romania, and $92,581 for Euroweb Czech were recorded. The 2003 Euroweb Czech impairment is included in the `loss from discontinued operations' line item in the accompanying Consolidated Statement of Operations.

                           Euroweb International Corp.
                   Notes to Consolidated Financial Statements
                           December 31, 2004 and 2003

The net book value of goodwill of $5,806,181 as of December 31, 2004 relates to Euroweb Romania ($566,000) and Euroweb Hungary ($5,240,181).

6. Leases

Capital leases

The Company is committed under various capital leases, which expire over the next three years. The amount of assets held under capital leases included in property and equipment is as follows:


                                                                 2004
                                                              ----------
Leased Internet equipment gross value                          128,560
Leased vehicles gross value                                    355,791
                                                              ----------

   Total gross book value leased assets                        484,351
Less accumulated depreciation                                  (90,570)
                                                              ----------
   Total net book value leased assets                         $393,781
                                                              ==========

The following is a schedule of future minimum capital lease payments (with initial or remaining lease terms in excess of one year) as of December 31, 2004:



            2005                                                284,463
            2006                                                 94,201
            2007                                                 54,159
                                                              ----------
Total minimum lease payments                                    432,823
Less interest costs                                             (37,086)
                                                              ----------
Present value of future minimum lease payments                  395,737
Less:   current installments                                   (247,378)
                                                              ----------
           Non-current portion of lease obligations            $148,359
                                                              ==========


The current portion of lease obligations are included in `Other current liabilities' on the Balance Sheet.

                           Euroweb International Corp.
                   Notes to Consolidated Financial Statements
                           December 31, 2004 and 2003

Operating leases

The Company's subsidiary in Slovakia (as Lessee) has a five year non-cancelable lease agreement for office premises. Remaining minimal rental payments total approximately $380,000; $138,000 in each of 2005 and 2006, and $104,000 in 2007.

The Company's subsidiary in Hungary (as Lessee) has a seven year non-cancelable lease agreement for office premises. Remaining minimal rental payments total approximately EUR 1,282,176; EUR 320,544 in each of 2005, 2006, 2007 and 2008.

In 2002, the Company (as Lessor) entered into a twenty year Indefeasible Right of Use agreement to provide transmission capacity and collected the $920,000 lease payment in full in the same year (Note 2(d)).

7.  Bank loans, overdraft, and notes payable

On June 1, 2004,  Elender Rt.  (which has now been merged with  Euroweb  Hungary
Rt.) entered into a bank loan agreement with Commerzbank (Budapest) Rt. The agreement consists of a loan facility of HUF 300 million (approximately $1.67 million) of which approximately $1,070,000 was outstanding at December 31, 2004. The loan is being repaid in quarterly installments of HUF 14.5 million
(approximately $80,000), commencing November 30, 2004. The interest rate is BUBOR (Budapest Interbank Offered Rate) + 1.35%.

In addition, the bank also provided an overdraft facility of HUF 150 million (approximately $830,000) to Elender Rt. The Company did not need to utilize this facility as at December 31, 2004. The interest rate is BUBOR (Budapest Interbank Offered Rate) + 1%.

Notes payable of approximately $808,000 relate to outstanding liabilities to three previous shareholders of Elender Rt.: Vitonas Investments Limited, Certus Kft. and Rumed 2000 Kft. The outstanding amount is payable in four equal quarterly installments of HUF 36.438 million (approximately $202,000), with the final payment on December 31, 2005.

8. Related party loan payable

During 2002 Pantel Rt., a related party, provided a loan of HUF 245,000,000 (approximately $ 1.36 million using 2004 exchange rate) to a subsidiary of the Company. The loan bears interest at a rate of 13% and is repayable in five equal installments from December 2004 semi-annually until the end of 2006. The year-end balance reflects the payment made in December 2004.

9. Discontinued Operations and disposal of subsidiaries

On December 16, 2004, the Company sold all of its shares in its wholly-owned subsidiary, Euroweb Czech for cash of $500,000. However, as a part of the transaction, the Company effectively forgave $400,000 of loans receivable from Euroweb Czech. The Company believes that the sale of Euroweb Czech meets the criteria for presentation as a discontinued operation under the provisions of Statements of Financial Accounting Standard ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets, therefore all periods are restated to reflect Euroweb Czech Republic as discontinued operations. The Company recognized a gain of approximately US $409,000 on the sale of Euroweb Czech.

                           Euroweb International Corp.
                   Notes to Consolidated Financial Statements
                           December 31, 2004 and 2003

On April 13, 2004, the Company sold its 100% shareholding in Neophone Rt. (a non-operational subsidiary) for approximately $60,000, realizing a gain of $28,751. In 2003, Euroweb Hungary sold two subsidiaries for approximately $ 5,000. A gain of $ 109,621 was recorded on the sales due to the fact that both subsidiaries had net liabilities at the time of sale.

10. Income taxes

Deferred Tax Assets and Liabilities

Upon the acquisition of Elender Rt., the Company recognized a net Deferred Tax Liability of $294,005 related to the excess of fair value of net assets over carrying values. As most of the excess relates to the recognition of customer contracts (Note 5) which is being amortized over a period of 2.5 years from acquisition, the Deferred Tax Liability is being reduced proportionately. $83,576 was expensed in 2004. Elender Rt. had tax loss carryforwards of approximately $1.9 million (resulting in a potential Deferred Tax Asset of $312,005) which could be carried forward post acquisition. An amount up to the value of the Deferred Tax Liability ($294,005) was recognized as a Deferred Tax Asset at acquisition and the remaining deferred tax asset of $18,000 is covered by a valuation allowance (subsequent recognition of the benefits of this valuation allowance will be credited against Goodwill from the Elender acquisition). This amount has been reduced at year-end to $253,425.

The deferred income tax expense of zero in 2004 is a result of a $83,576 deferred income tax benefit due to the excess of acquisition of Elender Rt., and is offset by a deferred income tax expense of $83,576 to reduce Deferred Tax Assets.

The loss from continuing operations before income taxes by tax jurisdiction for the years ended December 31 2004 and 2003 was as follows:

                                               2004               2003
                                            -----------        -----------
Loss from continuing operations
before income taxes:
  Domestic                                $(1,670,486)        (1,370,658)
  Foreign                                     633,677             17,155
                                          -----------        -----------
Total                                     $(1,036,809)       $(1,353,503)
                                          ===========        ===========

The current income tax expense of $62,367 (2003: 61,590) is attributable to income/loss from continuing operations and relates entirely to current foreign tax.

                           Euroweb International Corp.
                   Notes to Consolidated Financial Statements
                           December 31, 2004 and 2003

The difference between the total expected tax expense (benefit) and tax expense for the years ended December 31, 2004 and 2003 is accounted for as follows:

                                                                   2004                         2003
                                                         Amount             %          Amount           %
                                                       --------            -----      -------         ------
Computed expected tax
  Benefit                                             $(352,515)          (34.00)   $(460,191)       (34.00)

  Foreign Tax Rate Differential                         696,053            67.13       50,922          3.76

  Utilization of net operating losses
  not previously recognized                             (55,732)           (5.38)     (51,529)        (3.81)

Change in tax rates                                           -                -      194,390         14.36

Non-deductible expenses                                  17,178             1.66      333,383         24.63

Change in Valuation Allowance                          (242,617)          (23.40)      (5,385)        (0.40)
                                                       --------            -----      -------         ------
Total Expense                                           $62,367             6.02%     $61,590          4.55%
                                                       ========            =====      =======         ======

The change in the tax rates in 2003 results from the fact that the corporate tax rate in Hungary was 18% for 2003 and prior years, but in 2003, the Hungarian parliament enacted a tax rate of 16% for 2004 and subsequent years. The net impact of the change in tax rates has no material impact on the financial statements as the Company has provided a full valuation allowance for deferred tax assets (see below).

The tax effects of temporary differences that give rise to significant portions of deferred tax assets at December 31, 2004 and 2003 are as follows:



                                           2004               2003
                                        -----------        -----------
Deferred Tax Assets:
  Net Operating Loss Carryovers         $5,328,292         $5,241,133
  Other                                          -             76,351
  Capital Loss Carryovers                        -             63,801
                                        -----------        -----------
Gross Deferred Tax Assets                5,328,292          5,381,385
Valuation Allowance                     (5,074,867)        (5,381,385)
                                        -----------        -----------
Net Deferred Tax Assets                    253,425                  -

Deferred Tax Liabilities (Intangibles)    (253,425)                 -
                                        -----------        -----------
Net Deferred Tax Assets                   $      -         $        -
                                        ===========        ===========


The valuation allowance was $6,384,117 at January 1, 2003. During 2004, the valuation allowance decreased by $306,518, while during 2003 it decreased by $1,002,732.

                           Euroweb International Corp.
                   Notes to Consolidated Financial Statements
                           December 31, 2004 and 2003

The Company has unused net operating loss carryforwards at December 31, 2004 of approximately $20 million available to offset future taxable income. Of this amount, approximately $10 million of losses that arose in the first three years of operation in Hungary can be carried forward indefinitely based on current Hungarian Tax Legislation. Of the remaining $10 million of losses, $1.9 million expire in various years from 2005-2010, $1.6 million expires in 2011, and the remaining $6.5 million expire in various years from 2016 through 2024. The Tax Acts of some jurisdictions contain provisions which may limit the net operating loss carryforwards available to be used in any given year if certain events occur, including significant changes in ownership interests. The Company has not assessed the impact of these provisions on the availability of Company loss carryovers since the deferred tax assets are fully offset by the valuation allowance.


In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences and tax loss carryforwards become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes that it is more likely than not that the Company will realize the benefit of these deductible differences, net of existing valuation allowances at December 31, 2004.

11.  Stockholders' Equity

On April 28, 2004, the Company granted 125,000 options to the Chief Executive Officer and an additional 195,000 options to five employees and 45,000 options to two consultants of the Company (see Note 14(a)). As the Company follows APB 25 with respect to accounting for grants made to employees, no compensation expense was recorded for the options granted to the Chief Executive Officer and the five employees. However, the Company will recognize total compensation charges of approximately $162,000 for the grants made to the two consultants, which will be expensed over the vesting period of three years (compensation expense for the year ended December 31, 2004 was $94,212).

In connection with the acquisition of Elender Rt. (Note 1), the Company issued 677,201 of common shares. The Company is in the process of registering these common shares.

                           Euroweb International Corp.
                   Notes to Consolidated Financial Statements
                           December 31, 2004 and 2003



12. Related party transactions

General: The largest customer of the Company since early 2001 has been Pantel Rt. ("Pantel"), a Hungary-based alternative telecommunications provider. As at December 31, 2004, KPN was the majority owner of Pantel and the largest shareholder of the Company. Pantel operates within the region and has become a significant trading partner for Euroweb Romania through the provision of a direct fiber cable connection, which enables companies to transmit data to a variety of destinations by utilizing the international connections of Pantel. Due to the increase in revenues from International/domestic leased line and VOIP services provided in conjunction with Pantel, some of the representatives of the Company work at the premises of Pantel in order to improve the effectiveness of the co-operation on international projects and daily operational issues. Csaba Toro, Chief Executive Officer of Euroweb International Corp., was also the Euroweb International Corp. Notes to Consolidated Financial Statements December 31, 2004 and 2003

Chief Executive Officer of Pantel until February 2003.

Transactions: Euroweb Hungary and Euroweb Romania have engaged in transactions with Pantel:

(a) Pantel provides the following services to the subsidiaries of the Company:

- Internet bandwidth
- National leased and telephone lines within Hungary
- VOIP services
- Consulting services

The total amount of these services purchased from Pantel was $6,198,505 during 2004 (2003: $5,796,350). Additionally, consulting services amounted to $292,864 in 2003, there was no such services in 2004. In 2004, Pantel Rt. charged interest of $154,761 (2003: zero).

(b) The Company and its subsidiaries provided the following services to Pantel:

- International leased lines and local loops in Hungary and Romania
- International IP and VOIP services
- Certain consultants are hired by the Company, but also work on projects for Pantel. In these cases, Pantel is recharged a portion of the consulting fees

The total value of these services sold was approximately $8,503,939 in 2004 (2003: $5,740,709).

Direct  sales to Pantel  were 23% of total  consolidated  revenue in 2004 (2003:
26%). However, the dependency on Euroweb Romania on Pantel is even more significant. Some third party sales involve Pantel as the subcontractor/service provider for the international/domestic lines, and some third party customers were introduced to the Company by Pantel (i.e. their relationship with Pantel is stronger than their relationship with Euroweb Romania).

Effective dependency on Pantel: Direct sales to Pantel and Pantel-related sales represent approximately 30% of total consolidated revenues of the Company and approximately 80% of total sales of Euroweb Romania. There is no such sales dependency in the case of Euroweb Hungary and Euroweb Slovakia.

Pricing: Agreements are made at market prices or a portion of the margin based on the financial investment into the specific services by each of the parties. The Company considers alternative suppliers for individual projects, when appropriate.

There were no other significant related party transactions in 2004 or 2003.

                           Euroweb International Corp.
                   Notes to Consolidated Financial Statements
                           December 31, 2004 and 2003

13. Commitments and Contingencies

(a) Employment Agreements

A fixed-term employment agreement with the Chief Executive Officer which provided for aggregate annual compensation of $96,000 through December 31, 2005 was amended in 2004. The amended agreement provides for an annual salary of $200,000 and a bonus of up to $150,000 in each of 2005 and 2006, as well as an annual car allowance of $30,000.

Two fixed-term employment agreements for Officers of the Company provide for an aggregate monthly compensation of $ 18,750 until December 31, 2005.

(b) Lease agreements

The Company's subsidiaries have entered into various capital leases for vehicles and internet equipment, as well as non-cancelable agreements for office premises. Refer to Note 6 (Leases).

(c) 20 years' usage rights

In 2002, Euroweb Romania provided an Indefeasible Right of Use for transmission capacity on 12 pairs of fiber (see Note 6) over a period of 20 years, commencing in 2003. For the duration of the agreement, Euroweb Romania is obliged to use all reasonable endeavours to ensure the Cable System is maintained in efficient working order and in accordance with industry standards.

(d) Legal Proceedings

There are no known significant legal procedures that have been filed and are outstanding against the Company.

(e) Elender Rt. acquisition

On June 9, 2004 the Company acquired all of the outstanding shares of Elender Business Communications Rt., a leading ISP in Hungary, for USD 6,500,000 in cash and 677,201 of the Company's shares of common stock. Under the terms of this agreement, the Company has placed 248,111 unregistered shares of newly issued (in the name of the Company) common stock with an escrow agent as security for approximately $1.5 million loans payable to former shareholders of Elender. The shares will be returned to the Company from escrow once the outstanding loans have been fully repaid. However, if there is a default on the outstanding loan, then the shares will be issued to the other party and the Company is then obliged to register these shares.

Pursuant to section 1 of the Registration Rights Agreement signed on June 1, 2004 with the Sellers of Elender Rt., if the shares of the Company's common stock were not registered within 120 days of Closing (Closing was on June 9, 2004) for reasons attributable to the Company, a penalty of $ 2,000 per day is payable until the shares are registered. The Company is in the process of registering the shares of common stock issued in connection with the Elender Rt. acquisition. The Company has made a provision of $170,000 to accrue for potential penalties under this Clause until December 31, 2004.

                           Euroweb International Corp.
                   Notes to Consolidated Financial Statements
                           December 31, 2004 and 2003

(f) Euroweb Hungary Rt. purchase guarantee

In February 2004, the remaining 51% of Euroweb Hungary Rt. was purchased from Pantel Rt. The Consideration paid by the Company for the 51% interest consisted of EUR 1,650,000 (USD $2,105,000) in cash, and a purchase commitment that Euroweb Hungary Rt. will purchase at least HUF 600 million (approximately $3 million) worth of services from Pantel Rt. in each of 2004-2006. In the event that Euroweb Hungary and its subsidiaries do not satisfy this commitment, Pantel Rt. may charge a penalty equal to 25% of the commitment amount less any services purchased. Purchases in 2004 exceeded this amount.

(g) Indemnities provided upon sale of subsidiaries

On April 13, 2004, the Company sold its 100% shareholding in Neophone Rt. (a non-operational subsidiary) for approximately $60,000. Under the terms of the sale the Company has indemnified the Buyer for any unaccrued costs, fines, penalties and lawsuits which relate to a period prior to the sale. No claims have been made to date.

Under the terms of the sale agreement for Euroweb Czech (see Note 9), the Buyer has a right to make claims against the Company for up to $200,000 under representation and warranties provisions of the sale agreement. This provision is applicable for claims made within 12 months of closing. No claims have been made to date.

14. Stock Option Plan and Employee Options

a) Stock Option Plan

The Company's Stock Option Plan expired in 2003, although unexpired options issued under this Plan are exercisable until expiry. At December 31, 2004, options for 26,000 (December 31, 2003: 46,000) Common Stock were outstanding and exercisable (by the Chief Executive Officer) under this Stock Option Plan.

In 2004, the Board of Directors established the "2004 Incentive Plan" or "the Plan", with an aggregate of 800,000 shares of common stock authorized for issuance under the Plan. The Plan provides that incentive and nonqualified options may be granted to key employees, officers, directors and consultants of the Company for the purpose of providing an incentive to those persons. The Plan may be administered by either the Board of Directors or a committee of two directors appointed by the Board (the "Committee"). The Board or Committee determines, among other things, the persons to whom stock options are granted, the number of shares subject to each option, the date or dates upon which each option may be exercised and the exercise price per share.

Options granted under the Plan are generally exercisable for a period of up to ten years from the date of grant. No Option shall be transferable, except by will or the laws of descent and distribution. Incentive options granted to a Principal Stockholder must have an exercise price of not less than 110% of the fair market value of the underlying stock on the date of the grant. The Company will not grant a nonqualified option with an exercise price less than 85% of the fair market value of the underlying common stock on the date of the grant.

                           Euroweb International Corp.
                   Notes to Consolidated Financial Statements
                           December 31, 2004 and 2003

Under the Plan, the Company on April 26, 2004 granted 125,000 options to the Chief Executive Officer and an additional 195,000 options to five employees and 45,000 options to two consultants of the Company. All of these options have an exercise price equal to the market price on day of grant ($4.78), vest over a period of between 3-4 years and relate to future services to be performed. As the Company follows APB 25 with respect to accounting for grants made to employees, no compensation expense will be recorded for the options granted to the Chief Executive Officer and the five employees. However, the Company will recognize total compensation charges of approximately $162,000 for the grants made to the two consultants, which is being expensed over the vesting period of three years.

(b) Other Options

The Company has issued exercisable options pursuant to employment agreements. As of December 31, 2004 (and 2003) fully vested options are outstanding and exercisable for 63,000 shares pursuant to the employment agreement with the Chief Executive Officer. The options were granted on April 2, 1999 (with exercise price equal to stock price at date of grant) and expire on April 2, 2005. The options are exercisable at $ 10.00 per share.

On October 13 2003, the Company granted two Directors 100,000 options each, at an exercise price (equal to the fair value on that day) of $4.21 per share, with 25,000 options vesting on each April 13 of 2004-2007.

(c) Accounting for stock-based options

SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123"), requires the Company to provide pro forma information regarding net income and earnings per share as if compensation cost for the Company's stock options had been determined in accordance with the fair value-based method prescribed in SFAS No. 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model.

The amount calculated as total compensation expense under SFAS No. 123 is $632,766 for the 200,000 options granted to directors on October 13, 2003, and $1.3 million for the 365,000 options granted on April 26, 2004 (calculated at grant date using Black-Scholes valuation model with volatility of 88%, interest rate of 4%, expected life of 6 years and a no-dividend assumption). Under the accounting provisions of SFAS No. 123, this compensation expense is recorded over the vesting period of the options (3-4 years) and the Company's 2004 and 2003 net loss and net loss per share would have increased to the pro forma amounts indicated below:


                                                 2004                 2003
                                                                  (restated)
Net loss:
    Net loss as reported                       $(734,454)        $(1,791,027)
    Compensation expense                        (943,164)           (110,482)
    Pro forma net loss                        (1,677,618)         (1,901,509)

Basic and diluted loss per share:
    As reported                                $   (0.15)        $     (0.38)
    Pro forma                                      (0.33)              (0.41)

                           Euroweb International Corp.
                   Notes to Consolidated Financial Statements
                           December 31, 2004 and 2003

The following table summarizes the total number of shares for which options have been issued (Stock Option Plan, 2004 Incentive Plan, Employment Agreements and grants to Directors) and are outstanding:



                                                2004                  2003
                                            --------------       --------------
                                               Weighted                Weighted
                                               average                 average
                                               exercise                exercise
                                 Options       Price       Options     Price
                                 ---------     ---------   ---------   --------
Outstanding, January 1,           309,000        $5.95      124,500     $9.00
Granted                           365,000         4.78      200,000      4.21
Cancelled                               -            -            -         -
Expired                           (20,000)        5.00      (15,500)     7.65
                                 ---------     ---------   ---------   --------
Outstanding, December 31,         654,000         5.33      309,000      5.95
                                 =========     =========   =========   ========

250,250  options are  outstanding  and  exercisable  at December 31, 2004 (2003:
109,000)

The 200,000  options  granted to Directors in 2003 are  exercisable  as follows:
50,000  exercisable on each April 14 of 2004,  2005, 2006, and 2007. The 365,000 options granted on April 26, 2004 are exercisable as follows: 111,250 options on November 1, 2004, 111,250 options on each of October 1, 2005, and October 1, 2006, and 31,250 options on October 1, 2007. The remaining 89,000 options outstanding as at December 31, 2004 are all exercisable as at December 31, 2004.

No options were exercised in 2004 and 2003.

At December 31, 2004 the range of exercise prices and weighted average remaining contractual life of outstanding options was $4.21 - $10.47 and 5.93 years, respectively.

15. Stock Warrants

As at December 31, 2003 the total number of shares for which warrants have been issued and are exercisable (at $ 11 per share) was 10,000. These warrants expired unexercised on May 2, 2004. No warrants were issued in 2004.

16. Geographic information

The Company's operations fall into one industry segment: providing Internet access and additional value added services to business customers. The Company manages its operations, and accordingly determines its operating segments, on a geographic basis. Consequently, the Company has three operating segments:
Euroweb Hungary, Euroweb Romania, and Euroweb Slovakia. The performance of geographic operating segments is monitored based on net income or loss from operations (before income taxes, interest, and foreign exchange gains/losses). The accounting policies of the segments are the same as those described in the summary of accounting policies in Note 2. There are no inter-segment sales revenues.

                           Euroweb International Corp.
                   Notes to Consolidated Financial Statements
                           December 31, 2004 and 2003

The following tables summarize financial information by geographic segment for the year ended December 31, 2004 and 2003:

Geographic information for 2004
                                   Slovakia   Romania      Hungary         Corporate        Total
3rd party revenues               3,827,738   5,637,991   18,646,057             -       $28,111,786
Pantel related revenues                  -   7,999,011      504,928             -         8,503,939
Total revenues                   3,827,738  13,637,002   19,150,985             -        36,615,725

Depreciation                       185,758     626,564    1,119,262          2,048        1,933,632
Intangible amortization
(customer contract)          -            -          -      677,132              -          677,132

Interest income                     32,857      24,437       95,539         49,154          201,987
Interest expense                     8,718      30,571      380,370             -           419,659
Net interest (expense)
income                              24,139      (6,134)    (284,831)        49,154         (217,672)

Income tax                          31,275      31,092            -              -           61,590
Net loss                           313,754     (53,704)     (97,317)      (897,187)        (734,454)

Fixed assets, net                  234,557   2,195,881    5,274,303              -        7,704,741
Fixed asset additions               76,807     985,492      639,691              -        1,701,990
Goodwill                                 -     566,000    5,240,181                       5.806.181


Geographic information for 2003


                                   Slovakia    Romania   Hungary         Corporate        Total
3rd party revenues               3,424,633    4,539,215    8,412,501             -       $16,376,349
Pantel related revenues                  -    5,633,864      106,845             -         5,740,709
Total revenues                   3,424,633   10,173,079    8,519,346             -        22,117,058

Depreciation                       328,182      466,853      841,098             -         1,636,133
Intangible impairment                    -      100,364            -             -           100,364
Goodwill impairment                563,000      324,957            -             -           887,957

Interest income                     18,990        3,934       82,012       390,349           495,285
Interest expense                    28,269       24,333       93,132         5,231           150,965
Net interest (expense)
income                              (9,279)     (20,399)     (11,120)      385,118           344,320

Income tax                               -       61,590            -             -            61,590
Net loss                          (457,092)    (399,232)    (214,967)     (719,736)       (1,791,027)

Fixed assets, net                  326,788    1,575,851      879,385             -         2,782,024
Fixed asset additions               94,954      752,848      310,270             -         1,158,072
Goodwill                                 -      566,000            -             -           566,000

Goodwill and related impairment amounts are recorded in the books of the Corporate entity and allocated to reporting units. The Gain/Loss on discontinued operations is included in the Corporate Net Loss.

                           Euroweb International Corp.
                   Notes to Consolidated Financial Statements
                           December 31, 2004 and 2003

17. Subsequent events

(a) Status of Pantel Rt. as a related party

On February 28, 2005, it was announced that the sale of KPN NV's 75.1% interest in the Pantel business to the Hungarian Telephone and Cable Corp. had been completed. Therefore, Pantel is no longer considered a related party effective March 1, 2005.


(b) Euroweb Slovakia

In January 2005, the Company decided that the operations of Euroweb Slovakia were no longer considered part of the core assets of the Company. In light of this decision, the Company, in January 2005, approached a potential buyer interested in acquiring internet service providers in Slovakia. The Company is currently negotiating the sale of Euroweb Slovakia with this potential buyer. The Company intends to treat Euroweb Slovakia as a discontinued operation for purposes of US GAAP reporting in future periods, with appropriate restatement of comparative prior period amounts. The following table presents the carrying amounts of the major classes of assets and liabilities of Euroweb Slovakia as at December 31, 2004:

                                                                2004
                                                                ----
Current assets                                                1,480,522
Long-term assets                                                234,557
   Total assets                                              $1,715,079

Current liabilities                                           1,244,310
Long-term liabilities                                             6,701
   Total liabilities                                         $1,251,011

Net equity                                                     $464,068

(c) Announced sale of the Company's shares by KPN

Pursuant to a Stock Purchase Agreement dated as of January 28, 2005, between KPN Telecom B.V. (the largest shareholder of the Company), and CORCYRA d.o.o.("CORCYRA"), CORCYRA purchased 289,855 shares of the Company's common stock from KPN Telecom B.V. and has also agreed to purchase KPN Telecom B.V.'s remaining shares of the Company's common stock by April 30, 2006.

(d) Potential acquisition

In March 2005, the Company signed a Letter of Intent relating to a potential acquisition. The finalisation of the transaction terms is subject to the completion of due diligence procedures (currently underway) and agreement on terms which will be detailed in a formal purchase agreement. The purchase consideration, if the transaction goes ahead, is expected to comprise a combination of cash and Company stock.

                           Euroweb International Corp.
                   Notes to Consolidated Financial Statements
                           December 31, 2004 and 2003


(e) New Stock options

On March 22nd, 2005 the Board of Directors decided to grant two new directors 100,000 stock options each under the 2004 Incentive Plan. These stock options are exercisable as follows: 50,000 exercisable on each September 22 of 2005, 2006, 2007, and 2008.

      Financial statements Of Elender Business Communications Services Rt.

             Report of Independent Registered Public Accounting Firm

       To the Shareholders of Elender Business Communications Services Rt.

We have audited the accompanying balance sheets of Elender Business Communications Services Rt. (the "Company") as of December 31, 2003 and 2002, and the related statements of operations, shareholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Elender Business Communications Services Rt. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.





                                       /s/ Deloitte
                                       ------------
                                       Deloitte
                                       Budapest, Hungary



July 2, 2004

                  Elender Business Communications Services Rt.
                                 Balance Sheets
                           December 31, 2003 and 2002
                                   In HUF'000

                                                                                                  2003         2002
                                                                                               ----------    ----------
ASSETS
  Current assets:
    Cash and cash equivalents ..............................................................       76,702       145,069
    Trade accounts receivable, net .........................................................      201,152       548,471
    Related party receivables ..............................................................       54,663       181,477
    Prepaid and other current assets .......................................................      257,631       150,692
                                                                                               ----------    ----------
         Total current assets ..............................................................      590,148     1,025,709

  Property and equipment, net ..............................................................      920,909     1,156,048
  Investment in affiliate ..................................................................      102,248       108,605
                                                                                               ----------    ----------
    Total assets ...........................................................................    1,613,305     2,290,362
                                                                                               ==========    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities:
    Trade accounts payable .................................................................      324,444       172,535
    Related party payables .................................................................       36,083       173,640
    Short term related party loan ..........................................................      166,515       367,793
    Short term portion of long term loan payable ...........................................       94,196       137,277
    Other current liabilities ..............................................................       58,278       124,655
    Accrued expenses .......................................................................      203,361       160,331
    Deferred revenue .......................................................................       11,196       266,092
                                                                                               ----------    ----------
       Total current liabilities ...........................................................      894,073     1,402,323

    Long term related party loan ...........................................................      679,339       829,037
    Long term loan payable .................................................................       56,597       148,592
    Long term capital lease obligation .....................................................        1,756          --
                                                                                               ----------    ----------
        Total long term liabilities ........................................................      737,692       977,629

                                                                                               ----------    ----------
       Total liabilities ...................................................................    1,631,765     2,379,952
                                                                                               ----------    ----------

   Commitments and contingencies (note 11)

   Shareholders' deficit
   Common stock, HUF 10,000 par value  (2,000 and 300 shares ...............................       20,000         3,000
   authorized, issued and outstanding as of December 31, 2003 and 2002, respectively)
   Additional paid in capital ..............................................................      501,874       331,874
   Accumulated deficit .....................................................................     (540,334)     (424,464)
                                                                                               ----------    ----------
      Total shareholders' deficit ..........................................................      (18,460)      (89,590)
                                                                                               ----------    ----------


      Total liabilities and shareholders' deficit ..........................................    1,613,305     2,290,362
                                                                                               ==========    ==========

                 See accompanying notes to financial statements

                  Elender Business Communications Services Rt.
                            Statements of Operations
                     Years Ended December 31, 2003 and 2002
                                   In HUF'000



                                                             2003           2002
                                                          ----------    ----------
Third party revenue ...................................    4,624,783     5,202,704
Related party revenue .................................       70,740       113,947
                                                          ----------    ----------
Total revenue .........................................    4,695,523     5,316,651

Cost of  revenue (exclusive of depreciation and .......    3,168,711     3,408,184
amortization shown separately below)

Operating expenses
    Personnel expenses ................................      252,950       405,337
   Consulting, professional and directors fees ........      297,215       224,149
   Other selling, general and administrative expenses
   (including THUF 234,570 and THUF 250,037 related
   party expenses in 2003 and 2002 respectively)
                                                             638,397       824,429
   Depreciation and amortization ......................      340,684       302,915
                                                          ----------    ----------
Total operating expenses ..............................    1,529,246     1,756,830

(Loss)/income from operations .........................       (2,434)      151,637

Other income/(expense)
Interest income .......................................          350        13,106
Interest expense ......................................     (110,195)      (53,295)
Foreign exchange gain, net ............................        2,766         5,446
                                                          ----------    ----------
Total other expense ...................................     (107,079)      (34,743)
                                                          ----------    ----------

(Loss)/income before income taxes and equity in loss of
affiliate .............................................     (109,513)      116,894
Income taxes ..........................................         --            --
                                                          ----------    ----------
(Loss)/income before equity in loss of affiliate ......     (109,513)      116,894
                                                          ----------    ----------
Equity in loss of affiliate ...........................       (6,357)      (77,436)
                                                          ----------    ----------

Net (loss)/income .....................................     (115,870)       39,458
                                                          ==========    ==========

                See accompanying notes to financial statements.

                  Elender Business Communications Services Rt.
                 Statements of Changes in Shareholders' Deficit
  Years Ended December 31, 2003 and 2002 In HUF'000 (except number of shares)



                                           Common Stock              Additional    Accumulated     Shareholders'
                                         Shares*       Amount      paid in capital    Deficit        Deficit

January 1, 2002                              300          3,000               -       (463,922)         (460,922)
                                        =========    ===========    ============    ===========    ==============
Net income                                     -              -               -         39,458            39,458
Return of capital to parent                                            (210,959)                        (210,959)
Forgiveness of related party loan              -              -         542,833              -           542,833
                                        ---------    -----------    ------------    -----------    --------------
December 31, 2002                            300          3,000         331,874       (424,464)          (89,590)
                                        =========    ===========    ============    ===========    ==============
Issuance of common stock                   1,700         17,000               -              -            17,000
Net loss                                       -                              -       (115,870)         (115,870)
                                                              -
Forgiveness of related party loan              -              -         170,000              -           170,000
                                        ---------    -----------    ------------    -----------    --------------
December 31, 2003                          2,000         20,000         501,874       (540,334)          (18,460)
                                        =========    ===========    ============    ===========    ==============

* number of shares

                See accompanying notes to financial statements.

                  Elender Business Communications Services Rt.
                            Statements of Cash Flows
                      Year Ended December 31, 2003 and 2002
                                   In HUF'000

                                                                    2003         2002
Net (loss)/income ..............................................   (115,870)     39,458
Adjustments to reconcile net (loss)/income to net cash used in operating activities:
Depreciation and amortization ..................................    340,684     302,915
Loss on sale of property and equipment .........................     21,702      16,520
Equity in loss of affiliate ....................................      6,357      77,436
Increase in allowance for doubtful receivables .................     16,239       8,337
Changes in assets and liabilities:
   Receivables .................................................    430,780     553,602
   Prepaid and other assets ....................................     31,429      21,934
   Related party payables ......................................   (137,557)   (982,846)
   Payables and other current liabilities ......................    198,022     538,906
   Deferred revenue ............................................   (254,896)    198,091
                                                                   --------    --------
Net cash provided by operating activities ......................    536,890     774,353

Cash flows from investing activities:
Redemption of marketable securities ............................       --       155,034
Investment in affiliate ........................................       --      (186,041)
Purchase of property and equipment .............................   (184,871)   (708,389)
Proceeds from sale of property and equipment ...................     48,666     165,667
                                                                   --------    --------
Net cash used in investing activities ..........................   (136,205)   (573,729)

Cash flows from financing activities:
Draw down of short-term and long-term loans from related parties
                                                                    103,514     497,812
Repayment of short-term and long-term loans from related parties
                                                                   (454,487)   (242,801)
Draw down of short-term and long-term loans ....................    125,000        --
Repayment of short-term and long-term loans ....................   (260,079)   (618,312)
Proceeds from issuance of shares ...............................     17,000        --
                                                                   --------    --------
Net cash used in financing activities ..........................   (469,052)   (363,301)

Decrease in cash and cash equivalents ..........................    (68,367)   (162,677)
Cash and cash equivalents, beginning of year ...................    145,069     307,746
                                                                   --------    --------
Cash and cash equivalents, end of year .........................     76,702     145,069
                                                                   ========    ========

Supplemental Disclosures:

Cash paid for income taxes .....................................       --          --
                                                                   ========    ========
Cash paid for interest .........................................    (81,777)    (19,996)
                                                                   ========    ========

Non-cash financing transactions:

Capital lease ..................................................      2,201        --
                                                                   ========    ========
Forgiveness of related party loan ..............................    170,000     542,833
                                                                   ========    ========

                See accompanying notes to financial statements.

1. Organization and Business

Elender Business Communications Services Rt was formed on October 23, 2003 at which time it legally merged with Elender Kft., an Internet Service Provider ("ISP") and three content providers Webigen Rt., Acquarius 2002 Rt. and Elender Web Kft., all of which were under common control at the time of the merger. Elender Rt., Elender Kft., Webigen Rt., Acquarius 2002 Rt. and Elender Web Kft are collectively referred to as "Elender" or the "Company." The Company began its operations in October 1995.

The Company operates in one industry segment, providing a full range of Internet related services. The Internet services provided by the Company include Internet access, web related services, consulting, application development, and other content services.

On February 23, 2004, Euroweb International Corp., a Delaware corporation, entered into a Shares Purchase Agreement with Vitonas Investments Limited, a company with registered seat in Cyprus ("Vitonas"), Certus Kft., a Hungarian corporation ("Certus") and Rumed 2000 Kft., a Hungarian corporation ("Rumed" and collectively with Vitonas and Certus the "Seller"), to acquire Seller's 100% interest in Elender.

2. Summary of Significant Accounting Policies

                              Accounting Principles

The financial statements and accompanying notes have been prepared in conformity with accounting principles generally accepted in the United States of America.

Basis of presentation

The financial statements comprise the accounts of Elender Rt, Elender Kft, Webigen Rt, Aquarius 2002 Rt and Elender Web Kft. Elender Kft acquired Webigen Rt. in December 2002 from a related party at book value, while Aquarius 2002 Rt and Elender Web Kft together with Webigen Rt. merged with Elender Kft. as of October 13, 2003. The acquisitions and mergers were made from an entity under common control (all of the companies were owned or controlled by Wallis group at the time of mergers in October 2003) and accordingly, the transactions were accounted in a manner similar to a pooling-of-interest in accordance with accounting principles generally accepted in the United States of America, with all prior periods being restated as if the entities were combined for all periods presented.

All material intercompany balances and transactions have been eliminated.

2. Summary of Significant Accounting Policies Continued

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Business segment reporting

Management has determined that the Company operates in one industry segment, providing Internet access and additional value added services to business customers and individuals. All of the Company's revenues are derived from the provision of such services.

Fair value of financial instruments

The carrying values of cash equivalents, notes and loans receivable, accounts payable, loans payable and accrued expenses approximate their fair values.

Cash and cash equivalents

Cash and cash equivalents include cash at bank and short-term deposits with maturity date of less than three months at the date of purchase.

2. Summary of Significant Accounting Policies

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Equipment purchased under capital leases is stated at the present value of minimum lease payments at the inception of the lease less accumulated depreciation. Leased assets are depreciated using a straight-line method over the estimated useful lives of the leased asset. The Company provides for depreciation of property and equipment using the straight-line method over the following estimated useful lives:


Software                                       3 years
Computer equipment                             3 years
Other furniture equipment and fixtures       3-5 years
Vehicles                                       5 years


Recurring maintenance on property and equipment is expensed as incurred.

Long-lived assets

In accordance with Statements of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company periodically reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of those assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted cash flows to the recorded value of the asset. If impairment is indicated, the asset is written down to its estimated fair value based on a discounted cash flow analysis.

Invesment in affiliate

The  Company  uses  the  equity  method  to  account  for  its   investments  in
non-marketable equity securities where it has an ownership interest of between 20-50%.

2. Summary of Significant Accounting Policies Continued

Revenue recognition

Revenue is recognized when earned. Revenues from Internet services are recognized in the month in which the services are provided, either based on monthly usage or on fixed monthly fees. Revenues for consulting services are recognized as the service is performed. The Company defers revenue recognition for payments on contracts for which services have not been performed.

Cost of revenues (excluding depreciation and amortization)

Cost of revenues (excluding depreciation and amortization) comprised principally of telecommunication network expenses, costs of content services and cost of leased lines.

Barter transactions

The Company periodically barters services for advertising credits. The Company is able to determine fair value based on comparable cash transactions for the services provided and for which the advertiser has the financial ability to pay cash. Revenue related to bartered services is recognized when the services are rendered. The barter advertising credits are initially recorded as an asset in "Prepaid and other current assets" and expensed in "Other selling, general and administrative expenses" when they are utilized. Barter transactions totaled approximately THUF 50,650 and THUF 102,902 during the years ended December 31, 2003 and 2002, respectively

Advertising costs

Advertising costs are expensed as incurred and amounted THUF 156,832 and THUF 64,336 for the years ended December 31, 2003 and 2002, respectively.

Foreign currency translation

The Company considers the Hungarian Forint ("HUF") to be its functional currency.

Gains and losses from foreign currency transactions and the translation of monetary assets or liabilities not denominated in Hungarian forints are included in the income statements in the period in which they occur

2. Summary of Significant Accounting Policies Continued

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities, net of appropriate valuation allowances, are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities, if any, are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Recent accounting pronouncements

On April 30, 2003, the Financial Accounting Standards Board ("FASB") issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149") which amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" to address (1) decisions reached by the Derivatives Implementation Group, (2) developments in other Board projects that address financial instruments, and (3) implementation issues related to the definition of a derivative. The Company has adopted this pronouncement and it has no material impact on its financial statements.



     3. Trade accounts receivable

                                                         2003              2002
--------------------------------------------------------------------------------
Receivable                                            227,728           558,808
Less allowance for doubtful debts                     (26,576)          (10,337)
--------------------------------------------------------------------------------
Total                                                 201,152           548,471
                                                      =======           =======



The Company establishes allowance for bad debt to reduce receivables to their net realizable value. The allowance is determined on an account by account basis.

4. Prepaid and other current assets



                                                         2003            2002
--------------------------------------------------------------------------------
Unbilled revenues                                      92,787            53,059
Prepaid costs                                          15,773             7,600
Barter credits                                         92,050            64,936
Value added tax receivable                              7,578                 -
Loans                                                  15,000            10,023
Others                                                 34,443            15,074
--------------------------------------------------------------------------------
Total                                                 257,631           150,692
                                                      =======           =======

5. Property and equipment

Property and equipment as at December 31, 2003 and 2002 in THUF were as follows:



                                                         2003             2002
--------------------------------------------------------------------------------
Software                                              392,826           323,733
Computer equipment                                    983,077           958,606
Vehicles, furniture, fixtures and other               310,453           298,472
Total                                               1,686,356         1,580,811
Less accumulated depreciation                        (765,447)         (424,763)
Total property and equipment                          920,909         1,156,048
                                                      =======         =========



The gross value of assets recorded under capital lease obligation was THUF 2,319, while accumulated depreciation was THUF 89 as of December 31, 2003. As of December 31, 2002 there were no assets under capital lease obligations.

6. Investment in affiliates

The Company owned 30.9% of the outstanding shares in Index Rt. as of December 31, 2003 and 2002. In March 2004, the Company sold its investment for THUF 171,920 to a related party. (See note 12). During 2003 and 2002 the Company recorded losses of THUF 77,436 and THUF 6,357, respectively, reflecting its proportional share of the operating losses of Index Rt.

7. Related party transactions

The Company has entered into transactions with related parties both during the course of its normal operating activities and for financing its operations. These transactions are summarized below:

Financing transactions

The balance of long term related party loan liabilities as of December 31, 2003 and 2002 were as follows:



                                                      2003                 2002
--------------------------------------------------------------------------------
Vitonas Limited                                    528,818              609,652
Certus Kft.                                         76,427              102,552
Rumed    Kft.                                       74,094               89,304
Wems - Wallis related entity                             -               27,529
--------------------------------------------------------------------------------
Total long-term related party loans                679,339              829,037
                                                   =======              =======



The  expiration  date of all of the  related  party  loans was  October 7, 2007.
Interest rate is BUBOR (interbank credit interest rate in Budapest) + 1.5% (13.24% and 9.12% as of December 31, 2003 and 2002, respectively).

Based on the share purchase agreement of the Company, the repayment schedule of the related party loans was amended such that the maturity date is now December 31, 2005.

The balance of short term related party loan liabilities as of December 31, 2003 and 2002 were as follows:



                                                      2003                 2002
--------------------------------------------------------------------------------
Wallis   Rt.                                       166,515              367,793
--------------------------------------------------------------------------------
Total short-term related party loans               166,515              367,793
                                                   =======              =======


Interest rate is BUBOR + 1.5% (13.24% and 9.12% as of December 31, 2003 and 2002, respectively).

The Company recorded related party interest expense in the accompanying income statement of THUF 94,377 and THUF 16,552 in 2003 and 2002, respectively.

During 2003 and 2002, certain loan liabilities were waived by related parties amounting to THUF 170,000 and THUF 542,833, respectively. The effect of the waivers has been shown as increase in additional paid-in-capital in the accompanying financial statements.

The schedule of principal payments on related party loans is as follows as of December 31, 2003:



Payments due in 2004                       166,515
Payments due in 2005                       679,339
                                           -------
Total related party loans                  845,854
                                           =======

Operating transactions

The Company provides Internet access and related services to the related parties. Total revenues generated from these services was THUF 70,740 and THUF 113,947 during 2003 and 2002, respectively

Related parties also provided the following services to the Company:

- Office rental
- Car rental
- Consulting and advisory
- Labour outsourcing
- Advertising and public relations
- Telephone

Total amount of these services purchased by Elender was approximately THUF 234,570 and THUF 250,037 during 2003 and 2002, respectively.

8. Long-term loans

The Company has entered a loan agreement with Raiffeisen Bank Rt ("Bank") in a value of HUF 275,000,000 with an interest rate of BUBOR +2.25% (13.99% and 9.87% as of December 31, 2003 and 2002, respectively). The loan is payable in quarterly installments through October 22, 2005. The loan is guaranteed by the shares of the Company pledged as collateral and also guaranteed by Wallis Rt. In addition to the loan agreement, the Company also concluded an overdraft facility with the Bank in a value of HUF 100,000,000 with interest rate of BUBOR + 0.7% (12.44% and 8.32% as of December 31, 2003 and 2002). The facility will expire on August 31, 2004.

The outstanding balances were in THUF as follows at December 31:



                                                             2003          2002
--------------------------------------------------------------------------------
Long term loan                                            150,793       285,869
Short term portion of long term loan                      (94,196)     (137,277)
--------------------------------------------------------------------------------
Total long term loan payable                               56,597       148,592
                                                           ======       =======


The schedule of principal payments on long term loans is as follows as of December 31, 2003:


-----------------------------------------------------------------
Loan payable in 2004                                       94,196
Loan payable in 2005                                       56,597
-----------------------------------------------------------------
Total                                                     150,793
                                                          =======


There were no amounts drawn on the bank overdraft at December 31, 2003 and 2002.


     9. Other current liabilities

                                                             2003          2002
--------------------------------------------------------------------------------
Value added tax payable                                         -        47,545
Local tax payable                                          22,286        21,291
Wages related taxes                                        29,199        36,935
Other                                                       6,793        18,884
--------------------------------------------------------------------------------
Total other current liabilities                            58,278       124,655
                                                           ======       =======
                                      F-42

     10. Accrued expenses

                                                             2003          2002
--------------------------------------------------------------------------------
Telecommunication expenses                                112,042        78,964
Interest                                                   28,068        20,193
Subcontractors and consultants                             35,281        20,970
Other                                                      27,970        40,204
--------------------------------------------------------------------------------
Total                                                     203,361       160,331
                                                          =======       =======

11. Commitments and Contingencies

Lease agreements

Capital lease - In 2003, the Company entered into capital lease, which expires over the next four years. The following is a schedule of future capital lease payments (with initial or remaining lease terms in excess of one year) as of December 31, 2003 in THUF:


Short term lease obligation                                                 445
Long term lease obligation                                                1,756
--------------------------------------------------------------------------------
Total lease payments                                                      2,201
                                                                          =====


The current portion of the capital lease obligation is included in `Other current liabilities' in the accompanying balance sheets.

Operating lease - On January 1, 2002, the Company has entered a non-cancelable rental contract for its office space for the period of seven years with a related party. The monthly rental fee is HUF 5,400,000 (EUR 21,560). Rent expense included in the accompanying income statements was THUF 64,800 and THUF 64,800 in 2003 and 2002, respectively.

Following  are  the  Company's   commitments  under  its  non-cancelable   lease
obligations:



                                         Capital lease           Operating lease
2004                                               745                    64,800
2005                                               745                    64,800
2006                                               745                    64,800
2007                                               683                    64,800
2008                                                 -                    64,800
                                  ---------------------   ----------------------
Total                                            2,917                   324,000
                                  ---------------------   ======================
Less amount representing interest                 (716)
                                  ---------------------
Net minimum lease payments                       2,201
                                  =====================


There are no restrictions on dividends imposed by lease contracts.

12. Income taxes

The statutory corporate tax rate was 18% as of December 31, 2003 and 2002. The statutory rate will be 16 % effective from January 1, 2004. Owing to the taxable losses, the Company did not have any corporate income taxes payable for the years of 2003 and 2002.

The  following  summarizes  the Company's net deferred tax assets as of December
31:



                                                      2003                 2002
--------------------------------------------------------------------------------
Investment in affiliate                             13,407               12,390
Net operating loss carry forwards                   21,891               13,483
--------------------------------------------------------------------------------
Total deferred tax assets                           35,298               25,873
Less allowance                                     (35,298)             (25,873)
--------------------------------------------------------------------------------
Total                                                    0                    0



The losses incurred in the previous years can be carried forward for offset against future taxable profit. The carried forward taxable losses as of December 31, 2003 and 2002 were THUF 136,819 and THUF 84,272, respectively. Such losses expire beginning 2007 through 2008. The Company has recorded a full valuation allowance against its deferred tax assets, as management does not believe the assets will be realized.

13. Subsequent events

In the first quarter of 2004, Elender Rt. has sold its investment in its affiliate (Index Rt) for HUF 171,920,000 to Wallis. The sale was affected through a reduction of the short-term related party loan liabilities due to Wallis.

The Company has concluded a new bank loan agreement with Commerzbank Rt on June 1, 2004. This loan agreement was signed and replaced the existing loan facilities with Raiffeisen and to increase the current loan facilities to HUF 350 million and the overdraft facilities limit to 450 million HUF. Amounts outstanding on the Raiffeisen Loan were repaid.

                  Elender Business Communications Services Rt.
                       Unaudited Condensed Balance Sheets
                      March 31, 2004 and December 31, 2003
                                   In HUF'000


                                                                                   March 31,     December 31,
                                                                                     2004           2003
                                                                                   ----------    ----------
ASSETS
  Current assets:
    Cash and cash equivalents ..................................................          881        76,702
    Trade accounts receivable, net .............................................      364,622       201,152
    Related party receivables ..................................................         --          54,663
    Prepaid and other current assets ...........................................      275,053       257,631
                                                                                   ----------    ----------
         Total current assets ..................................................      640,556       590,148

  Property and equipment, net ..................................................      892,181       920,909
  Investment in affiliate ......................................................         --         102,248
                                                                                   ----------    ----------

       Total assets ............................................................    1,532,737     1,613,305
                                                                                   ==========    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities:
    Trade accounts payable .....................................................      380,559       324,444
    Related party payables .....................................................         --          36,083
    Short term related party loan ..............................................      182,191       166,515
    Short term portion of long term loan payable ...............................      127,335        94,196
    Other current liabilities ..................................................       54,407        58,278
    Accrued expenses ...........................................................      267,607       203,361
    Deferred revenues ..........................................................        6,932        11,196
                                                                                   ----------    ----------
       Total current liabilities ...............................................    1,019,031       894,073

    Long term related party loan ...............................................      471,147       679,339
    Long term loan payable .....................................................          970        56,597
    Long term capital lease obligation .........................................        1,632         1,756
                                                                                   ----------    ----------
        Total long term liabilities ............................................      473,749       737,692

                                                                                   ----------    ----------
       Total liabilities .......................................................    1,492,780     1,631,765

    Commitments and contingencies

   Shareholders' deficit
   Common stock, HUF 10,000 par value (2,000 shares authorized, ................       20,000        20,000
   issued and outstanding)
   Additional paid in capital ..................................................      501,874       501,874
   Accumulated deficit .........................................................     (481,917)     (540,334)
                                                                                   ----------    ----------
      Total shareholders' deficit ..............................................       39,957       (18,460)

      Total liabilities and shareholders' equity/(deficit) .....................    1,532,737     1,613,305
                                                                                   ==========    ==========

       See accompanying notes to unaudited condensed financial statements

                  Elender Business Communications Services Rt.
                  Unaudited Condensed Statements of Operations
                     Quarters Ended March 31, 2004 and 2003
                                   In HUF'000


                                                            2004 Q1        2003 Q1
Third party revenue ....................................    1,180,403     1,146,974
Related party revenue ..................................       20,458        14,342
Total revenue ..........................................    1,200,861     1,161,316

Cost of revenues (exclusive of depreciation and ........      825,502       851,512
amortization shown separately below)


Operating expenses
   Personnel expenses ..................................       56,249        73,174
   Consulting, professional and directors fees .........       85,428        98,931
   Other selling, general and administrative expenses ..      126,353       134,736
   Depreciation and amortization .......................       90,600        71,317
                                                           ----------    ----------
     Total operating expenses ..........................      358,630       378,158

Income/(loss) from operations ..........................       16,729       (68,354)

Interest income ........................................          727           133
Interest expense .......................................      (32,341)      (25,180)
Foreign exchange gain, net .............................        3,630         2,494
                                                           ----------    ----------
Total other expense ....................................      (27,984)      (22,553)

Loss before income taxes and equity in loss of affiliate      (11,255)      (90,907)
Income taxes ...........................................         --            --
                                                           ----------    ----------
Loss before equity in loss of affiliate ................      (11,255)      (90,907)
Net gain from sale of equity investment ................       69,672          --
                                                           ----------    ----------

Net income/(loss) ......................................       58,417       (90,907)
                                                           ==========    ==========

      See accompanying notes to unaudited condensed financial statements.

                  Elender Business Communications Services Rt.
                  Unaudited Condensed Statements of Cash Flows
                     Quarters Ended March 31, 2004 and 2003
                                   In HUF'000


                                                                     2004 Q1     2003 Q1
Cash flows from operating activities
Net profit/(loss) ...............................................     58,417     (90,907)
Adjustments to reconcile net profit to net cash used in operating activities:
Depreciation and amortization ...................................     90,600      71,317
Gain from sale of equity investment .............................    (69,672)       --
Changes in assets and liabilities
Receivables .....................................................   (108,807)    410,677
Prepaid and other assets ........................................     24,267     (65,211)
Payables and other current liabilities ..........................     38,718     (73,075)
Deferred revenue ................................................     (4,264)
                                                                                (247,989)
                                                                    --------    --------
Net cash provided by operating activities .......................     29,259       4,812

Cash flows from investing activities:
Purchase of property and equipment ..............................    (61,872)     (8,526)
                                                                    --------    --------
Net cash used in investing activities ...........................    (61,872)     (8,526)

Cash flows from financing activities:
Repayment of short-term and long-term loans .....................    (43,208)    (39,988)
                                                                    --------    --------
Net cash used in financing activities ...........................    (43,208)    (39,988)

Decrease in cash and cash equivalents ...........................    (75,821)    (43,702)
                                                                    --------    --------
Cash and cash equivalents, beginning of period ..................     76,702     100,068
Cash and cash equivalents, end of period ........................        881      56,366
                                                                    ========    ========

      See accompanying notes to unaudited condensed financial statements.

Basis of presentation

Elender Business Communications Services Rt. (the "Company") is a Hungarian Corporation, which is owned by Vitonas Investments Limited, a company with registered seat in Cyprus ("Vitonas"), Certus Kft., a Hungarian corporation
("Certus") and Rumed 2000 Kft. The Company is an Internet service provider in Hungary.

The accompanying unaudited condensed financial statements of the Company are stated in Hungarian Forints ("HUF") (the currency in Hungary) and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission regarding interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, these financial statements include all adjustments, consisting mainly of normal recurring accruals, necessary for a fair presentation of the results for the interim periods presented. Results for the interim periods are not necessarily indicative of the results for a full fiscal year. These unaudited condensed financial statements should be read in conjunction with the Company's audited financial statements and notes thereto as of and for the year ended December 31, 2003.

Material events

In the first quarter of 2004, the Company sold its investment in its affiliate (Index Rt) for HUF 171,920,000 to Wallis. The sale was affected through a reduction of the short-term related party loan liabilities due to Wallis.

The Company has concluded a new bank loan agreement with Commerzbank Rt on June 1, 2004. This loan agreement was signed and replaced the existing loan facilities with Raiffeisen and to increase the current loan facilities to HUF 350 million and the overdraft facilities limit to HUF 450 million. Amounts outstanding on the Raiffeisen Loan were fully repaid

                           EUROWEB INTERNATIONAL CORP.
                                 AND ELENDER RT

              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                              Basis of Preparation

The accompanying unaudited pro forma consolidated financial statements give effect to the acquisition by Euroweb International Corporation ("Euroweb" or the "Company") of 100% of Elender Business Communications Rt. ("Elender") for
$6,891,897 in cash consideration (including direct transaction costs and registration cost of $391,897) and 677,201 shares of Euroweb's common stock with the fair value of $2,508,353 excluding registration costs. The acquisition is accounted for using the purchase method of accounting. Under this method, the purchase price has been allocated to the assets and liabilities. The final purchase price allocation was calculated based on the transaction value and the fair values of Elender identifiable assets and liabilities at the date of closure as of June 9, 2004. The purchase accounting adjustments were finalized in the financial statements as of December 31, 2004.

In addition, the unaudited pro forma consolidated financial statements also reflect the effect of the sale of 100% of Euroweb Slovakia ("Euroweb Slovakia"), a wholly owned subsidiary of the Company, which occurred on April 15, 2005. Pro forma presentation of all periods is required for discontinued operations that are not yet required to be reflected in historical statements. The unaudited pro forma consolidated financial information reflects the pro forma impact on the Company's financial position and results of operations of the sale of Euroweb Slovakia for the historical periods presented. The Company believes that the sale of Euroweb Slovakia meets the criteria for presentation as a discontinued operation under the provisions of Statements of Financial Accounting Standard ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Therefore, pro forma adjustments to reflect the disposition of Euroweb Slovakia are presented in the pro forma consolidated balance sheet and statements of operations. In the future historical results of Euroweb Slovakia will be reported in the Company's consolidated financial statements as a discontinued operation.

The accompanying unaudited pro forma consolidated financial statements were prepared based on the Company's interpretation of guidance issued by the United States Securities and Exchange Commission (specifically Article 11 of Regulation S-X). The unaudited pro forma consolidated balance sheet gives effect to the disposition of Euroweb Slovakia as if it occurred on December 31, 2004. The unaudited pro forma consolidated statements of operations give effect to the acquisition of Elender as if it occurred on January 1, 2004 and gives effect to the disposition of Euroweb Slovakia as if it occurred on January 1, 2003.

The pro forma adjustments described in the accompanying notes are based upon available information and certain assumptions that management believes are reasonable. The unaudited pro forma consolidated statements of operations are for illustrative purposes only and are not necessarily indicative of the actual results of operations that would have occurred had the transactions described above occurred on the date indicated, nor are they necessarily indicative of future operating results. No account has been taken within the unaudited pro forma consolidated financial statements to any synergy or any severance and restructuring costs that may, or may be expected to, occur following the acquisition. The unaudited pro forma consolidated financial statements are only a summary and should be read in conjunction with the historical consolidated financial statements and related notes of Euroweb and Elender and other information included in this registration statement.

All pro forma amounts are presented in U.S. dollars, the reporting currency of Euroweb.

There were no business transactions between Euroweb and its subsidiaries and Elender during the periods presented.

                        Euroweb International Corporation
                 Unaudited Pro Forma Consolidated Balance Sheet
                                December 31, 2004

                                                                Euroweb       Pro Forma
                                                              Historical     Adjustments            Pro Forma
ASSETS
  Current Assets
    Cash and cash equivalents                                  $ 4,537,633     $ 1,394,036  (1)      $ 5,931,669
    Trade accounts receivable, net                               3,695,990       (111,859)  (2)        3,584,131
    Related party receivables                                    1,869,667               -             1,869,667
    Unbilled receivable                                          1,107,501        (17,256)  (2)        1,090,245
    Prepaid and other current assets                               858,694        (45,443)  (2)          813,251
    Deferred tax asset                                             253,425              -                253,425
         Total current assets                                   12,322,910       1,219,478            13,542,388

  Property and equipment, net                                    7,253,113       (234,557)  (2)        7,018,556
  Goodwill                                                       5,806,181               -             5,806,181
  Intangibles - customer contracts                               2,053,288               -             2,053,288
  Other assets                                                     568,356               -               568,356

       Total assets                                            $28,003,848       $ 984,921           $28,988,769


LIABILITIES AND STOCKHOLDERS' EQUITY
  Current Liabilities
    Trade accounts payable                                      $4,254,759     $ (133,192)  (2)       $4,121,567
    Related party payables                                         564,818               -               564,818
    Related party loan payable - short term portion                543,568               -               543,568
    Overdrafts and current portion of bank loans                   321,704               -               321,704
    Notes payable                                                  808,441               -               808,441
    Other current liabilities                                    1,091,470       (288,593)  (2)          802,877
    Accrued expenses                                             2,808,073         290,000  (3)        3,098,073
    Deferred IRU revenue                                            46,000               -                46,000
    Deferred other revenue                                       1,260,225       (692,771)  (2)          567,454
       Total current liabilities                                11,699,058       (824,556)            10,874,502

Non-current liabilities
   Deferred tax liability                                          253,425               -               253,425
   Related party loan payable                                      543,568               -               543,568
   Bank loans                                                      747,085               -               747,085
   Deferred IRU revenue                                            797,334               -               797,334
   Lease obligations                                               148,359         (6,701)  (2)          141,658

       Total liabilities                                        14,188,829       (831,257)            13,357,572

   Stockholders' Equity
   Preferred stock, $.001 par value - Authorized 5,000,000
   shares;
      no shares issued or outstanding                                    -                                     -
   Common stock, $.001 par value - Authorized 35,000,000
   shares;
   Issued and outstanding 5,342,533 shares                          24,807               -                24,807
   Additional paid-in capital                                   50,780,084               -            50,780,084
   Accumulated deficit                                         (35,982,726)      1,850,939  (4)      (34,131,787)
   Accumulated other comprehensive losses:                         108,266         (34,761) (5)           73,505
   Treasury stock -  175,490 common shares, at cost             (1,115,412)              -            (1,115,412)

      Total stockholders' equity                                13,815,019       1,816,178            15,631,197

      Total liabilities and stockholders' equity               $28,003,848        $984,921           $28,988,769

           See notes to unaudited pro forma consolidated balance sheet

                        Euroweb International Corporation
             Notes to Unaudited Pro Forma Consolidated Balance Sheet



1) Adjustment to reflect the cash proceeds received upon the sale of Euroweb Slovakia of $ 2,700,000 and the elimination of $ 1,305,964 of cash at Euroweb Slovakia

2) Adjustment to eliminate assets sold and liabilities transferred upon the sale of Euroweb Slovakia

3) Pro forma adjustment to reflect the accrual of the estimated direct transaction costs of $26,000 to be paid in connection with the sale of Euroweb Slovakia and an estimated $264,000 severance and success fee payable to the CEO and CFO of Euroweb Slovakia according to their incentive agreement

4) Adjustment to reflect the estimated pro forma gain on the sale of Euroweb Slovakia net of the estimated tax liability (expected to be zero). Because the estimated pro forma gain assumes the Disposition was consummated on December 31, 2004, the estimated pro forma gain will ultimately differ from the actual gain that occurred at the April 15, 2005 date of sale.


5) Adjustment to eliminate cumulative other comprehensive losses derived from Euroweb Slovakia.

                           Euroweb International Corp.
            Unaudited Pro Forma Consolidated Statement of Operations
                      For the Year Ended December 31, 2004

                              Euroweb           Pro forma      Pro forma       Elender           Pro                Pro forma
                              historical       adjustments      results       January 1,        forma             results after
                                               reflecting        after       2004 - June     adjustments           disposition
                                               disposition    disposition      8, 2004       reflecting             of Euroweb
                                               of Euroweb     of Euroweb         (C)         acquisition           Slovakia and
                                                Slovakia        Slovakia                     of Elender             reflecting
                                                   (E)                                                             acquisition
                                                                                                                    of Elender

Revenues
Third party                      $28,111,786   $(3,827,738)    $24,284,048     $10,455,801        $98,124    (B)     $34,837,973
Related party                      8,503,939             -       8,503,939          98,124        (98,124)   (B)       8,503,939
                                  ----------      ---------     ----------       ---------        ---------         -------------
              Total Revenues      36,615,725    (3,827,738)     32,787,987      10,553,925              -             43,341,912

Cost of revenues (excluding
depreciation and amortization
shown separately below)
 Third party                      17,233,994    (1,373,937)     15,860,057       6,854,582              -             22,714,639
 Related party                     6,198,505             -       6,198,505           8,020              -              6,206,525
                                  ----------      ---------     ----------       ---------        ---------         -------------
         Total Cost of
revenues (excluding depreciation
and amortization shown separately
below)                            23,432,499    (1,373,937)     22,058,562       6,862,602              -             28,921,164

Operating expenses
   Compensation and related
costs                              4,182,977    (1,319,609)      2,863,368         502,073              -              3,365,441
   Consulting and
professional fees                  2,829,525      (141,296)      2,688,229         766,074              -              3,454,303
   Other selling, general
and administrative expenses        4,237,848      (522,983)      3,714,865       1,307,151              -              5,022,016
   Depreciation and
amortization                       2,610,764      (157,555)      2,453,209       1,138,432       1,026,644      (A)    4,618,285
                                  ----------      ---------     ----------       ---------        ---------         -------------
       Total operating
expenses                          13,861,114    (2,141,443)     11,719,671       3,713,730       1,026,644            16,460,045

Loss from operations                (677,888)     (312,358)      (990,246)        (22,407)      (1,026,644)          (2,039,297)

   Net interest (expense)
income                              (217,672)     (32,672)       (250,344)       (280,339)             -               (530,683)
   Other expenses                   (170,000)                    (170,000)                                             (170,000)
   Gain from sale of
subsidiaries                          28,751             -          28,751         334,174              -                362,925

Loss before income taxes          (1,036,809)     (345,030)     (1,381,839)         31,428       (1,026,644)          (2,377,055)
                                  ----------      ---------     ----------       ---------        ---------         -------------
Provision for income taxes            62,367       (31,276)         31,091               -              -      (D)        31,091
                                  ----------      ---------     ----------       ---------        ---------         -------------
Income (loss) from
continuing operations            $(1,099,176)    $(313,754)   $ (1,412,930)        $31,428      $(1,026,644)         $(2,408,146)
                                  ----------      ---------     ----------       ---------        ---------         -------------
Loss from continuing
operations per share, basic
and diluted                            $(.22)                        $(.28)                                                $(.45)

Weighted average number of
shares outstanding, basic
and diluted                        5,043,822                     5,043,822                                              5,342,533


 See accompanying notes to the unaudited pro forma consolidated financial statements.

                           Euroweb International Corp.
            Unaudited Pro Forma Consolidated Statement of Operations
                      For the Year Ended December 31, 2003

                              Euroweb           Pro forma      Pro forma
                              historical       adjustments      results
                                               reflecting        after
                                               disposition    disposition
                                               of Euroweb     of Euroweb
                                                 Slovakia      Slovakia
                                                   (E)
Revenues
Third party                      $16,376,349   $(3,424,633)    $12,951,716
Related party                      5,740,709             -       5,740,709
                                 -----------   ------------    ------------
              Total Revenues      22,117,058    (3,424,633)     18,692,425

Cost of revenues (exclusive of depreciation and amortization shown separately below)

 Third party                       8,155,836    (1,424,905)      6,730,931
 Related party                     5,796,350             -       5,796,350
                                 -----------   ------------    ------------
              Total Cost of
Revenues (excluding depreciation
and amortization shown separately
below)                            13,952,186    (1,424,905)     12,527,281

Operating expenses
   Compensation and related
costs                              2,814,868    (1,006,673)      1,808,195
   Consulting and
professional fees                  2,074,565      (153,325)      1,921,240
   Other selling, general
and administrative expenses        2,458,429      (385,721)      2,072,708
  Goodwill impairment                887,957      (563,000)        324,957
  Impairment of intangibles          100,364             -         100,364
   Depreciation and
amortization                       1,636,133      (338,822)      1,297,311
                                 -----------   ------------    ------------
       Total operating             9,972,316    (2,447,541)      7,524,775
expenses

Loss from operations              (1,807,444)      447,813      (1,359,631)

   Net interest (expense)
income                               344,320        9,279          353,599
 Foreign exchange gain, net                -                             -
   Gain from sale of
subsidiaries                         109,621             -         109,621

Loss before income taxes          (1,353,503)      457,092        (896,411)
                                 -----------   ------------    ------------
Provision for income taxes            61,590             -          61,590
                                 -----------   ------------    ------------

Income (loss) from
continuing operations            $(1,415,093)    $ 457,092       $(958,001)
                                 -----------   ------------    ------------
Loss from continuing
operations per share, basic
and diluted                            $(.30)                        $(.21)

Weighted average number of
shares outstanding, basic
and diluted                        4,665,332                     4,665,332

 See accompanying notes to the unaudited pro forma consolidated financial statements.

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


Basis of presentation:


These unaudited pro forma consolidated financial statements reflect the final allocation of the purchase price. In accordance with the purchase method of accounting prescribed by SFAS No. 141 "Business Combinations" ("SFAS 141"), the Company allocated the consideration to the tangible net assets and liabilities and intangible assets acquired, based on their estimated fair values. The consideration has been allocated as follows:


       Fair value of Elender Rt.'s recorded assets acquired and
       liabilities assumed                                            1,379,404
       Identified intangibles - customer contracts                    2,730,420
       Excess purchase price over allocation to identifiable
       assets and liabilities (Goodwill)                              5,240,181

     Total Consideration                                            $ 9,350,005


In performing this purchase price allocation of acquired intangible assets, the Company considered its intention for future use of the assets, analyses of historical financial performance and estimates of future performance of Elender Rt.'s services, among other factors. Acquired identifiable intangible assets obtained in the Company's acquisition of Elender Rt. relate to customer contracts which are being amortized over the estimated useful life of 2.5 years.

The Company estimated the fair values of the identified intangibles - customer contracts using the "income" valuation approach and discount rates ranging from 14% to 18%. The discount rates selected were based in part on the Company's weighted average cost of capital and determined after consideration of the Company's rate of return on debt and equity, and the risk associated with achieving forecasted cash flows.

The excess of the purchase price over the fair value of the identifiable tangible and intangible net assets acquired was assigned to goodwill. In accordance with SFAS No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"), goodwill will not be amortized but will be tested for impairment at least annually.

The final total purchase price of $9,350,005 consists of $6,500,000 cash, 677,201 shares of Euroweb's common stock with an estimated fair value of $2,508,353 excluding registration costs, and estimated direct transaction costs of $341,652. Under US GAAP, securities issued in a purchase business combination should be valued at market prices for a reasonable period before and after the measurement date in determining the fair value of the securities issued. For the purposes of these unaudited pro forma consolidated financial statements, the purchase consideration has been estimated using a closing date of the transaction, June 9, 2004, as the measurement date (as the number of shares was not known until such date). Accordingly, Euroweb's shares issued in consideration are valued based on the average closing price of the Company's common stock for the five consecutive trading days between June 7, 2004 and June 14, 2004, which was $3.704 per share.

Pro forma adjustments:

(A) To reflect the straight-line amortization of acquired customer contracts over an expected useful life of 2.5 years as well as the adjustment to depreciation for the effect of the fair value adjustment of acquired property and equipment.

(B) The revenues classified as "Related Party revenues" in the historical Elender statement of operations were sales to certain significant shareholders of Elender which became shareholders of Euroweb. Each selling party will have less than 10% of ownership in Euroweb, so they are not categorized as related parties and those transactions are shown as third party transactions.

(C) The historical results of operations of Elender have been derived from Elender's historical financial statements (denominated in Hungarian Forint) and translated, for the purpose of preparing pro forma financial information, into U.S. dollars using the following exchange rates:

Pro forma consolidated statement of operations for the period Jan 1,2004 to June 8, 2004 - 208.27 HUF/US$ (average exchange rate)

(D) No adjustments were made to reflect the income tax effect of increased amortization of intangibles since Euroweb has significant net operating loss carryforwards and, therefore, does not expect to have taxable income in the foreseeable future.

(E) The historical results of operations of Euroweb Slovakia have been derived from Euroweb's historical financial statements (denominated in Slovak Crowns) and translated, for the purpose of preparing pro forma financial information, into U.S. dollars using the following exchange rates:

Pro forma consolidated statement of operations for the year ended December 31, 2003 - 36.86 SKK/US$ (average exchange rate)

Pro forma consolidated statement of operations for the year ended December 31, 2004 - 32.23 SKK/US$ (average exchange rate)

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Delaware law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT


SEC Registration fee                         $   1,266.58
Accounting fees and expenses                   227,000.00*
Legal fees and expenses                         35,000.00*
Miscellaneous                                    4,323.00
                                    TOTAL    $ 266,566.68*
                                             ============

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

On February 23, 2004, we entered into a Shares Purchase Agreement with Vitonas Investments Limited, a company with registered seat in Cyprus, Certus Kft., a Hungarian corporation and Rumed 2000 Kft., a Hungarian corporation, to acquire their 100% interest in Elender is a Hungarian corporation. Elender is an Internet service provider located in Hungary that provides internet access to the corporate and institutional (public) sector and, amongst others, 2,300 schools in Hungary. The Elender acquisition was closed on June 9, 2004. The total purchase price paid by our company for the acquisition included cash in the amount of $6,500,000 and 677,201 shares of our common stock.

* All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Euroweb International Corp., a Delaware corporation.

Exhibit Number                 Description
-------------- -----------------------------------------------------------------
2.1            Subscription Agreement and Option Agreement with KPN(1)(2)

3.1            Certificate of Incorporation filed November 9, 1992(1)

3.2            Amendment to Certificate of Incorporation filed July 9,1997(2)

3.3            Restated Certificate of Incorporation(6)

3.4            Amendment to the Restated Certificate of Incorporation(7)

3.5            By-laws(2)

4.1            Form of Common Stock Certificate(1)

4.2            Intentionally left blank

4.3 Placement Agreement between Registrant and J.W. Barclay & Co., Inc. and form of Placement Agent Warrants issued in connection with private placement financing(1)

5.1            Opinion of Sichenzia Ross Friedman Ference LLP

10.1 Shares Purchase Agreement between PanTel Tavkozlesi es Kommunikacios rt., a Hungarian company, and Euroweb International Corp., a Delaware corporation (3)

10.2 Guaranty by Euroweb International Corp., a Delaware corporation, in favor of PanTel Tavkozlesi es Kommunikacios rt., a Hungarian company (3)

10.3 Shares Purchase Agreement between Vitonas Investments Limited, a Hungarian corporation, Certus Kft., a Hungarian corporation, Rumed 2000 Kft., a Hungarian corporation and Euroweb International Corp., a Delaware corporation, dated as of February 23, 2004. (4)

10.4           Shareholding  Interest  Sale and Purchase and Loan Assignment
               Areement  by  and  between   Euroweb International   Corp.   and
               ETEL Group   Limited (8)

10.5 Securities Purchase Contract by and between Euroweb International Corp. and DanubiaTel a.s. dated April 15, 2005 (9)

10.6 Contract on Taking Over Debt by and between Euroweb International Corp., DanubiaTel a.s. and Euroweb Slovakia a.s. dated April 15, 2005 (9)

10.7 Contract on Receivables Setting-off by and between Euroweb International Corp. and DanubiaTel a.s. dated April 15, 2005 (9)

14.1 Code of Ethics and Business Conduct of Officers, Directors and Euroweb International Corp. (10)

16.1           Letter from KPMG Hungaria Kft. dated April 20, 2005(9)

23.1           Consent from KPMG Hungaria Kft.

23.2           Consent from Deloitte Auditing and Consulting Ltd.

23.3           Consent from Counsel (incorporated in Exhibit 5.1)

(1) Exhibits are incorporated by reference to Registrant's Registration Statement on Form SB-2 dated May 12, 1993 (Registration No. 33-62672-NY, as amended)
(2)  Filed with Form 10-QSB for quarter ended June 30, 1998.
(3)  Filed as an exhibit to Form 8-K on February 27, 2004.
(4)  Filed as an exhibit to Form 8-K on March 9, 2004.
(5)  Filed as an exhibit to Form 10-KSB for the year ended December 31, 2003.
(6)  Filed as exhibit A to the Definitive Proxy filed on May 7, 2003.
(7)  Filed as exhibit A to the Definitive Proxy filed on May 12, 2004.

(8) Filed as Exhibit 10.1 to the Form 8-K Current Report filed with the Securities and Exchange Commission on December 3, 2004
(9) Filed as Exhibit 16.1 to the Form 8-K Current Report filed with the Securities and Exchange Commission on April 20, 2005
(10) Filed as an exhibit to Form 10KSB for the year ended December 31, 2002.


ITEM 28. UNDERTAKINGS.

The undersigned Company hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on April 21, 2005.

                           EUROWEB INTERNATIONAL CORP.





By:/s/ Csaba Toro
   --------------
Name:  Csaba Toro
Title: Chief Executive Officer



In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.





---------------------- --------------------------------------- -----------------
By: /s/Csaba Toro      Chief Executive Officer and Director      April 21, 2005
----------------       (Principal Executive Officer)
Csaba Toro

---------------------- --------------------------------------- -----------------
By: /s/Moshe Schnapp  President and Director                     April 21, 2005
----------------
Moshe Schnapp

---------------------- --------------------------------------- -----------------
By:/S/ Peter Szigeti   Chief Accounting Officer (Principal       April 21, 2005
--------------------   Accounting and Financial Officer)
Peter Szigeti

---------------------- --------------------------------------- -----------------
By:/s/ Stewart Reich    Chairman                                 April 21, 2005
--------------------
Stewart Reich



---------------------- --------------------------------------- -----------------
By: /s/ Gabor Ormosy   Director                                  April 21, 2005
--------------------
 Gabor Ormosy

---------------------- --------------------------------------- -----------------
By: /s/Yossi Attia     Director                                  April 21, 2005
-------------------
Yossi Attia

---------------------- --------------------------------------- -----------------
By: /s/ Ilan Kenig     Director                                  April 21, 2005
-----------------
Ilan Kenig

---------------------- --------------------------------------- -----------------